    As filed with the Securities and Exchange Commission on March 22, 2000
                                                     Registration No. 333-32224
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ----------------
                                Amendment No. 1
                                       to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ----------------
                            U.S. INTERACTIVE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                      7379                 22-3316696
---------------------------------     -----------------------------     ----------------------
(State or Other Jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)         Classification Code Number)      Identification Number)

                          2012 Renaissance Boulevard
                           King of Prussia, PA 19406
                                 (610) 313-9700

                             --------------------
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               ----------------

                              Stephen T. Zarrilli
                            Chief Executive Officer
                            U.S. Interactive, Inc.
                          2012 Renaissance Boulevard
                           King of Prussia, PA 19406
                                (610) 313-9700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               ----------------
                       Copies of all communications to:

       Merritt A. Cole, Esq.           Stephen A. Riddick, Esq.
       Susan E. Pendery, Esq.          Stephen J. Bolin, Esq.
       Dilworth Paxson LLP             Robin F. Wallace, Esq.
       3200 Mellon Bank Center         Brobeck, Phleger & Harrison LLP
       1735 Market Street              701 Pennsylvania Avenue, N.W.
       Philadelphia, PA 19103-7595     Washington, DC 20004
       (215) 575-7000                  (202) 220-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                Proposed Maximum     Proposed Maximum
  Title Of Securities         Amount To          Offering Price     Aggregate Offering         Amount Of
   To Be Registered         Be Registered           Per Share              Price          Registration Fee(4)
--------------------------------------------------------------------------------------------------------------
Common Stock, $.001
 Par Value ...........  3,650,000 Shares(1)    $ 39.375(2)           $  143,718,750(2)   $  39,954
Common Stock, $.001
 Par Value ...........     175,376 Shares      $ 34.625(3)           $    6,072,394(3)   $ 1,603.11
===============================================================================================================

(1) Includes 450,000 shares which the underwriters will have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock on March 9, 2000, as reported by the Nasdaq National Market System.

(3) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock on March 21, 2000, as reported by the Nasdaq National Market System.

(4) $39,954 has already been paid.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, dated March 22, 2000




PROSPECTUS



                               3,375,376 Shares




                               [GRAPHIC OMITTED]




                                  Common Stock
--------------------------------------------------------------------------------

     We are a leading Internet professional services firm which provides end-to-end (e2e) solutions to help companies take advantage of the business opportunities presented by the Internet and various wireless and broadband technologies.


     We are offering 3,000,000 shares of our common stock in a public offering. Some of our stockholders are offering a total of 375,376 shares owned by them in the offering. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

     Our common stock trades on the Nasdaq National Market under the symbol "USIT." On March 21, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $34.98 per share.


     Investing in our common stock involves risks. See "Risk Factors" beginning on page 6 of this prospectus.


                                               Per Share      Total
                                              -----------   ---------
Public Offering Price .....................       $         $
Underwriting Discount .....................       $         $
Proceeds to U.S. Interactive ..............       $         $
Proceeds to Selling Stockholders ..........       $         $


     We have granted the underwriters an option to purchase up to an aggregate of 450,000 additional shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover any over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     Lehman Brothers expects to deliver the shares of common stock on or about
         , 2000.


--------------------------------------------------------------------------------


LEHMAN BROTHERS

     CHASE H&Q
              DEUTSCHE BANC ALEX. BROWN

                    FIRST UNION SECURITIES, INC.
                                 ADAMS, HARKNESS & HILL, INC.

                                                        FIDELITY CAPITAL MARKETS
                         a division of National Financial Services Corporation


       , 2000

                             COVER ART DESCRIPTION

     We intend to display our Logo prominately on the left side and the right side of the inside covers. The background will be blue, with copy written in orange.

     Underneath our logo will be our name and the following phrase:

     "providing e2e Solutions to think, build, and run eBusiness"

                               TABLE OF CONTENTS






                                                   Page
                                                  -----
Prospectus Summary ............................      1
Risk Factors ..................................      6
Forward-Looking Statements ....................     13
Soft Plus Acquisition .........................     14
Use of Proceeds ...............................     15
Dividend Policy ...............................     15
Price Range of Common Stock ...................     15
Capitalization ................................     16
Dilution ......................................     17
Selected Consolidated Financial Data ..........     18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................     20


                                                   Page
                                                    ---
Business ......................................     28
Management ....................................     40
Certain Relationships and Related Transactions      48
Principal and Selling Stockholders ............     49
Description of Capital Stock ..................     52
Shares Eligible for Future Sale ...............     55
Underwriting ..................................     58
Legal Matters .................................     60
Experts .......................................     60
Additional Information ........................     61
Index to Financial Statements .................    F-1



                             ABOUT THIS PROSPECTUS

     Investors should rely only on the information contained in this prospectus. U.S. Interactive and the underwriters have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This preliminary prospectus is subject to completion prior to this offering.

     The U.S. Interactive name and design and "e-Roadmap" are registered service marks of U.S. Interactive. In addition, U.S. Interactive has filed for service mark registration of "U.S. Interactive," "IVL Methodology," "CAPTURE" and "e2e Solution." This prospectus also includes trademarks and trade names of other parties.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                              PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Generally, this prospectus does not take into account the possible sale of additional shares of common stock to the underwriters under the over-allotment option granted to the underwriters.


                             U.S. Interactive, Inc.


Our Business


     We are a leading Internet professional services firm focused on providing end-to-end (e2e) solutions to Global 2000 organizations. e2e SolutionsSM utilize Internet, wireless and broadband technologies to enable organizations to fully leverage their information resources to effectively communicate, share knowledge and conduct business transactions with key constituencies such as employees, customers, suppliers and partners. When developing our solutions, we draw upon our expertise in Internet strategy consulting, application development, digital brand creation, security and enterprise application integration.


     We deliver our services through a development platform that we created and call e-Roadmap(R). e-Roadmap is a group of service offerings that can be customized to meet the needs of each client. These services are delivered through our IVL MethodologySM, a process comprised of three phases. These phases include:

   o an "Innovation" phase, during which we define the overall vision and scope for a project

   o a "Validation" phase, during which we create and test a prototype that addresses the client's objective

   o a "Launch" phase, during which we refine, integrate and deploy the final solution


     To facilitate our implementation process, we employ an extranet template, which we refer to as CAPTURESM for ongoing client communication on individual projects. Extranets are linked computer networks designed for use by a company and third parties that the company designates. CAPTURE serves as a communications center for a client project that enables our clients to monitor and comment on a project's direction and progress on a real-time basis.


     To provide a comprehensive, integrated solution for our clients, we have created a strategic alliance network with over 25 leading providers of e-business applications, infrastructures and promotions. Some of these alliances include Akamai, BroadVision, IBM, Intel, Microsoft and Vignette.


     We have performed over 500 client projects since we commenced operations in May 1994. For the 12 month period ending December 31, 1999, we worked on approximately 200 client projects for companies such as AIG, adidas, Citigroup, Commerce One, Sprint, Thomson Consumer Electronics, Toyota and Universal Music Group.

Our Market Opportunity

     The emergence and adoption of the Internet are changing the way consumers and organizations communicate, share information and conduct business. Businesses are attempting to utilize innovative Internet strategies to develop a competitive advantage to:

     o attract and retain customers

     o lower sales costs

     o improve operational efficiencies

     o strengthen supplier relationships

     o improve communications

     However, many businesses lack the in-house expertise required to develop and deploy these solutions. Instead, many of these businesses are seeking third-party service providers that can deliver integrated Internet strategy consulting, marketing and technology expertise to develop and deploy Internet business solutions. For instance, International Data Corp. (IDC) estimates that the market for Internet professional services will grow from $7.8 billion in 1998 to $78.6 billion in 2003.


Our Strategy

     Our strategy is to strengthen our position as a provider of Internet-based business solutions. Key elements of this strategy include:

   o developing technology frameworks for repeatable e-business solutions

   o continuing vertical market penetration to take advantage of Business to Business (B2B) e-commerce opportunities

   o strengthening our relationships with technology companies such as Akamai, BroadVision, IBM, Intel, Microsoft and Vignette

   o increasing the size and scope of our business opportunities with our clients

   o enhancing our knowledge management and knowledge distribution capabilities

   o hiring and retaining skilled professionals in the areas of strategic business consulting, online marketing and Internet technology

   o expanding geographically into other metropolitan markets, both domestically and internationally


Recent Developments

     On March 8, 2000, we acquired by merger (the Merger) Soft Plus, Inc., a California corporation with headquarters in Cupertino, California, which provides electronic customer relationship management (e-CRM) solutions, primarily to wireless communications providers and to other companies in the emerging communications industry. We paid to the Soft Plus shareholders: (i) 3,391,106 unregistered shares of our common stock, (ii) $20 million in cash, and (iii) an unsecured $80 million note due to the former shareholders of Soft Plus to be paid upon the earlier of one year or the completion of this offering. In addition, we assumed the stock options which were outstanding under the Soft Plus stock option plans, which became options to purchase a total of 1,408,866 shares of our common stock.

                                 The Offering



Common stock offered by U.S. Interactive .................   3,000,000 shares
Common stock offered by the selling stockholders .........     375,376 shares
Common stock outstanding after this offering including the
  shares issued in connection with the Merger ............  26,035,479 shares
Use of proceeds ..........................................  Repayment of the $80 million note issued in the Merger, repayment of debt under credit
                                                            facilities with a commercial bank, opening of
                                                            new offices, capital expenditures, funding of
                                                            potential acquisitions and other general
                                                            corporate purposes. U.S. Interactive will not
                                                            receive any proceeds from the sale of shares
                                                            by the selling stockholders.
Nasdaq National Market symbol ............................  USIT



     Common stock outstanding after this offering is based on the pro forma number of shares outstanding as of February 29, 2000, including the shares issued in the Merger and excluding:

   o 4,668,605 shares of common stock issuable upon the exercise of stock options outstanding at February 29, 2000, at a weighted average exercise price of $24.92 per share

   o 658,493 shares of common stock reserved for future grant under U.S. Interactive's stock option plans

   o 70,000 shares of common stock issuable upon the exercise of a warrant outstanding at February 29, 2000, at an exercise price of $3.50 per share


   o on a pro forma basis, 1,408,866 shares of common stock issuable upon the exercise of stock options assumed in connection with the Soft Plus Merger, at a weighted average exercise price of $1.86 per share


                            Additional Information

We were formed in August 1991 and commenced operations in May 1994. We changed our name from MasterSmith, Inc. to U.S. Interactive, Inc. in November 1995 and reincorporated in Delaware in September 1998. We completed our initial public offering in August 1999. Our principal executive offices are located at 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 313-9700. We maintain a site on the World Wide Web at www.usinteractive.com. The information found on our site is not a part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                  Summary Consolidated Financial Information

     The following summary historical consolidated financial data has been derived from our audited consolidated financial statements and is not necessarily indicative of future anticipated results of operations. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto, and the other information contained in this prospectus.

     On March 8, 2000, we completed a merger with Soft Plus. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1999, reflects the effect of the Soft Plus merger as if the transaction had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet data as of December 31, 1999, reflects the effect of the Merger as if the transaction had occurred on December 31, 1999.

     On July 2, 1998, we completed a merger with Digital Evolution, Inc., an Internet professional services company. The results of operations of Digital Evolution have been included in our consolidated financial statements since July 1, 1998.


     The pro forma, as adjusted, balance sheet data gives effect to the sale of the shares offered by us at an assumed public offering price of $34.98 per share and the application of the net proceeds as described in "Use of Proceeds," after deducting underwriting discounts and commissions and estimated offering expenses.

                  Summary Consolidated Financial Information



                                                                                                             Year Ended
                                                         Year Ended December 31,                            December 31,
                                  ----------------------------------------------------------------------   -------------
                                      1995         1996         1997           1998            1999             1999
                                  -----------   ----------   ----------   -------------   --------------   -------------
                                                                                                             (Pro Forma
                                                  (in thousands, except per share data)                      Unaudited)
Consolidated Statements of
  Operations Data:
  Revenue .....................     $ 935        $ 1,950      $ 6,061       $  13,636       $   35,255       $  59,540
  Operating expenses ..........       882          2,295        6,319          21,927           50,098         151,274
                                    -----        -------      -------       ---------       ----------       ---------
  Income (loss) from opera-
   tions ......................        53           (345)        (258)         (8,291)         (14,843)        (91,734)
  Other income (expense),
   net ........................        (2)           235          (32)           (152)             454          (4,654)
                                    -----        -------      -------       ---------       ----------       ---------
  Income (loss) before
   income tax expense .........        51           (110)        (290)         (8,443)         (14,389)        (96,388)
  Income tax expense ..........        13             19           --              --               --              --
                                    -----        -------      -------       ---------       ----------       ---------
  Net income (loss) ...........        38           (129)        (290)         (8,443)         (14,389)        (96,388)
  Accretion of mandatorily
   redeemable preferred
   stock to redemption
   value ......................        --             --           --            (625)            (916)           (916)
                                    -----        -------      -------       ---------       ----------       ---------
  Net income (loss) attribut-
   able to common stock-
   holders ....................     $  38        $  (129)     $  (290)      $  (9,068)      $  (15,305)      $ (97,304)
                                    =====        =======      =======       =========       ==========       =========
  Net income (loss) per
   common share:
  Basic and diluted ...........     $ .01       $   (.03)    $   (.06)      $   (1.36)      $    (1.19)      $   (6.00)
                                    =====        =======      =======       =========       ==========       =========
  Weighted average shares
   outstanding used in the
   basic and diluted per
   common share calcula-
   tion .......................     2,813          4,486        4,737           6,670           12,826          16,217


                                                               December 31, 1999
                                                   -----------------------------------------
                                                                                 Pro Forma,
                                                                  Pro Forma      As Adjusted
                                                     Actual      (Unaudited)     (Unaudited)
                                                   ----------   -------------   ------------
                                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents ......................    $34,130       $   9,953       $ 29,120
Working capital (deficit) ......................     38,504         (64,520)        34,647
Total assets ...................................     62,278         411,754        430,922
Acquisition note payable .......................         --          80,000             --
Long-term debt, net of current portion .........      1,666           3,366          3,366
Total stockholders' equity .....................     49,976         311,996        411,164

                                 RISK FACTORS

     You should carefully consider the risks described below and other information in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock may decline, and you may lose all or part of your investment.


                       Risks Related to U.S. Interactive


Management of Growth -- We may be unable to manage our future growth effectively.

     Our success depends on our ability to effectively manage our future growth. Our past growth has placed significant demands on our resources. We have incurred substantial increases in expenses as our revenues have grown. As a result, our losses have increased significantly in recent periods. For example, our net loss was $14.4 million for the year ended December 31, 1999, compared to $8.4 million for the year ended December 31, 1998. Our net loss increased to $8.4 million for the year ended December 31, 1998, from $290,000 for the year ended December 31, 1997. Our net loss would have been $96.4 million for the year ended December 31, 1999, as calculated on a pro forma basis.

     A key part of our strategy is to increase our revenues, both by hiring more personnel and by acquiring additional companies, which may continue to place a strain on our resources. To manage any future growth effectively, we must, among other things, do the following:

     o hire, train and retain highly qualified employees

     o estimate our project costs and requirements accurately

     o efficiently match employees with client projects

     o maintain levels of expertise that are expected by clients

     o continue to refine our operational, financial and other systems

     o improve, upgrade and expand our infrastructure

     o manage expansion into additional geographic territories

     If we do not effectively manage any future growth we may achieve, our revenues, reputation and operating results will be materially adversely affected. We may never be able to achieve profitability.

Integration of Current and Potential Acquisitions -- We may be unable to achieve the anticipated benefits from our acquisition of Soft Plus or other acquisitions we may complete.


     On March 8, 2000, we completed the acquisition, by merger, of Soft Plus. We may, in the future, seek to consummate other acquisitions. Some of the risks we may encounter in connection with our merger with Soft Plus and any future acquisitions we may consummate include:


   o unforeseen expenses, delays and difficulties in integrating the acquired company into our organization

   o difficulties in integrating the culture of the acquired company into our own culture

   o loss of senior executives or other key employees from the acquired company

   o adverse client reaction to the acquisition including, but not limited to, a client's termination of contracts with us or with the acquired company

   o diversion of our management team's focus during the integration process

   o undisclosed or potential liabilities of the acquired company, related to its employees, operations, business contracts or intellectual property

     If we are unable to effectively manage these risks, our revenues, reputation and operating results could be materially adversely affected.

Hiring and Retaining Key Personnel and Other Employees -- Our success is dependent on our personnel, who we may not be able to retain.

     Our success depends on the continued employment of our executive management team. The employment of any of our senior executives could cease at any time. If one or more members of our executive management team cease to be employed by us, we could be materially adversely affected.

     Additionally, our success depends on our ability to identify, hire, train and retain individuals who are highly skilled in the Internet and its rapidly changing technology. There is intense competition in our industry for qualified personnel. There is currently a shortage of such personnel due to the rapid growth in demand for individuals with Internet technology-related skills. This shortage is likely to continue for the foreseeable future. We have had difficulty hiring a sufficient number of technical employees. We may not be able to attract, assimilate or retain enough qualified personnel to support our growth, and this would have a material adverse affect on our ability to retain existing projects and bid for new projects.


Revenue Concentration -- We generate a large part of our revenues from a limited number of clients.


     For the year ended December 31, 1998, our five largest clients by revenue accounted for approximately 36% of our revenues. For the year ended December 31, 1999, our five largest clients by revenue accounted for approximately 48% of our revenues. Three of these clients, Chromazone LLC (together with its affiliate, NetSmart, Inc.), Exist Corporation (formerly known as Juggernaut Partners LLC) and Thomson Consumer Electronics, Inc., accounted for 13%, 12% and 12%, respectively, of our revenues in this period. We do not have long-term contracts with these clients. We may be unable to sustain the volume of work we perform for these clients. They may terminate their relationship with us at any time without penalty. These clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these clients could have a material adverse effect on our business, financial condition and results of operations.

     Eric Pulier, our Chairman of the Board, and John D. Shulman, a director, are shareholders of Exist and owned during part of 1999, in the aggregate, 36% of the equity of Exist on a fully diluted basis. Their aggregate ownership is currently 17% on a fully diluted basis. In addition, Mr. Pulier and Mr. Shulman each hold currently exercisable options to acquire an additional 6% of the equity ownership of Exist. Mr. Shulman is the Chairman of the Board and Mr. Pulier is a director of Exist. Mr. Pulier is the sole general partner, and together with his wife, Heather Pulier, owns 100%, of Digital Evolution, L.P. Digital Evolution, L.P. owns 50% of Chromazone LLC. Chromazone LLC owns 50% of NetSmart, Inc. Mr. Pulier is a director of Chromazone LLC and a director of NetSmart, Inc. Mr. Shulman owns 4% and is a director of NetSmart, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business-Clients" and "Certain Relationships and Related Transactions" for more information relating to our clients.



Variability of Operating Results -- The variability of our operating results may adversely affect our stock price.

     Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. Fluctuations in our operating results may be significant. It is difficult for us to forecast accurately the frequency and duration of our client projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase. Our operating results may fluctuate because of:

     o the number, size and scope of projects

     o the accuracy of our project estimates

     o project delays

     o our ability to hire, train and retain qualified personnel

     o the amount and timing of client expenditures for our consulting services

     o the amount and timing of our capital expenditures and other costs relating to the expansion of our operations

     o the amortization of goodwill relating to acquisitions

     o our ability to utilize our employees in a cost efficient manner

     We also have experienced seasonality with respect to our revenues that has resulted in lower revenue during summer, year-end vacation and holiday periods.


     Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.



Contract Terminations -- If a large client project or a significant number of other client projects are terminated or reduced, we may have a large number of employees who are not generating revenue.


     Most of our client projects may be canceled by the client without penalty. We may have a large number of employees who are not generating revenue if a large client project or a significant number of client projects are terminated or materially reduced. When a client project is completed, terminated, postponed or materially reduced, we must shift our employees to other client projects or they will not be generating revenue. If we do not use these employees efficiently on other projects, our revenues will decrease and our results of operations will be materially adversely affected.


Fixed Price Contracts -- We have many fixed price contracts which create a risk that the costs we incur in performing these contracts will exceed the revenues we will receive for these contracts.


     For the year ended December 31, 1999, approximately 61% of our revenue was derived from fixed price contracts. There are many risks and difficulties associated with fixed price contracts. To achieve profitability from fixed price contracts, we must, among other things:

     o accurately estimate the resources required to perform these contracts

     o complete our clients' projects on a timely basis

     o effectively manage our clients' expectations

     o complete the projects within budget and to our clients' satisfaction

     If we do not successfully accomplish these goals, we could be exposed to cost overruns and penalties. If this occurs in connection with a large project or a sufficient number of projects, our revenues will decrease and our results of operations will be materially adversely affected.


Complex and Critical Projects -- If we fail to meet our clients' expectations, we could severely damage our reputation and have difficulty attracting new business.


     Many of our projects are complex and critical to the success of our clients' businesses. Our reputation could be severely damaged if we fail to meet a client's expectations. This could materially adversely affect our ability to attract new business from that client or others. In addition, some clients might sue us in an attempt to collect monetary damages. If these events were to occur, our revenues, results of operations and financial condition may be materially adversely affected.


Limited Management History -- The majority of our senior management team has worked together in their present capacities for less than one year.


     Subsequent to our initial public offering, we have added one new member to our senior management team, James J. Huser, the General Manager of our Los Angeles office, who became our Chief Operating Officer in December 2000. (Mr. Huser will continue to serve as General Manager of our Los Angeles office through March 2000.) Since the Merger, Mohan Uttarwar has served as President of our subsidiary, U.S. Interactive Corp. (Delaware). The majority of our senior management team has worked together in their present capacities for less than one year. Our success depends on the ability of our management team to work together effectively. Our business, revenues, results of operations and financial condition will be materially adversely affected if our management team does not manage our business effectively, or if we are unable to retain existing senior management personnel.

History of Losses -- We have a history of losses, and we may never achieve profitability.

     Since our inception, we have incurred significant losses. As of December 31, 1999, we have an accumulated deficit of approximately $24.7 million. Our net loss in 1999 was $14.4 million. Our revenue may never be sufficient for us to recognize a profit. We intend to continue to make significant investments in:

     o the development of our infrastructure

     o marketing and sales

     o geographic expansion

     As a result, we may continue to incur substantial losses even if our revenues increase. We may never achieve profitability.


Strategic Relationships -- We may not be successful in retaining our current relationships or entering into new relationships.

     We have strategic relationships with over 25 companies. We have written agreements with 12 companies, and all other strategic relationships rely on oral agreements. These relationships are non-exclusive and the other parties are free to enter similar or more favorable relationships with our competitors. Whether written or oral, the agreements underlying our relationships are general in nature, do not legally bind the parties, have indefinite terms and may be ended at the will of either party. We may not be able to maintain our existing strategic relationships, and may fail to enter into new relationships. If we are unable to maintain these relationships, the benefits we derive from these relationships to joint-market or otherwise collaborate and cooperate with these companies may be lost. If we are unable to maintain our existing strategic relationships, or fail to enter into new relationships, we may not gain access to technologies and client opportunities that are important to our business. This may have a material adverse effect on our business, financial condition and results of operations.


Intellectual Property -- Our success depends, in part, on intellectual property which may be difficult to protect. This could affect our ability to compete effectively.


     Existing trade secret and copyright laws give us only limited protection for our copyrights, trademarks, service marks and trade secrets. Third parties may attempt to disclose, obtain or use our intellectual property without paying us. This is particularly true in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. Third parties may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies.



Year 2000 -- Year 2000 compliance issues may adversely affect either our clients or us.


     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to the year 2000 was effective to prevent any problems. Computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties could result in a decrease in the services we provide, an increase in allocation of our and our client's resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by us or our clients due to such Year 2000 problems.

                         Risks Related to our Industry


Competition -- We may not be able to compete successfully.

     The market for Internet professional services is intensely competitive and subject to rapid technological change. We compete with:

     o other Internet professional services firms

     o information technology consulting and integration firms

     o web design firms

     o management consulting firms

     o software application providers

     o application service providers

     In addition, we face potential competition from the in-house technology and marketing departments of our clients and potential clients.

     Many of our current and potential competitors have advantages over us. These advantages include longer operating histories, larger client bases and significantly greater financial, personnel, marketing, sales and public relations resources. These competitors may increase their commitments to our market in response to the growth of the Internet.

     There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.

     Our revenues and results of operations will be adversely affected if we do not compete successfully.


Market Acceptance -- Continued market acceptance of our industry is uncertain.

     Widespread market acceptance of the outsourcing of the design, development and maintenance of Internet-based applications to Internet professional services firms is uncertain. Many of our potential clients may ultimately decide to perform these services in-house. In-house personnel may have better access to both key client decision-makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, companies may instead choose to design, develop or maintain their Internet-based applications internally. We will be materially adversely affected if the market for our services does not continue to develop or develops more slowly than we expect, or if our services are not accepted by the market.


Rapid Technological Change -- Our industry is characterized by rapid technological change, a pace which we may not be able to match.

     The market for Internet professional services is characterized by rapid technological change including:

     o changing client requirements and preferences

     o frequent new product and service introductions embodying new processes and technologies

     o evolving industry standards and practices

     These changes could render our existing service practices and methods out-of-date. Our success will depend, in large part, on our ability to:

     o improve on the performance and reliability of existing services

     o develop new services and solutions that address increasingly sophisticated and varied client needs

     o respond to technological advances

     o respond to emerging industry standards and practices

     o respond to the innovations of our competitors

     If we do not respond effectively to these developments, our business, financial condition and results of operations would be materially adversely affected.


Decline in Internet Usage -- Lack of growth or decline in Internet usage could cause our business to suffer.

     We have derived all of our revenue from projects involving the Internet. Our business will be adversely affected if Internet usage does not continue to grow. Internet usage may not continue to grow because of inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service, among other reasons. On the other hand, if Internet usage grows too rapidly, the Internet infrastructure may not support the demands this growth will place on it. As a result, the Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

     We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

     o security

     o cost and ease of Internet access

     o intellectual property ownership

     o privacy

     o taxation

     o liability issues

     Any costs we incur due to these factors would materially and adversely affect our business, financial condition and results of operations.


                         Risks Related to the Offering


Shares Eligible for Future Sale -- If our current stockholders sell significant amounts of additional shares of our common stock, our stock price may decline.


     The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. This may make it more difficult for us to raise funds through future offerings of our common stock. Certain shares of our common stock that were outstanding on February 29, 2000, will not be sold in the offering and will become eligible for sale without registration pursuant to Rule 144 or Rule 701 under the Securities Act as follows:

   o 3,696,687 shares are currently eligible for sale into the public market under Rule 144(k) or
     Rule 701

   o 8,141,150 shares are eligible for sale under Rule 144

   o 4,139,850 shares of common stock will become eligible for sale from time to time after the date of this prospectus under Rule 144 upon expiration of their respective holding periods

     Some holders of shares of our common stock outstanding immediately prior to the offering also have registration rights, which had been granted to them prior to our initial public offering, relating to a total of 4,000,982 shares of our common stock (other than shares which are being sold by the holder in this offering), enabling them to require us to register their shares under the Securities Act for sale in the future. In addition, we have agreed to file a registration statement on Form S-3 covering a maximum of approximately 720,088 of the shares of our common stock which we issued in the Merger. (We anticipate that we will become eligible to utilize Form S-3 in August 2000.) The former shareholders of Soft Plus also have limited piggyback registration rights relating to a maximum of approximately 690,227 of the shares of our common stock which we issued in the Merger. The underwriters have requested that the stockholders who are selling shares in this offering, who will hold a total of 660,928 shares outstanding after the offering, agree not to sell shares of our common stock for 90 days after the date of this prospectus without the consent of Lehman Brothers Inc.

Control Over U.S. Interactive -- The interests of our controlling stockholders may conflict with our interests and the interests of our other stockholders.


     Upon the consummation of the offering, eight stockholders, including two former executive officers and Safeguard Scientifics, Inc., collectively, will own approximately 40.9% of our outstanding common stock. If our controlling stockholders chose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these stockholders, we may be prevented from entering into transactions that could be beneficial to us. The interests of our controlling stockholders could conflict with the interests of our other stockholders.



Volatility of Stock Price -- Our common stock price has been and is likely to continue to be highly volatile.

     The public markets often experience extreme price and volume fluctuations. In some cases these fluctuations are unrelated to the operating performance of particular companies or industries. New issues and securities of Internet-related companies in particular are often subject to greater fluctuation than the stock markets in general. The trading price of our common stock has and may continue to fluctuate widely. This volatility may result from many events directly involving us, including our operating results, potential litigation, strategic relationship developments and analysts' statements. Volatility may also result from developments not directly involving us such as general economic, industry and market conditions and competitive developments. In particular, the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We would incur substantial costs and experience a diversion of our management's attention and resources if we were the subject of securities class action litigation.


Anti-takeover Mechanisms -- Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

     Our certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock, and the board of directors has the power to determine these voting rights. In addition, Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire control of U.S. Interactive. The effect of these provisions of our certificate of incorporation and Delaware law provisions would likely discourage third parties from seeking to obtain control of U.S. Interactive.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

     o implementing our business strategy

     o managing our growth and employee costs

     o our business and growth strategies and other statements contained herein that are not historical facts

     When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify forward-looking statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including:

     o changes in general economic and business conditions and those in the Internet professional services market in particular

     o changes in Internet-related technologies

     o actions of competitors

     o the extent to which we are able to expand our business into new markets

     o our inability to effectively manage our growth

     o the level of demand for our services

     o changes in our business strategies

     o our inability to obtain financing when required

     o other factors discussed under the caption "Risk Factors"

                             SOFT PLUS ACQUISITION

     On March 8, 2000, we acquired by merger Soft Plus, with headquarters in Cupertino, California, which provides e-CRM solutions primarily to wireless communications providers and other companies in the emerging communications industry. We paid to the Soft Plus shareholders: (i) 3,391,106 unregistered shares of our common stock, (ii) $20 million in cash, and (iii) an unsecured $80 million note due to the former shareholders of Soft Plus. In addition, we assumed the stock options which were outstanding under Soft Plus' stock option plans, which became options to purchase a total of 1,408,866 shares of our common stock. As a result of the Merger, Soft Plus became our wholly owned Delaware subsidiary with the name "U.S. Interactive Corp. (Delaware)."


     The amount of principal which we must pay under the $80 million note will be reduced under certain circumstances relating to: (i) our rights to be indemnified by the principal shareholders of Soft Plus under the Merger agreement, (ii) the results of certain audits being performed after the closing of the Merger, and (iii) costs incurred by Soft Plus in the Merger above agreed levels. The $80 million note is due and payable on the earlier of March 8, 2001 or the closing of this offering. We intend to pay the $80 million note in full with a portion of the proceeds of this offering.


     To secure any of our potential indemnification claims against the former principal shareholders of Soft Plus under the Merger agreement, we placed in escrow for one year a total of 717,972 of the 3,391,106 shares of our common stock issued in the Merger. These shares will be released from the escrow to satisfy any valid indemnification claims we make during the one-year period following March 8, 2000, the closing date of the Merger.

     We are holding an additional 127,013 of the shares of our common stock issued in the Merger. These shares were exchanged in the Merger for shares of Soft Plus common stock that had been acquired by a total of 12 persons under restricted stock purchase agreements. These shares continue to be subject to a right of repurchase upon termination of employment or engagement by us of these former Soft Plus shareholders. Our right to repurchase a portion of these shares lapses on a monthly basis over periods ranging from 30 to 36 months commencing on March 8, 2000.


     At the closing of the Merger, the President and CEO of Soft Plus, Mohan Uttarwar, entered into an employment agreement with us under which he is now employed as the President of our subsidiary, U.S. Interactive Corp. (Delaware). Moreover, on March 8, 2000, Mr. Uttarwar was appointed to fill the unexpired term of the vacant seat on our board of directors, which term ends on the date of the 2001 annual meeting of our stockholders. Since the closing of the Merger, in addition to Mr. Uttarwar, each of the other principal shareholders of Soft Plus has also become our employee and has entered into a Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement with us that, among other things, prohibits each principal shareholder from competing with us for one year following termination of his employment with us, or for a period of two years from March 8, 2000, the date the Merger closed, whichever date is later.


     Shareholders of Soft Plus holding a total of approximately 2,880,351 unregistered shares of our common stock which they received in the Merger signed an agreement requiring them to hold their shares for up to two years, with the restriction to lapse with respect to 25% of the shares every six months beginning on a date six months following the closing of the Merger. We agreed to register for resale up to 25% of the shares of our stock which are subject to the lock-up restrictions when we are eligible to register shares of our common stock on Form S-3. We granted additional limited registration rights under a registration rights agreement covering the shares of our common stock issued in the Merger. Additional information regarding the lock-up restrictions and registration rights is provided below under "Shares Eligible For Future Sale."

                                USE OF PROCEEDS


     Based on an assumed offering price of $34.98 per share, we estimate that our net proceeds from the sale of the 3,000,000 shares of our common stock by us in this offering will be approximately $99.2 million, after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by our selling stockholders.


     We intend to use approximately $80 million of the proceeds from the offering to repay the Soft Plus note. We intend to use the balance of the net proceeds to repay any outstanding balance under our revolving credit agreement with a commercial bank, open new offices and for other general corporate purposes. In addition, we may use a portion of the net proceeds from this offering for acquisitions. We actively investigate and conduct discussions with potential candidates for acquisition, joint venture opportunities or other relationships on an ongoing basis. However, we are not presently conducting discussions or negotiations with respect to any such material transactions. Pending such uses, we will invest the net proceeds of this offering in short-term, investment grade securities.


     There was an outstanding balance under our revolving credit agreement of $6 million on March 21, 2000. Borrowings under the revolving credit agreement bear interest at variable rates; on March 21, 2000, the interest rate was 9.50%. We may reborrow amounts under our revolving credit agreement, which will be available for future borrowings through December 7, 2000 (or, if we repay the Soft Plus note in full prior to that date, the line of credit will expire on March 21, 2000).



                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends, as we currently intend to retain all future earnings to fund the development and growth of our business. Future decisions regarding cash dividends on our common stock will be made by our board of directors. These decisions will depend on our results of operations, financial position, capital requirements, general business conditions and restrictions imposed by any financing arrangements. Our revolving credit agreement currently prohibits the payment of dividends.


                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq National Market since August 10, 1999, under the symbol "USIT." Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock on the Nasdaq National Market.





                                                      Common Stock Price
                                                   -------------------------
1999                                                   High          Low
----                                               -----------   -----------
Third Quarter (from August 10, 1999) ...........     $ 29.63       $ 10.00
Fourth Quarter .................................     $ 56.13       $ 18.50
2000
----
First Quarter (through March 21, 2000) .........     $ 76.50       $ 34.98



     On March 21, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $34.98 per share. As of March 21, 2000, there were approximately 459 holders of record of our common stock.

                                CAPITALIZATION

     The following table sets forth:

     o our total capitalization as of December 31, 1999

     o our pro forma capitalization as of December 31, 1999, to give effect to the Merger


     o our pro forma, as adjusted capitalization to give effect to the sale of 3,000,000 shares of common stock by us pursuant to this offering and the application of the estimated net proceeds of approximately $99.2 million. You should read this information together with the consolidated financial statements and notes to those consolidated financial statements and the unaudited pro forma combined financial statements and the notes thereto appearing elsewhere in this prospectus.




                                                                                    As of December 31, 1999
                                                                          -------------------------------------------
                                                                                                          Pro Forma,
                                                                                           Pro Forma      As Adjusted
                                                                             Actual       (Unaudited)     (Unaudited)
                                                                          ------------   -------------   ------------
                                                                                 (dollar amounts in thousands)
Long-term debt and capital lease obligations, current portion .........    $     977       $   1,528      $   1,528
Acquisition note payable, short term ..................................           --          80,000             --
                                                                           =========       =========      =========
Long-term debt and capital lease obligations, net of current portion...       1,666           3,366          3,366
                                                                           ---------       ---------      ---------
Stockholders' equity:
Preferred stock, $.001 par value; 15,000,000 shares authorized, no shares issued and outstanding -- actual, pro forma and pro forma
 as adjusted ..........................................................           --              --             --
Common stock, $.001 par value; 90,000,000 shares authorized,
 20,551,192 shares issued of which 19,488,483 are outstanding --
 actual; 23,942,298 shares issued of which 22,879,589 are out-
 standing -- pro forma and 27,098,188 shares issued of which
 26,035,479 shares are outstanding, pro forma as adjusted .............           21              24             27
Additional paid-in capital ............................................       80,581         342,598        441,763
Deferred stock compensation ...........................................         (831)           (831)          (831)
Treasury stock; 1,062,709 shares, at cost .............................       (5,055)         (5,055)        (5,055)
Accumulated deficit ...................................................      (24,740)        (24,740)       (24,740)
                                                                           ---------       ---------      ---------
Total stockholders' equity ............................................       49,976         311,996        411,164
                                                                           ---------       ---------      ---------
Total capitalization ..................................................    $  51,642       $ 315,362      $ 414,530
                                                                           =========       =========      =========



     The foregoing table excludes as of February 29, 2000:

   o 4,668,605 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $24.92 per share

   o 658,493 shares of common stock reserved for future grant under our stock option plans

   o 70,000 shares of common stock issuable upon the exercise of a warrant outstanding at February 29, 2000, at an exercise price of $3.50 per share


   o on a pro forma basis, 1,408,866 shares of common stock issuable upon the exercise of stock options assumed in connection with the Soft Plus merger at a weighted average exercise price of $1.86 per share

                                   DILUTION

     Our pro forma net tangible book value at December 31, 1999, was $(57.2) million, or $(2.50) per share of common stock. Pro forma net tangible book value per share represents the amount of our stockholders' equity less intangible assets divided by the total number of shares of common stock outstanding on a pro forma basis after giving effect to the Merger.


     Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. Our pro forma net tangible book value as of December 31, 1999, would have been $42.0 million, or $1.62 per share after

   o giving effect to our sale of 3,000,000 shares of common stock offered by this prospectus at an assumed public offering price of $34.98 per share


   o deducting underwriting discounts and estimated offering expenses

   o giving effect to the Merger


     This represents an immediate increase in pro forma net tangible book value of $4.12 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $33.36 per share to new investors purchasing shares at the assumed public offering price. The following table illustrates this per share dilution:





Assumed offering price per share .........................................                   $ 34.98
Pro forma net tangible book value per share as of December 31, 1999 ......   $(2.50)
Increase per share attributable to new investors .........................   $ 4.12
                                                                             ------
Pro forma net tangible book value per share after this offering ..........                   $  1.62
                                                                                             -------
Net tangible book value dilution per share to new investors ..............                   $ 33.36
                                                                                             =======



     The foregoing table excludes as of February 29, 2000, 6,147,471 shares of common stock issuable upon exercise of an outstanding warrant and outstanding stock options, at a weighted average exercise price of $19.39 per share. The table also excludes as of February 29, 2000, 658,493 shares reserved for future grants under our stock option plans. The exercise of the outstanding warrant and stock options will cause further dilution to new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements that are not included in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and the unaudited pro forma combined financial statements and the notes thereto.

     The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1999, reflect the effect of the Soft Plus merger, as if the transaction had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet as of December 31, 1999, reflects the effect of the Soft Plus merger as if the transaction had occurred on December 31, 1999.

                     Selected Consolidated Financial Data





                                                                      Year Ended December 31,
                                                 ------------------------------------------------------------------
                                                     1995        1996        1997          1998           1999
                                                 -----------  ----------  ----------  -------------  --------------
                                                               (in thousands, except per share data)
Consolidated Statements of Operations
 Data:
Revenue .......................................    $ 935       $ 1,950     $ 6,061      $  13,636      $   35,255
Operating costs and expenses:
 Project personnel and related expenses .......      544           945       2,841          7,405          18,687
 Management and administrative ................      316         1,012       2,196          7,876          17,370
 Research and development .....................       --            --          --             --              --
 Marketing and sales ..........................        5           277       1,013          2,054           3,531
 Depreciation and amortization ................       17            61         269          4,592          10,510
                                                   -----       -------     -------      ---------      ----------
    Total Operating Expenses ..................      882         2,295       6,319         21,927          50,098
                                                   -----       -------     -------      ---------      ----------
Income (loss) from operations .................       53          (345)       (258)        (8,291)        (14,843)
Other income (expense), net ...................       (2)          235         (32)          (152)            454
                                                   -----       -------     -------      ---------      ----------
Income (loss) before income tax expense .......       51          (110)       (290)        (8,443)        (14,389)
Income tax expense ............................       13            19          --             --              --
                                                   -----       -------     -------      ---------      ----------
Net income (loss) .............................       38          (129)       (290)        (8,443)        (14,389)
Accretion of mandatorily redeemable
 preferred stock to redemption value ..........       --            --          --           (625)           (916)
                                                   -----       -------     -------      ---------      ----------
Net income (loss) attributable to common
 stockholders .................................    $  38       $  (129)    $  (290)     $  (9,068)     $  (15,305)
                                                   =====       =======     =======      =========      ==========
Net income (loss) per common share:
Basic and diluted .............................    $ .01       $  (.03)    $  (.06)     $   (1.36)     $    (1.19)
                                                   =====       =======     =======      =========      ==========
Weighted average shares outstanding used in
 the basic and diluted per common share
 calculation ..................................    2,813         4,486       4,737          6,670          12,826

                                                   Year Ended
                                                  December 31,
                                                      1999
                                                 -------------
                                                 (in thousands,
                                                   except per
                                                  share data)
                                                   (Pro Forma
                                                   Unaudited)
Consolidated Statements of Operations
 Data:
Revenue .......................................    $  59,540
Operating costs and expenses:
 Project personnel and related expenses .......       32,051
 Management and administrative ................       25,953
 Research and development .....................        2,764
 Marketing and sales ..........................        7,187
 Depreciation and amortization ................       83,319
                                                   ---------
    Total Operating Expenses ..................      151,274
                                                   ---------
Income (loss) from operations .................      (91,734)
Other income (expense), net ...................       (4,654)
                                                   ---------
Income (loss) before income tax expense .......      (96,388)
Income tax expense ............................           --
                                                   ---------
Net income (loss) .............................      (96,388)
Accretion of mandatorily redeemable
 preferred stock to redemption value ..........         (916)
                                                   ---------
Net income (loss) attributable to common
 stockholders .................................    $ (97,304)
                                                   =========
Net income (loss) per common share:
Basic and diluted .............................    $   (6.00)
                                                   =========
Weighted average shares outstanding used in
 the basic and diluted per common share
 calculation ..................................       16,217


                                                                December 31,
                                                   --------------------------------------
                                                    1995     1996      1997       1998
                                                   ------  --------  --------  ----------
                                                               (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents ......................   $ 13    $  594    $  786    $  3,698
 Working capital (deficit) ......................    105       747       701       1,916
 Total assets ...................................    238     1,770     4,122      22,262
 Acquisition note payable .......................     --        --        --          --
 Long-term debt, net of current portion .........     --        46        79         583
 Mandatorily redeemable convertible preferred
   stock ........................................     --        --        --      17,293
 Total stockholders' equity (deficit) ...........     73     1,111     1,795      (1,820)

                                                                 December 31,
                                                   ----------------------------------------
                                                                     1999
                                                   ----------------------------------------
                                                                (in thousands)
                                                                                Pro Forma,
                                                                  Pro Forma     As Adjusted
                                                      Actual     (Unaudited)    (Unaudited)
                                                   -----------  -------------  ------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents ......................   $ 34,130     $    9,953      $ 29,120
 Working capital (deficit) ......................     38,504        (64,520)       34,647
 Total assets ...................................     62,278        411,754       430,922
 Acquisition note payable .......................         --         80,000            --
 Long-term debt, net of current portion .........      1,666          3,366         3,366
 Mandatorily redeemable convertible preferred
   stock ........................................         --             --            --
 Total stockholders' equity (deficit) ...........     49,976        311,996       411,164


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated financial statements and the notes to those financial statements elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.


Overview


     Revenue. Revenue is derived from fixed fee or time and materials contracts. Revenue under fixed fee arrangements is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Fees and expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed to date. These amounts are recorded as an asset. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned. These amounts are recorded as a liability. Revenues exclude reimbursable expenses charged to clients. Losses on projects in progress are recognized when known.


     Approximately 61% of our revenue for the year ended December 31, 1999, was derived from fixed fee arrangements. The percentage of our revenue that is derived from fixed fee arrangements may increase in the future. Substantially all of our client projects may be terminated early by the client without penalty.



     Cost Structure. The largest portion of our costs consists of employee-related expenses for our project personnel and other direct costs, such as third-party vendor costs. The remainder of our costs are associated with the development of our business and support of our project personnel, such as marketing and sales, and management and administrative support. Marketing and sales consists primarily of personnel costs and commissions as well as the costs associated with our development and maintenance of our marketing materials and programs. Management and administrative expense consists primarily of the costs associated with:



     o operations


     o finance


     o human resources


     o information systems


     o facilities and other administrative support for project personnel



     We regularly review our fees for services, compensation and overhead costs in an effort to remain competitive within our industry. In addition, we monitor the progress of client projects with our clients' senior management from time to time. Monitoring the costs and progress associated with each project is aided by our intranet-based project management systems. We manage the activities of our service delivery personnel by monitoring project schedules closely and staffing requirements for new projects. Most of our client projects can, and may in the future, be terminated by the client without penalty. As a result, an unanticipated termination of a client project could require us to maintain underutilized employees, resulting in higher than expected percentage and number of inactive professionals. While we intend to adjust our professional staff to reflect our active projects, we must maintain a sufficient number of senior professionals to oversee existing and anticipated client projects and participate in our sales efforts to secure new client projects.



     Variability of Operating Results. Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. These fluctuations may be significant. It is difficult for us to forecast accurately the frequency and duration of our projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase. We also have experienced seasonality with respect to our revenues that has resulted in lower revenue during summer, year-end vacation and holiday periods.

     In July 1998, we completed the Digital Evolution merger, which resulted in the issuance of 4,383,954 shares of common stock and 1,573,533 shares of Series A preferred stock to the shareholders of Digital Evolution. Prior to the merger, Digital Evolution was an Internet professional services firm. The Digital Evolution merger has been accounted for using the purchase method of accounting. Of the total value of the consideration paid of $17.0 million, $872,000 has been allocated to the fair value of the net tangible assets acquired and liabilities assumed, and $16.1 million has been allocated to goodwill and other intangible assets, which is being amortized over a two year period. The annual amortization expense associated with this goodwill and other intangible assets is approximately $8.0 million. The results of operations of Digital Evolution have been consolidated with our results of operations since July 1, 1998.


     In March 1999, we acquired certain assets and assumed certain liabilities of InVenGen LLC, a regional Internet professional services firm, in exchange for 584,800 shares of our common stock having an estimated fair market value of $2,924,000 at the time of the transaction. The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired and liabilities assumed. The balance of the purchase price was recorded as goodwill and is being amortized over two years. The results of operations of InVenGen LLC have been consolidated with our results of operations since April 1, 1999.


     In March 2000, we acquired by merger Soft Plus, a provider of e-CRM solutions. We paid to the Soft Plus shareholders in the Merger: (i) 3,391,106 unregistered shares of our common stock, (ii) $20 million in cash, and (iii) an unsecured $80 million note due to the former shareholders of Soft Plus to be paid upon the earlier of one year or the completion of this offering. In addition, we assumed the stock options which were outstanding under Soft Plus' stock option plans, which became options to purchase a total of 1,408,866 shares of our common stock. The Merger will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated to the net assets acquired and liabilities assumed. The balance of the purchase price will be allocated to goodwill and other intangible assets and amortized over their estimated useful lives of approximately five years.


Results of Operations

     The following table sets forth, as a percentage of revenue, our statement of operations for the years ended December 31, 1997, 1998 and 1999.



                                                                           Year Ended December 31,
                                                                    -------------------------------------
                                                                       1997          1998         1999
                                                                    ----------   -----------   ----------
Statement of Operations Data:
Revenue .........................................................      100%          100%         100%
Operating costs and expenses:
 Project personnel and related expenses .........................       47            54           53
 Management and administrative ..................................       36            58           49
 Marketing and sales ............................................       17            15           10
 Depreciation and amortization ..................................        4            34           30
                                                                       ---           ---          ---
   Total operating expenses .....................................      104           161          142
                                                                       ---           ---          ---
Operating loss ..................................................       (4)          (61)         (42)
Other income (expense), net .....................................       (1)           (1)           1
                                                                       ---           ---          ---
Loss before income tax expense ..................................       (5)          (62)         (41)
Income tax expense ..............................................       --            --           --
                                                                       ---           ---          ---
Net loss ........................................................       (5)          (62)         (41)
Accretion of mandatorily redeemable preferred stock to redemption
 value ..........................................................       --            (5)          (2)
Net loss attributable to common stockholders ....................       (5)%         (67)%        (43)%
                                                                       ===           ===          ===

1999 Compared to 1998


     Revenue. Revenue increased $21.7 million, or 159%, to $35.3 million for the year ended December 31, 1999 from $13.6 million for the year ended December 31, 1998. This increase in revenue was primarily due to growth in services delivered to new clients, additional projects for existing clients and larger average project sizes.



     Project Personnel and Related Expenses. Project personnel and related expenses consist primarily of payroll, associated taxes, employee benefits and any third-party fees incurred in the delivery of our services. These costs increased $11.3 million, or 152%, to $18.7 million for the year ended December 31, 1999, from $7.4 million for the year ended December 31, 1998. The increase was primarily due to the increase in the hiring of project personnel as well as increased contracted services associated with the increased demand for our services. Headcount for project personnel as of December 31, 1999, was 245 compared with 131 as of December 31, 1998. As a percentage of revenue, project personnel and related expenses were 53% for the year ended December 31, 1999, and 54% for the year ended December 31, 1998.


     Management and Administrative. Management and administrative expenses increased $9.5 million, or 121%, to $17.4 million for the year ended December 31, 1999, from $7.9 million for the year ended December 31, 1998. The increase was principally due to expenses incurred to accommodate current and anticipated growth, including the expansion of office facilities and the increased cost of management and administrative personnel and other general operating expenses in the areas of legal, accounting, human resources, travel and general operations. Office rent expense increased to $2.1 million for the year ended December 31, 1999, from $1.1 million for the year ended December 31, 1998. Management and administrative headcount increased to 112 as of December 31, 1999, from 58 as of December 31, 1998. The increases in office rent and personnel accounted for 11% and 40% of the overall increase, respectively. As a percentage of revenue, management and administrative expense was 49% for the year ended December 31, 1999, and 58% for the year ended December 31, 1998.


     Marketing and Sales. Marketing and sales expenses increased $1.5 million, or 71%, to $3.5 million for the year ended December 31, 1999, from $2.1 million for the year ended December 31, 1998. The increase was attributable to the continuing investment in our marketing and sales programs including the hiring of new business development and marketing personnel. As a percentage of revenue, marketing and sales expenses were 10% for the year ended December 31, 1999, and 15% for the year ended December 31, 1998.


     Depreciation and Amortization. Depreciation and amortization increased $5.9 million to $10.5 million for the year ended December 31, 1999, from $4.6 million for the year ended December 31, 1998. The increase was primarily due to amortization of approximately $1.3 million from the InVenGen LLC acquisition in March 1999 and a $4.1 million increase in amortization expense associated with the Digital Evolution merger which was effective July 2, 1998. These amounts are being amortized over a two year period. There were also increased capital expenditures for new equipment and leasehold improvements.


     Other Income (Expense). Other income increased $606,000 to $454,000 for the year ended December 31, 1999 compared to an expense of $152,000 for the year ended December 31, 1998. The increases were primarily attributable to increased interest income from cash investments which was partially offset by increased interest expense from borrowings under the bank line of credit and term loan. The average aggregate balance outstanding on our line of credit and our term loan was $2.0 million during the year ended December 31, 1999, as compared to $1.4 million during the year ended December 31, 1998. Interest expense under these facilities was $146,000 for the year ended December 31, 1999, and $93,000 for the year ended December 31, 1998.



     Interest Income. Our cash, cash equivalents and short-term investments are invested primarily in money market accounts. During 1998, we received $10.8 million of net proceeds from the sale of our preferred stock. During the year ended December 31, 1999, we received $44.5 million of net proceeds from the sale of shares of our common stock in our initial public offering. The increase in interest income in 1998 and the year ended December 31, 1999, was primarily due to the significant increase in our cash and cash equivalents throughout 1998 and 1999 as a result of these transactions.

     Income Tax Expense. As a result of our losses, we had no income tax expense for either the year ended December 31, 1999, or the year ended December 31, 1998. As of December 31, 1999 we had approximately $9.9 million and $8.3 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. The federal net operating loss carryforwards will expire between 2010 and 2019, if not utilized. The state net operating loss carryforwards will expire through the year 2019, if not utilized.


     Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to our prior and current equity transactions, our net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.


1998 Compared to 1997


     Revenue. Revenue increased by $7.5 million, or 123%, to $13.6 million for the year ended December 31, 1998, from $6.1 million for the year ended December 31, 1997. The increase is primarily attributable to the Digital Evolution merger as well as an increase in the volume of services delivered to new clients and additional work delivered for existing clients. Approximately 23% of the increase was attributable to the Digital Evolution client base and 77% was attributable to overall increases in project sizes.


     Project Personnel and Related Expenses. Project personnel and related expenses increased by $4.6 million, or 164%, to $7.4 million for the year ended December 31, 1998, from $2.8 million for the year ended December 31, 1997. The absolute increase was attributable to the hiring of additional project personnel associated with the increase in the volume of services delivered to clients. Direct salary expense increased $4.2 million as a result of 58 new hires and overall increases in compensation expense. As a percentage of revenue, project personnel and related expenses were 54% for the year ended December 31, 1998, and 47% for the year ended December 31, 1997.


     Management and Administrative. Management and administrative expenses increased $5.7 million, or 259%, to $7.9 million for the year ended December 31, 1998, from $2.2 million for the year ended December 31, 1997. The absolute increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of some of our office facilities and the increased cost of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expense increased to $1.1 million for the year ended December 31, 1998 from $213,000 for the year ended December 31, 1997. Headcount for management and administrative staff increased to 36 from 19. As a percentage of revenue, management and administrative expenses were 58% for the year ended December 31, 1998, and 36% for the year ended December 31, 1997.


     Marketing and Sales. Marketing and sales expenses increased by $1.1 million, or 110%, to $2.1 million for the year ended December 31, 1998, from $1.0 million for the year ended December 31, 1997. The absolute increase in these expenses was attributable to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Total marketing and sales personnel headcount was 16 as of December 31, 1998, compared to nine as of December 31, 1997. As a percentage of revenue, marketing and sales expenses were 15% for the year ended December 31, 1998, and 17% for the year ended December 31, 1997.


     Depreciation and Amortization. Depreciation and amortization increased by $4.3 million to $4.6 million for the year ended December 31, 1998, from $269,000 for the year ended December 31, 1997. The increase was primarily due to amortization expense of $4.0 million associated with the Digital Evolution merger which was effective July 2, 1998. The remaining amount of depreciation was related to increased investments in furniture and equipment in prior years.



     Other Income (Expense). Other expense increased by $120,000 to $152,000 for the year ended December 31, 1998, from $32,000 for the year ended December 31, 1997. The increase was primarily attributable to increased borrowings under our bank line of credit, partially offset by an increase in interest income. Interest expense related to these borrowings was $93,000 for the year ended December 31, 1998, and $25,000 for the year ended December 31, 1997.

     Income Tax Expense. As a result of our losses, we had no income tax expense. As of December 31, 1998 we had approximately $7.1 million and $5.9 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income.


Our Unaudited Quarterly Operating Results

     The following table presents our unaudited historical quarterly statement of operations. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly such quarterly information. The operating results for any quarter are not necessarily indicative of results for any subsequent period.

     The results of operations of Digital Evolution have been consolidated with our results since the beginning of the quarter ended September 30, 1998.



                                                                Three Months Ended
                                                   --------------------------------------------
                                                     Mar. 31,       Jun. 30,       Sept. 30,
                                                       1998           1998            1998
                                                   ------------  -------------  ---------------
                                                            (in thousands, unaudited)
Statement of Operations Data:
Revenue .........................................     $2,378        $2,546         $  4,554
Operating costs and expenses:
 Project personnel and related expenses .........      1,249         1,424            2,412
 Management and administrative ..................        690         1,200            2,747
 Marketing and sales ............................        351           490              623
 Depreciation and amortization ..................         91           123            2,181
                                                      ------        ------         --------
  Total operating expenses ......................      2,381         3,237            7,963
                                                      ------        ------         --------
Income (loss) from operations ...................         (3)         (691)          (3,409)
Other income (expense), net .....................        (17)          (12)             (76)
                                                      ------        ------         --------
Net income (loss) ...............................        (20)         (703)          (3,485)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................         --            --             (251)
                                                      ------        ------         --------
Net income (loss) attributable to common
 stockholders ...................................     $  (20)       $ (703)        $ (3,736)
                                                      ======        ======         ========
As a Percentage of Revenue:
Revenue .........................................        100%          100%             100%
Operating costs and expenses:
 Project personnel and related expenses .........         52            56               53
 Management and administrative ..................         29            47               60
 Marketing and sales ............................         15            19               14
 Depreciation and amortization ..................          4             5               48
                                                      ------        ------         --------
  Total operating expenses ......................        100           127              175
                                                      ------        ------         --------
Income (loss) from operations ...................         --           (27)             (75)
Other income (expense), net .....................         (1)           (1)              (2)
                                                      ------        ------         --------
Net income (loss) ...............................         (1)          (28)             (77)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................         --            --               (5)
Net income (loss) attributable to common
 stockholders ...................................         (1)%         (28)%            (82)%
                                                      ======        ======         ========

                                                                           Three Months Ended
                                                   ------------------------------------------------------------------
                                                       Dec. 31,         Mar. 31,        Jun. 30,        Sept. 30,
                                                         1998             1999            1999            1999
                                                   ---------------  ---------------  --------------  --------------
                                                                       (in thousands, unaudited)
Statement of Operations Data:
Revenue .........................................     $  4,158         $  6,123         $ 7,641         $ 9,887
Operating costs and expenses:
 Project personnel and related expenses .........        2,320            3,071           4,181           5,521
 Management and administrative ..................        3,239            2,683           3,921           5,007
 Marketing and sales ............................          590              723             728           1,013
 Depreciation and amortization ..................        2,197            2,496           2,597           2,680
                                                      --------         --------         -------         -------
  Total operating expenses ......................        8,346            8,973          11,427          14,221
                                                      --------         --------         -------         -------
Income (loss) from operations ...................       (4,188)          (2,850)         (3,786)         (4,334)
Other income (expense), net .....................          (47)             (92)            (90)            215
                                                      --------         --------         -------         -------
Net income (loss) ...............................       (4,235)          (2,942)         (3,876)         (4,119)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................         (374)            (374)           (374)           (168)
                                                      --------         --------         -------         -------
Net income (loss) attributable to common
 stockholders ...................................     $ (4,609)        $ (3,316)        $(4,250)        $(4,287)
                                                      ========         ========         =======         =======
As a Percentage of Revenue:
Revenue .........................................          100%             100%            100%            100%
Operating costs and expenses:
 Project personnel and related expenses .........           56               50              55              56
 Management and administrative ..................           78               44              51              51
 Marketing and sales ............................           14               12              10              10
 Depreciation and amortization ..................           53               41              34              27
                                                      --------         --------         -------         -------
  Total operating expenses ......................          201              147             150             144
                                                      --------         --------         -------         -------
Income (loss) from operations ...................         (101)             (47)            (50)            (44)
Other income (expense), net .....................           (1)              (1)             (1)              2
                                                      --------         --------         -------         -------
Net income (loss) ...............................         (102)             (48)            (51)            (42)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................           (9)              (6)             (5)             (2)
Net income (loss) attributable to common
 stockholders ...................................         (111)%            (54)%           (56)%           (44)%
                                                      ========         ========         =======         =======

                                                   Three Months
                                                       Ended
                                                   -------------
                                                      Dec. 31,
                                                        1999
                                                   -------------
                                                   (in thousands,
                                                     unaudited)
Statement of Operations Data:
Revenue .........................................     $11,604
Operating costs and expenses:
 Project personnel and related expenses .........       5,914
 Management and administrative ..................       5,759
 Marketing and sales ............................       1,067
 Depreciation and amortization ..................       2,737
                                                      -------
  Total operating expenses ......................      15,477
                                                      -------
Income (loss) from operations ...................      (3,873)
Other income (expense), net .....................         423
                                                      -------
Net income (loss) ...............................      (3,450)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................          --
                                                      -------
Net income (loss) attributable to common
 stockholders ...................................     $(3,450)
                                                      =======
As a Percentage of Revenue:
Revenue .........................................         100%
Operating costs and expenses:
 Project personnel and related expenses .........          51
 Management and administrative ..................          50
 Marketing and sales ............................           9
 Depreciation and amortization ..................          24
                                                      -------
  Total operating expenses ......................         134
                                                      -------
Income (loss) from operations ...................         (34)
Other income (expense), net .....................           3
                                                      -------
Net income (loss) ...............................         (31)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................          --
Net income (loss) attributable to common
 stockholders ...................................         (31)%
                                                      =======

Liquidity and Capital Resources


     Prior to the completion of our initial public offering in August 1999, we had financed operations primarily from sales of preferred stock and borrowings under a line of credit and term loan from a commercial bank. Through December 31, 1998, we had raised approximately $12.7 million, net of offering expenses, through the sale of our preferred stock. At December 31, 1999, we had approximately $34.1 million in cash and cash equivalents.

     In August 1999, we completed our initial public offering of 4,865,848 shares of common stock at a price of $10.00 per share. We received net proceeds from our initial public offering of approximately $44.5 million (net of underwriters' discount and offering expenses).

     Net cash used in operating activities for the years ended December 31, 1997, 1998 and 1999 was $23,000, $3.4 million and $9.9 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items primarily related to depreciation and amortization, increases in accounts receivable and fees and expenditures in excess of billings, partially offset by increases in accounts payable and accrued expenses.

     Net cash used in investing activities for the years ended December 31, 1997, 1998 and 1999 was $612,000, $649,000 and $5.0 million, respectively. Cash used in investing activities in each period consisted primarily of purchases of furniture and equipment and, to a lesser extent in 1997, the acquisition of an Internet professional services firm.


     Net cash provided by financing activities for the years ended December 31, 1997, 1998 and 1999 was $827,000, $7.0 million and $45.3 million, respectively. In 1996 and 1997, the cash provided by financing activities was almost entirely from the sale of our preferred stock. In 1998, the cash provided by our financing activities was from the sale of our preferred stock and borrowings under our credit facility, offset by our repurchase of common stock and preferred stock from certain of our stockholders. In August 1999, we completed our initial public offering of securities and issued a total of 4,865,848 shares of common stock at $10.00 per share (including a total of 692,250 shares issued to the underwriters upon exercise of the option which we had granted to them solely to cover overallotments). An additional 441,402 shares were sold by existing stockholders at $10.00 per share. Upon the initial closing of the public offering, all 5,341,096 of the outstanding shares of mandatorily redeemable convertible preferred stock were converted to 5,341,096 shares of common stock. Proceeds to us from our initial public offering net of underwriting discounts and costs of the offering were approximately $44.5 million. The Company used a total of $2.9 million of the net proceeds to repay all outstanding debt under its line of credit and term loan.


     As of December 31, 1999, our principal commitments consisted of obligations under equipment leases. The equipment leasing arrangements consist primarily of the payment of rental fees to third-party leasing providers at interest rates between 5% and 19%. Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in our operations, infrastructure and personnel.


     As of December 31, 1999, we had a $3.3 million line of credit with a commercial bank which had an expiration date of June 30, 2000. The line of credit, was secured by substantially all of our assets and had an interest rate of prime plus 1.25% (9.75% at December 31, 1999). There was no balance outstanding and $3.3 million available under the line of credit as of December 31, 1999. At March 21, 2000, there was a principal amount of $500,000 outstanding under this line of credit. On that date, we repaid the outstanding balance in full and terminated the line of credit. We replaced the line of credit with a $15.0 million line of credit with two commercial banks (including the bank which had extended the terminated line of credit).

     The new line of credit is secured by substantially all of our assets. Borrowings under the line of credit are subject to a limit of 80% of eligible accounts, as defined in the line of credit. The line of credit bears interest at a rate equal to the lender's prime rate plus 0.50% (9.5% on March 21, 2000). The line of credit will expire on December 7, 2000; however, if we repay in full the $80 million note issued in the Merger prior to that date, the line of credit will expire on March 21, 2001.


     On March 8, 2000, we acquired by merger Soft Plus, with headquarters in Cupertino, California, which provides e-CRM solutions, primarily to wireless communications providers and other companies in the emerging communications industry. We paid to the Soft Plus shareholders: (i) 3,391,106 unregistered shares of our common stock, (ii) $20 million in cash, and (iii) an unsecured $80 million note due to the former shareholders of Soft Plus. In addition, we assumed the stock options which were outstanding under the Soft Plus stock option plans, which became options to purchase a total of 1,408,866 shares of our common stock in the Merger. As a result of the Merger, Soft Plus became our wholly owned Delaware subsidiary with the name "U.S. Interactive Corp. (Delaware)."

     The amount of principal which we must pay under the $80 million note will be reduced under certain circumstances relating to: (i) our rights to be indemnified by the principal shareholders of Soft Plus under the Merger Agreement, (ii) the results of certain audits being performed after the closing of the Merger, and (iii) certain costs incurred by Soft Plus in the Merger. The $80 million note is due and payable on the earlier of March 8, 2001, or the closing of this offering. We intend to pay the $80 million note in full with a portion of the proceeds of this offering.


     The Company believes that the net proceeds from this offering, current cash balances and borrowings available under the credit facilities will be sufficient to fund requirements for working capital and capital expenditures for at least the next 18 months. The Company may seek to obtain additional capital from time to time through the sale of equity or debt securities, through additional credit facilities or otherwise. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. The Company may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Future liquidity and capital requirements will depend on numerous factors, including the success of existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms.


Year 2000


     Background. Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately distinguish 21st century dates from 20th century dates due to the two-digit date fields used by many systems. We believe that our compliance and remediation efforts leading up to the year 2000 were effective in preventing any problems, since we have not received any reports to date of any erroneous results or system failures in the solutions we market or in the software and hardware we utilize internally due to the changeover to the year 2000. There may, however, still be residual problems related to the change in centuries. Any such difficulties could result in a decrease in the sales of the services we provide, an increase in the allocation of both our and our clients' resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by us or our clients due to such Year 2000 problems.


     Corporate Infrastructure State of Readiness. Prior to January 1, 2000, we had completed our Year 2000 compliance and remediation efforts with respect to our internal operating systems. The infrastructure is composed of Information Technology (IT) systems (e.g., financial, human resources, order entry, client support tracking) and non-IT systems (e.g., elevators, fire suppression systems, voicemail). We believe that all identified systems that were at risk were made Year 2000 compliant or replaced before December 31, 1999, and that our business critical systems that have date sensitivity were fixed, tested and in place before the year 2000. We believe that we have communicated with all our material vendors, suppliers, landlords and other third parties regarding Year 2000 compliance of embedded processors in computers, facilities, software, other information technology, and other products and services which we obtain from such third parties. We believe that affected embedded processors were replaced before the year 2000. We have tested all business critical systems for Year 2000 compliance, whether or not these systems have been warranted Year 2000 compliant by the manufacturer. We believe that we made any required modifications to the IT and non-IT systems within the corporate infrastructure. We continue to monitor and assess Year 2000 issues relating to such products, facilities and services.

     Costs. We have expensed approximately $271,000 through December 31, 1999, in our Year 2000 compliance program, mainly for consulting services and hardware costs. Approximately 37% of the costs were for modification and replacement, approximately 51% were for testing, and approximately 12% of the costs were for identification and assessment of the Year 2000 issue. The portion of this amount attributable to the year ended December 31, 1999, constitutes approximately 18% of the IT budget for the year ended December 31, 1999.


     Risks. Solutions as complex as those offered by us might contain undetected errors or failures when first introduced. This includes the risk that solutions thought to be Year 2000 compliant are not Year 2000 compliant. In addition, we might experience unforeseen difficulties that could delay or prevent the continued successful development and release of solutions that are Year 2000 compliant. If we experience any unforeseen delays, there could be a material adverse effect upon our business, operating results, financial condition and cash flows.

     We utilize third-party vendor equipment, telecommunications products and software products, all of which appear to be functioning normally in the year 2000. There may, however, still be residual problems related to the change in centuries. The failure of any critical technology components to operate properly may have a material impact on business operations or require us to incur unanticipated expenses to remedy any problems.


Disclosures About Market Risk

     Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to variable market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities. If market interest rates were to increase by 10% from rates as of December 31, 1999, the effect would not be material to our company.


     Currently, substantially all of our revenues are realized in U.S. dollars and are from clients primarily in the United States. We do not believe that we currently have any significant direct foreign currency exchange rate risk. As a result of the Merger, our future financial results could be affected by factors such as changes in foreign currency, exchange rates or weak economic conditions in foreign markets.

                                   BUSINESS



Overview


     We are a leading Internet professional services firm focused on providing end-to-end (e2e) solutions to Global 2000 organizations. e2e Solutions utilize Internet, wireless and broadband technologies to enable organizations to fully leverage their information resources to effectively communicate, share knowledge and conduct business transactions with key constituencies such as employees, customers, suppliers and partners. Our three key practice areas are e-commerce, digital marketing and electronic customer relationship management (e-CRM). When developing our solutions, we draw upon our expertise in Internet strategy consulting, application development, digital brand creation, security and enterprise application integration. We deliver our e2e Solutions through our e-Roadmap delivery platform leveraging our IVL Methodology, e-business frameworks and CAPTURE -- our extranet relationship management tool. We believe that our focus on innovation, capabilities in Internet strategy and expertise in emerging technologies, position us to enable our clients to think, build and run e-business.


The Industry


     The continual innovation in and increasing penetration of Internet, wireless and broadband technologies have significantly impacted the way companies conduct business as they utilize these technologies to provide new ways of delivering information, communicating and completing business transactions. Companies have increasingly begun to implement solutions which leverage all of these technologies, combining devices including personal computers, cellular phones, pagers and Personal Digital Assistants (PDAs) into comprehensive technology applications. In 1999, there were more than 7 million U.S. users logged on with wireless devices. According to IDC, the use of cell phones and PDAs for Internet-based transactions is projected to increase to
61.5 million users by 2003 in the United States. The development of these technology applications offers companies unprecedented opportunities to enhance their competitive position in the marketplace by potentially increasing revenue opportunities, improving customer service and retention, increasing operating efficiencies, reducing costs and streamlining the transactional processes between an enterprise and its trading partners. Importantly, the use of wireless and broadband technologies is allowing organizations to deploy their information resources onto new platforms and create new business systems. We define these new business systems as e2e Solutions.



     An increasing number of companies are using these technologies to capitalize on new Business to Consumer (B2C) and Business to Business (B2B) e-commerce opportunities. Revenue from B2C sites is projected to grow significantly as consumers become increasingly familiar and comfortable with making online purchases. According to Forrester Research (Forrester), in 1999 twice as many paying customers shopped online as in 1998, and Forrester projects the B2C market to grow from $20.3 billion in 1999 to $100 billion by the end of 2003.



     In the B2B sector, most businesses initially focused on using the Internet to eliminate middlemen and sell directly to their customers. Now, most B2B e-commerce initiatives are designed to change the way companies interact with their customers, suppliers and partners, and eliminate current, relatively inefficient, trading processes. As a result, organizations are developing e-commerce business models such as portals and exchanges to facilitate transactions for specific vertical markets or business processes, aggregate buyers and sellers, create marketplace liquidity and reduce transaction costs. These portals and exchanges are transforming the competitive landscape of many industries as buyers increasingly use them to purchase goods and services because of their convenience and cost-saving potential. The widespread adoption of these applications by corporate customers is in turn leading an increasing number of sellers to distribute their goods via portals and exchanges. Forrester projects the B2B e-commerce market to grow from $43 billion in 1998 to $2.7 trillion in 2004. Additionally, Forrester estimates that over the next five years, exchanges will capture more than 50% of all online business trade in the United States.

     Companies seeking to capitalize on the opportunities presented by creating B2C and B2B solutions must ensure that these e-commerce initiatives integrate seamlessly with their overall enterprises and back-end systems to provide a positive customer experience. Businesses seeking to realize the benefits of the Internet face formidable challenges in linking their business strategies to their B2B / B2C initiatives. Before creating a solution, a company must first review its strategic business requirements and compare them to the capabilities of its existing processes and systems. A company must also identify existing silos of marketing, sales, finance and production information which may help provide a multi-faceted view of its customers' demographics, purchasing profile, billing status and payment history. Next, the company must architect the solution and develop an implementation plan. The implementation and maintenance of the solution will require significant technical expertise in a number of areas such as e-commerce systems, security and privacy technologies, application and database programming, and mainframe and legacy integration techniques. Furthermore, these solutions must be delivered in a manner that leverages the existing technology infrastructure, established systems and processes, brand values and design and customer relationship management objectives. Thus, it is important to address the cross-disciplinary integration of services required to successfully serve clients and create effective Internet solutions.

     However, the rapid pace of technological change often makes it difficult and expensive for businesses to maintain the necessary technical and management capabilities to handle their evolving needs. Professionals with the requisite strategic, technical and creative skills are often in short supply. In addition, many organizations have begun to focus on their core competencies. As a result, businesses are increasingly relying on Internet services firms to help them create comprehensive Internet solutions. This demand for an integrated service offering has led to the emergence of Internet professional services firms. These services providers must not only have the necessary expertise to serve this rapidly changing market, but also provide a structured approach to integrating strategy, marketing and technology to create a single, Internet-based solution. IDC estimates that the market for Internet professional services will grow from approximately $7.8 billion in 1998 to $78.6 billion in 2003.

     We believe that in order to be successful in this market, professional services firms must possess an integrated model of Internet strategy, marketing skills, expertise in wireless and broadband technologies, technology integration skills, and client and project management capabilities. We believe that we are the only Internet professional services firm that integrates all of these skills, with a dedicated focus on e2e Solutions.


Our Solution

     We provide e2e Solutions that help our clients take advantage of the business opportunities presented by the Internet and various wireless and broadband technologies. We deliver our services through integrated, multi-disciplinary teams consisting of business strategists, digital marketing experts and IT professionals. We combine our people, processes, strategic relationships, technology and integrated service offerings to deliver solutions to our clients primarily on a fixed-time, fixed-price basis. Our integrated, client-focused delivery model includes:

     o Defined Service Offerings

     o e-business Technology Frameworks

     o Internet Focused Delivery Methodology

     o Extranet Based Client Management System

     o Strategic Alliance Network

     Defined Service Offerings. Our proprietary delivery platform, e-Roadmap, serves as a blueprint to define and create a customized solution for an organization's e-business initiatives. The e-Roadmap is a development platform that includes 17 specific service offerings. We created these service offerings based on our cumulative experience in e-commerce solutions development. The e-Roadmap establishes a specific sequence for the delivery of these defined service offerings. Given the rapid pace of development within the Internet professional services industry, we believe that our focus on innovation within our e-Roadmap delivery platform is critical to our ability to promote our clients' long-term success.

     e-business Technology Frameworks. Our e-business technology frameworks are applications that link various software applications, operating systems and business processes using pre-defined modules. These frameworks utilize a collection of portable code (Java), portable data (XML-enhanced information), web application servers and middleware. The framework consists of the following:


   o an enterprise application integration (EAI) layer to connect different applications together into one system or network

   o a common information model to serve as the primary storage hub for data on transactions and customers

   o personalized "e-views" or screen presentments of the data to multiple devices including personal computers, personal digital assistants and wireless phones

     Internet Focused Delivery Methodology. To provide rapid development while ensuring quality and cost-efficiency, we deploy our service offerings in phases according to our IVL Methodology. Under this approach, each project is comprised of:

   o an "Innovation" phase that focuses on high level strategic planning and development of the proposed solution. We seek to promote creative thinking and align business objectives by using a series of techniques including facilitated workshops between our service delivery team and the client's internal project team, as well as one-on-one interviews with the client.

   o a "Validation" phase that focuses on providing and proving the concepts or strategies developed during the Innovation phase. Validation can be achieved through extended market research and concept prototype development.

   o a "Launch" phase that consists of the final development and deployment of the solutions. We accomplish this through a series of design and development reviews and checkpoints with the client.

     Extranet Based Client Management System. We provide an extranet template called CAPTURE, which we customize for our individual client projects. These customized extranets are password-protected and allow continuous communications between our project managers, key employees and clients. We believe that by enabling our clients to monitor and comment on a project's direction and progress on a real-time basis, these extranets improve our ability to provide on-time delivery of solutions that meet client expectations.

     Strategic Alliance Network. We maintain strategic alliances with over 25 leading providers of e-business applications, infrastructures and promotion. We believe that this approach allows us to be nimble to market shifts in technology and provides our clients with increased efficiencies in the form of time and cost savings. We believe that giving our clients open and free access to our strategic alliance network will potentially increase the duration of the client relationship and subsequently decrease the costs of sales.


Our Strategy

     Our strategy is to strengthen our position as a leading provider of e-business solutions. The key elements of our strategy are as follows:


     Continued Development of e-business Framework Technologies. We intend to continue to invest in the development of technology that connects disparate applications, operating systems and business processes. Through our advanced e-engineering group in Murray Hill, New Jersey and our global research and development facility in India, these efforts will continue.


     "Vertical Market" Penetration. We intend to leverage the model Soft Plus has established in the communications industry. Soft Plus' "vertical in a box" organizational methodology brought to market the industry experts, process, technology, alliances and growth model. We believe in order to truly capitalize on B2B e-commerce opportunities, an organization must possess a strong expansion model to serve additional vertical markets.

     Strengthen Our Relationships with Technology and Internet Infrastructure Companies. We seek to enter into relationships with companies that we believe are well positioned to take advantage of current and future electronic enterprise opportunities. We have established and currently maintain over 25 strategic relationships with software and Internet infrastructure firms. We believe that these non-exclusive relationships enable us to deliver more effective solutions to our clients with greater efficiency due to the advanced training and information we receive regarding the availability of new products and features which are provided by these third parties. These relationships have also been an important source for identifying new business opportunities.

     Expand Client Relationships. We seek to use our client service delivery model to increase business opportunities with our clients. Our client service personnel work closely with our clients and our project managers to identify these opportunities. Additionally, the application of our proprietary e-Roadmap development platform includes an assessment of our clients' needs which provides insight into potential opportunities for expanding their Internet initiatives. We are also extending the use of CAPTURE beyond the term of particular projects in order to enhance our communication with our clients and enable us to market our services more proactively. We believe these actions will enable us to continue building long-term client relationships and better respond to our clients' evolving needs.

     Enhance Knowledge Management and Knowledge Distribution Capabilities. We seek to use our knowledge management and knowledge distribution capabilities to employ our resources more efficiently and institutionalize the collective knowledge and experience gained from over 500 client projects. Our knowledge management system consists of databases, written materials and related internal procedures. Our intranet provides access to this knowledge management system, which includes:

     o reusable templates for new business presentations

     o project management tools for application development knowledge

     o libraries of creative material

     We are continuing to make substantial investments in our intranet to improve access to our knowledge management system. This enables our service delivery professionals to utilize our past experiences to speed deployment of our solutions.

     Hire and Retain Skilled Professionals. We intend to identify, hire, train and retain individuals who are highly skilled in the rapidly changing technology of the Internet. Therefore, we seek to foster a corporate culture that offers employee stock ownership, promotion from within, advanced training, challenging assignments and involvement in many facets of our business.

     Specifically, we are currently implementing the following initiatives:

     o creation of specific career path models for all levels of staff

     o global implementation of our advanced e-engineering group's benchmark studies

     o increase research and development efforts related to emerging wireless and broadband initiatives

     o development of wireless e-business technology frameworks

     Expand Geographically. We intend to continue to expand geographically in order to enhance our profile and market reach both domestically and internationally. Additionally, we will from time to time evaluate the acquisition of other Internet professional services businesses to accelerate our growth in particularly attractive geographic markets.


Services

     Our solutions are delivered using four primary elements: our e-Roadmap, IVL Methodology, e-business technology frameworks and our CAPTURE extranet template.

e-Roadmap

     Our e-Roadmap development platform incorporates a combination of defined service offerings from our three primary practice areas. These practice areas, which allow us to focus our resources on specific areas of product development and implementation skills, are as follows:


--------------------------------------------------------------------------------------------------------------------------
         Electronic Commerce                          Digital Marketing                     e-CRM
         -------------------                          -----------------                     -----
o e-commerce software application             o Website design and development      o Customer care application
  implementation                                                                      design
                                              o Media planning and buying
o Internet catalogue systems                                                        o Packaged software
                                              o Affiliate marketing program           implementation
o Custom e-commerce software                    development
  development of complex                                                            o Customer care audits
  transaction processing solutions            o Brand creation and management
                                                                                    o Software evaluation workshops

                                                                                    o Enterprise application
                                                                                      integration

--------------------------------------------------------------------------------------------------------------------------

Enables clients to market products           Helps clients create a                 Enables organizations to utilize
and services, fulfill and confirm            compelling Internet presence to        the Internet to acquire, retain and
orders, approve and process credit           market their company, products         develop customers. Transforms an
card transactions, and deliver               or services                            organization's traditional call
on-line customer service                                                            center(s) into next generation
                                                                                    "Internet Contact Center(s)."
--------------------------------------------------------------------------------------------------------------------------



IVL Methodology

     When completing projects encompassing only one practice area or an e2e Solution which would encompass all our three practice areas, we group our service offerings into one of three IVL Methodology phases. These service offerings are detailed below.


--------------------------------------------------------------------------------------------------------------------------
    Innovation Phase                            Validation Phase                          Launch Phase
    ----------------                            ----------------                          ------------
                                         Creative Concepts                      Enterprise Design and
Business Case                                                                   Development
                                         Creating brand logos, banner
Strategy development, cost               advertisements and layout and          Iterative construction and
benefit analysis and return on           design of websites                     definition of requirements,
investment evaluation                                                           determining project scope

Customer Care Audit                      Digital Channel Strategy
                                                                                Custom Software Development
Providing a framework for                Strategic analysis of a client's
customer service offerings,              value chain systems architecture,      Creating reusable code and
detailed analysis of                     establishing guidelines for            software applications
current consumer attitudes               technology architecture

Enterprise Architecture Audit                                                   Custom Commerce Solutions
                                         Digital Prototyping
Aligning current technology                                                     Integration and development of
infrastructures to the Internet          Visual demonstration of the            Internet business solutions
                                         proposed solution
Brand Audit
                                                                                Enterprise Software Implementation
Evaluating the perception of a           Usability Testing
company's existing brand and                                                    Partnering with Internet software
developing strategies to maintain        Testing a preliminary solution         application providers to integrate
and extend the brand using the           through a target market sampling       e-commerce, digital marketing,
Internet                                                                        enterprise relationship management
                                                                                and knowledge management solutions
Competitive Analysis                     Software Evaluation Workshop

Rating existing web presence             Bypasses the Request for Proposal      Systems Integration
against a competitor's site, ease        (RFP) process to identify the most
of navigation, design, technology        effective software application         Integration of a client's existing
and presentation                                                                technologies to new electronic
                                                                                enterprise systems
Digital Brand Positioning

Generating guidelines for brand                                                 Media Plan
strategy development through
competitive product, service                                                    Analysis and recommendation of
and/or consumer research                                                        Internet media, placement,
analysis                                                                        distribution and tracking


                                                                                Media Placement and Tracking

                                                                                Placing and measuring the
                                                                                effectiveness of print and Internet
                                                                                promotional campaigns
--------------------------------------------------------------------------------------------------------------------------


e-business Technology Frameworks

     In order to deliver Internet solutions in the future, we believe leading Internet professional services firms must offer their clients an e-business framework. An e-business framework is a "middleware" application that links various software applications, operating systems and business processes using pre-determined modules.

These modules serve to speed deployment of the client initiative by re-using proven components from previous client engagements and internal research and development activities. To date, we have utilized our e-business technology frameworks on more than ten client projects. These client projects have been principally in the communications and financial services industries. On any given client engagement, 80% of the e-business framework is re-usable across vertical industries.


CAPTURE Extranet Template


     As part of many of our client projects, we create individually customized extranets, which we call CAPTURE, to facilitate communications throughout the project. CAPTURE allows a client to monitor the progress of the project electronically through a secure extranet. CAPTURE extranets allow clients to view shared:


     o work plans


     o project updates


     o project communications


     o creative / technical prototypes


     o new business proposals


     CAPTURE also allows us to gather instant feedback from key decision-makers within a client's organization regarding specific elements of a project. This feedback allows us to address client issues during the development phase. We intend to continue to expand the features of CAPTURE.


Clients


     Set forth below is a selected list of clients we (including Soft Plus) have served since January 1, 1999.


            AIG                                 E*TRADE
            adidas                              France Telecom
            Asia Online                         GeoCities
            British Telecom                     NaviNet
            Business.com                        Sprint
            Citigroup                           Sun Microsystems
            Commerce One                        Thomson Consumer Electronics
            Dairy Farm International            Toyota
            Deloitte Consulting LLP             Universal Music Group
            Disney Online                       Viag Interkom


Selected Case Studies

AIG

     Challenge

     AIG is the leading U.S. based international insurance organization and the largest underwriter of commercial and industrial insurance in the United States. To maintain its lead in the insurance industry and gain online market share, AIG engaged us to help it develop its overall Internet strategy. This strategy helps AIG to reach and sell insurance products to new online customers, enhances customer service and integrates disparate markets and sales channels into one comprehensive e-business solution.

     Solution

     Using our e-Roadmap development platform, we helped AIG create and execute its direct-to-consumer e-commerce strategy providing one-stop shopping for virtually all of a customer's insurance needs. We worked with AIG to develop and deploy aigdirect.com, a comprehensive, direct-to-consumer, e-business solution.

     The aigdirect.com initiative enables consumers to access a wide array of easy to use, secure online services, including price quotes, calculator tools, a resource center and online transactions. aigdirect.com offers a broad range of personal and small business insurance coverage from auto, homeowners, renters, life, accidental death and dismemberment, to home warranty products. Additionally, this solution offers Internet-based first claim filing and policy processing as well as interactive, web-based customer service. Providing enhanced product knowledge and distribution through the e-business site reinforces AIG's commitment to customer service. This solution provides a cost savings benefit to customers with a direct, secure vehicle to conduct transactions online.


     e-Roadmap services delivered:

     o Business Case

     o Customer Care Audit

     o Enterprise Architecture Audit

     o Digital Prototyping

     o Enterprise Design and Development

     o Custom Commerce Solutions

     o Systems Integration

Asia Online

     Challenge


     Asia Online, a leading Hong Kong Internet service provider, is the largest provider of fast, reliable and efficient communication links for businesses in Hong Kong, China, the Philippines and Australia. Funded by Softbank Group, a leading Internet investment firm in Asia, Asia Online's goal is to develop a complex, Pan-Asia Pacific network through acquisitions and strategic partners. Asia Online engaged Soft Plus to develop a robust IT infrastructure to enable streamlined and efficient customer operations. Superior customer service and rapid deployment were key to the success of this e-business initiative.


     Solution


     Using a phased delivery schedule and the e-Roadmap development platform, Soft Plus worked with Asia Online to deliver an e-business solution for its Hong Kong operations. A deep understanding of the ISP business, IT challenges, experience in delivering solutions to many ISPs around the world and the e-business technology framework enabled the deployment of the e-business solution. The implementation of customer eViews, the Vantive TelcoCare CRM application and Portal Software intranet billing system together provide a single unified view of all customer interactions including billing information and all customer interactions. These applications were integrated so that customer interaction processes are made seamless, faster and more responsive for Asia Online's customers. The ability to leverage this scalable and flexible platform allows Asia Online to apply this e-business solution to the new properties that Asia Online acquires.


     e-Roadmap services delivered:


     o Business Case

     o Customer Care Audit

     o Custom Software Development


Thomson Direct Inc.

     Challenge

     Thomson Direct Inc., (TDI) is a wholly owned subsidiary of Thomson Consumer Electronics, Inc. (Thomson), one of the world's largest consumer electronics companies headquartered in Paris, France. Thomson's U.S. brands, RCA, GE and PROSCAN, are recognized names in consumer electronics and valuable assets to Thomson. Thomson engaged us to develop a strategic e-business solution that would provide its customers with online information on products and services, while at the same time developing long-term relationships with customers by increasing the quality of customer service.

     Solution


     Working with cross-functional departments at Thomson, we created and implemented a strategic e-commerce business for RCA.com and Lyrazone.com. The e-business implementation provides a comprehensive database of information on RCA products, dealer locator, automatic product warranty, real time product fulfillment and a product demonstration of RCA's new personal digital player, "The Virtual Lyra." Customer service and satisfaction were primary factors in the development of this e-business initiative. We helped TDI develop their overall online strategy using our e-Roadmap development platform. Also featured in the e-solution is a robust infrastructure that allows TDI to easily grow its e-business initiatives. In addition, we developed Thomson's online media strategy, planning, creative development and affiliate marketing programs.

     e-Roadmap services delivered:

     o Digital Brand Positioning Strategy

     o Enterprise Architecture Audit

     o Competitive Analysis

     o Creative Concepts

     o Enterprise Software Implementation

     o Systems Integration

     o Media Plan

     o Media Placement & Tracking

Viag InterKom

     Challenge


     Viag InterKom is the third largest communications services provider in Germany offering Internet access and mobile services to both corporate and residential customers. Viag InterKom, a joint venture between British Telecom, Viag and Telenor was formed to take advantage of the opportunities arising out of the deregulation of the German communications market. To differentiate Viag Interkom from its competitors and provide superior e-CRM services to its customers, Viag Interkom engaged Soft Plus to develop a strategic e-business solution that would help Viag Interkom update its overall IT infrastructure, while providing its customers with information on products and services, and increasing the quality of the total customer experience and services.


     Solution

     Working with the internal IT group at Viag Interkom, Soft Plus delivered an e-business solution which included Web-based registration and automatic provisioning for ISP customers, and a single, unified view for the contact center agent. Using the e-Roadmap development platform, the e-business solution helped Viag InterKom enter the German communications market with a platform to deliver better customer service. Our IVL Methodology ensured the delivery of the solution in a phased manner to meet or better deadlines consistently. Also featured in the e-business solution is a technology infrastructure providing seamless integration of the order fulfillment process into back-end systems, which reduces the cost of customer operations.

     e-Roadmap services delivered:

     o Business Case

     o Customer Care Audit

     o Enterprise Architecture Audit

     o Enterprise Software Implementation

     o Systems Integration

Strategic Relationships

     We maintain several strategic relationships that have been an important source for new client opportunities. We have relationships with over 25 companies including Akamai, Be Free, BroadVision, Commerce One, IBM, Intel Online Services, Portal Software and Vignette. We have written agreements with 12 companies, and all other strategic relationships rely on oral agreements. These agreements are non-binding and non-exclusive and normally have an indefinite term that can be ended by either party. The following is a brief summary of some of our relationships:

     Akamai: We combine with Akamai's Global Server Network to provide global web content and Internet applications delivery for high-performance e-business sites by utilizing our digital and creative marketing, business strategies and technology. In February 2000, we were named Akamai's Partner of the Year.

     Be Free: Together with Be Free, we help clients, leading on-line merchants, portals and information sites, build and manage their own branded on-line sales channels. These "affiliate" or e-mail marketing programs allow clients to drive site awareness and capture incremental additional revenue streams by selling products in context throughout the Web. We are Be Free's principal solutions provider in the Internet professional services space.

     BroadVision: BroadVision is a provider of e-commerce and Internet-based business software. We have a "Channel Partner" agreement with BroadVision. We engage in joint marketing activities and help BroadVision sell its software, while BroadVision helps market our services.


     Commerce One: Together with Commerce One, we enable clients to access a B2B portal for procurement. We are Commerce One's Premier Partner for MarketSite(TM) deployments for global clients. MarketSite(TM) is Commerce One's real-time B2B trading community that helps participating companies to increase efficiencies by reducing cost and time to market for the procurement of goods and services.


     IBM: In January 2000, we announced an enhanced strategic alliance with IBM to help our clients take advantage of the convergence of wireless and broadband computing and the next generation of e-business. Through a technology partnership with IBM's Web Integrator Initiative, our Advanced e-Engineering Group has direct access to IBM's research labs.

     Intel Online Services (IOS): Together with IOS, we deliver hosting solutions and expertise that support e-business. Support includes standard and non-standard hardware and software platforms, various levels of administration, maintenance, monitoring, reporting and website analysis.

     Portal Software: Together with Portal Software, we help customers develop e-CRM solutions for Internet and emerging, next-generation communications services. These solutions enable service providers to manage customers, support services and collect money. In February 2000, we were named a "Gold" strategic alliance partner for Portal Software.


     Vignette: Vignette is a provider of content management solutions for e-commerce. We have a "Solution Provider" agreement with Vignette Corporation to deliver solutions to companies building businesses online. This relationship provides for the installation, implementation, training customization, project management and content loading of software for our joint clients. Our agreement with Vignette allows for a commission in the form of a finder's fee for assisting them with selling their software as a reseller.



Marketing and Sales

     Our marketing efforts are focused on increasing our brand awareness and market share through:

     o defining our services as deliverable products

     o entering into and managing strategic alliances

     o public relations

     o marketing communications

     o seminar and forum development and direct mail

     All information pertaining to these activities, including industry research and development trends, is distributed internally through the use of the marketing section of our intranet. As of December 31, 1999, our marketing department consisted of seven full-time employees encompassing both field and corporate marketing.

     We primarily market and sell our services through a direct sales force. As of December 31, 1999, our direct sales force consisted of 11 full-time sales professionals whose primary responsibilities are to close new business opportunities marketed to senior executives of national and international corporations.


Competition

     The market for Internet professional services is intensely competitive and subject to rapid technological change. We believe we compete with the following companies in the following categories:

     o other Internet professional services firms (such as Viant and Scient)

     o information technology consulting and integration firms (such as Cambridge Technology Partners and Sapient)

     o web design firms (such as Zefer and Razorfish)

     o management consulting firms (such as the "Big 5" consulting firms)

     o software application providers (such as Ariba and i2 Technologies)


     o application service providers (such as Breakaway Solutions and USinternetworking, Inc.)


     In addition, we face competition with the in-house technology and marketing departments of our clients and potential clients. We believe that the principal competitive factors in our industry are:


     o integrated Internet strategy, marketing and technology capabilities


     o knowledge of emerging technologies

     o reliability of client service

     o technology expertise and client industry knowledge

     o cost management

     o referenceable client base

     There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.


Employees


     As of March 2000, we employ over 700 people, consisting of approximately 475 project personnel, 45 marketing and sales personnel, 45 research and development engineers and 135 administrative personnel. Project personnel includes client service personnel, project managers, designers, programmers and other personnel designated to complete client projects. Administrative personnel includes finance and accounting, human resources and general administration personnel. None of our employees is covered by any collective bargaining agreements. We have not experienced any work stoppages and believe our relationships with our employees are good.

Facilities

     Our principal administrative, finance, marketing and sales offices are located in approximately 28,000 square feet of leased office space in King of Prussia, Pennsylvania. The lease for this office space is for a term of seven years and expires on May 14, 2005. We also lease office space in the following domestic cities:

     o Atlanta, Georgia

     o Boston, Massachusetts

     o Chicago, Illinois

     o Cupertino, California

     o Los Angeles, California

     o Murray Hill, New Jersey

     o New York, New York

     o Reston, Virginia

     o San Jose, California

     We also lease office space in the following cities outside of the United
States:

     o Andheri East, India

     o Bangalore, India

     o Berkshire, U.K.

     o Munich, Germany

     o Toronto, Canada


     We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future.



Legal Matters

     We are not a party to any material legal proceedings.


     In September 1999, Soft Plus engaged First Albany Corporation (FAC) to serve as its financial advisor in connection with the possible sale of Soft Plus. FAC has submitted to Soft Plus a claim for fees and expenses which FAC asserts it is entitled to receive in connection with the Merger. We have rejected FAC's claims. Our management believes that the ultimate resolution of this dispute would not be likely to have a material adverse effect on our business or financial condition.

                                  MANAGEMENT


Executive Officers and Directors


     The following table presents information about each of U.S. Interactive's executive officers and directors. U.S. Interactive's board of directors is divided into three classes serving staggered three-year terms.




                                                                                 Year of Annual Meeting that
             Name                 Age          Position(s) with Company           Term as Director Expires
------------------------------   -----   ------------------------------------   ----------------------------
Eric Pulier ..................    33     Chairman of the Board                              2002
Stephen T. Zarrilli ..........    38     Director, Chief Executive                          2000
                                         Officer and President
Mohan Uttarwar ...............    41     Director, President of our subsid-                 2001
                                         iary U.S. Interactive Corp.
                                         (Delaware)
James J. Huser ...............    48     Senior Vice President and Chief
                                         Operating Officer
Philip L. Calamia ............    37     Senior Vice President, Chief
                                         Financial Officer, Treasurer and
                                         Assistant Secretary
Lawrence F. Shay .............    41     Senior Vice President, Legal and
                                         Corporate Affairs, General
                                         Counsel and Secretary
Ajit M. Prabhu ...............    40     Senior Vice President and Chief
                                         Technology Officer
Michael M. Carter. ...........    27     Senior Vice President and Chief
                                         Marketing Officer
Robert E. Keith, Jr. .........    58     Director                                           2001
John D. Shulman ..............    37     Director                                           2002
E. Michael Forgash ...........    42     Director                                           2002
John H. Klein ................    54     Director                                           2001
William C. Jennings ..........    60     Director                                           2000
Robert V. Napier .............    53     Director                                           2000


------------

     Eric Pulier has been the Chairman of the Board since July 1998. He served as Chief Technology Officer from July 1998 to May 1999. Mr. Pulier was Chairman and CEO of Digital Evolution from July 1995 to July 1998 and acted in such capacities prior thereto. Mr. Pulier was the founder of Digital Evolution. Digital Evolution performed Internet consulting services for MCI, Microsoft, AT&T and Intel. Although Mr. Pulier had no involvement in the management or ownership of our company prior to our merger with Digital Evolution, we consider Mr. Pulier to be a co-founder of our business because of the continuity of Digital Evolution's business with ours. Mr. Pulier has been a director of Exist Corporation since November 1999. Mr. Pulier is currently a member of the Progressive Policy Institute's New Economy Task Force and is leading the health/technology forum for the Vice President of the United States.



     Stephen T. Zarrilli has served as Chief Executive Officer since March 1999 and as President since May 1999. Prior thereto Mr. Zarrilli served as acting Chief Operating Officer from December 1998 until March 1999, as Senior Executive Vice President and Chief Financial Officer from August 1998 through December 1998, as Executive Vice President of Finance and Administration from September 1996 until July 1998, and as Secretary, Treasurer and Chief Financial Officer from January 1995 until September 1996. He served as our director from August 1995 until July 1998, and began his current term as a director in April 1999. From May 1994 to December 1994, Mr. Zarrilli served as Director of Finance for American Gaming Corporation, a publicly held development stage gaming company. From July 1983 to April 1994, Mr. Zarrilli was employed by Deloitte & Touche LLC, an international accounting and consulting firm, most recently as a Senior Manager in the firm's emerging businesses practice group.

     Mohan Uttarwar has served as our director and as President of our subsidiary U.S. Interactive, Corp. (Delaware) since March 2000. Prior thereto, he founded Soft Plus, Inc., a provider of e-CRM solutions primarily to Internet service providers, wireless communications providers and other companies in the emerging communications industry which merged with U.S. Interactive in March 2000. Mr. Uttarwar served as President of Soft Plus from January 1994 to March 2000 and as CEO and Chairman of Soft Plus from January 1999 to March 2000. From October 1988 to March 1997, Mr. Uttarwar founded and served as President of Digital Tools, Inc., a supplier of Unix based project management software.

     James J. Huser has served as Senior Vice President since May 1999 and as Chief Operating Officer since December 1999. Prior thereto, he served as Vice President and General Manager of U.S. Interactive's Los Angeles office since May 1999. Prior to joining U.S. Interactive, Mr. Huser served as Senior Vice President, Information Technology Strategy Practices, and member of the Executive Management Committee for Cambridge Technology Partners (Massachusetts), Inc. from May 1995 to May 1999. From February 1988 to May 1995 he served as Vice President, Information Services for The Walt Disney Company.

     Philip L. Calamia has served as Senior Vice President since February 2000, as Chief Financial Officer since April 1999, as Treasurer since August 1999 and as Assistant Secretary since September 1999. Prior thereto he served as Vice President from April 1999 to February 2000, as Vice President, Finance and Accounting from July 1998 to March 1999, as Corporate Controller from December 1996 to July 1998, and as Secretary from April 1999 to September 1999. Prior to joining U.S. Interactive, from March 1995 to December 1996, Mr. Calamia was Manager of Financial Reporting at Mediq/PRN, a national medical services company. Prior to Mediq/PRN, from January 1993 to March 1995, Mr. Calamia was with the accounting firm Deloitte & Touche. Mr. Calamia is a Certified Public Accountant.

     Lawrence F. Shay has served as Senior Vice President, Legal and Corporate Affairs and General Counsel since June 1999, and has been Secretary since September 1999. Prior to that time, Mr. Shay was a partner in the law firm of Dilworth Paxson LLP, where he practiced law since 1985.


     Ajit M. Prabhu has served as Senior Vice President since February 2000, and as Chief Technology Officer since May 1999. Prior thereto, Mr. Prabhu served as a Vice President of Client Services from March 1999 to May 1999. From August 1997 until March 1999, Mr. Prabhu served as a Managing Director of InVenGen LLC, an Internet professional services company that he co-founded. Mr. Prabhu was a Senior Manager with the Deloitte & Touche Consulting Group from April 1993 to August 1997, and acting Chief Operating Officer of NetDox, Inc. from February 1996 to August 1997. Mr. Prabhu was a senior engineer with AT&T Bell Laboratories (now a part of Lucent Technologies, Inc.) from 1984 to 1993.

     Michael M. Carter has served as Senior Vice President and Chief Marketing Officer since February 2000, as Vice President of Marketing from December 1998 to January 2000, and as Director, Corporate Marketing from April 1998 to December 1998. Prior to joining U.S. Interactive, Mr. Carter served as Worldwide Marketing Manager, Network Services Group for Cambridge Technology Partners (Massachusetts), Inc. from December 1997 to April 1998, as Marketing/Business Development Manager, Mid-Atlantic Region from January 1997 to December 1997, and consultant from July 1996 to December 1996, for Cambridge Technology Partners (Massachusetts), Inc. Mr. Carter has served as an advisor to the board of Investors Broadcast Network/V-Call, Inc. since May 1999, and served on the advisory board of Soft Plus from September 1998 to March 2000.

     Robert E. Keith, Jr. has been our director since June 1996. Mr. Keith serves as Chairman of the Board of Internet Capital Group, Inc. and is Vice Chairman of the Board of Safeguard Scientifics. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P., where he has had principal operating responsibility since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Masterpack International, Inc., MultiGenParadigm, Inc., Naviant Technology Solutions, Inc., Sunsource, Inc., and Whisper Communications, Inc., all of which are privately-held companies, except Cambridge Technology Partners (Massachusetts), Inc., Sunsource, Inc., Internet Capital Group, Inc. and Safeguard Scientifics.


     John D. Shulman has been our director since July 1998. Mr. Shulman has served as President and Chief Executive Officer of ONYX International, LLC, a merchant banking and venture capital firm, since 1995. Prior to this, Mr. Shulman was Director of Development for the Tower Companies, a diversified real estate and investment firm from 1988 to 1994. Mr. Shulman also serves as Chairman of Exist Corporation, and as a member of the board of Interactive Video Technologies, Inc., Phar-Mor, Inc., ChemLink Laboratories, LLC, Taiwan Mezzanine Fund I and Performance Distribution, Inc., all of which are privately-held companies, except Phar-Mor, Inc.


     E. Michael Forgash has been our director since October 1998. Mr. Forgash was Vice President, Operations of Safeguard Scientifics from January 1998 to March 2000. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash serves as a director of Internet Capital Group, Inc. and eMerge Interactive, Inc. He also serves as a director of 4anything.com, Inc., Who? Vision Systems, Inc., XL Vision, Inc. and Integrated Visions, Inc., all of which are privately-held companies.


     John H. Klein has been our director since September 1999. Since mid-1998, Mr. Klein has been Chairman and Chief Executive Officer of BiLogix, Inc., a company providing business intelligence software solutions; Chairman and Chief Executive Officer of Strategic Business and Technology Solutions LLC, a firm specializing in business planning and strategy formulation; Chairman of CyBear, an Internet service provider which primarily offers business solutions over the Internet; and Vice Chairman and director of Image Vision, a firm focused on developing, marketing, installing and supporting vertical imaging business solutions. From April 1996 to May 1998, he was Chairman and Chief Executive Officer of MIM Corporation, a provider of pharmacy benefit services to medical groups. Prior to that, he served as President of IVAX North American Multi-Source Pharmaceutical Group from January 1995 to January 1996, and as President and Chief Executive Officer of Zenith Laboratories, a generic pharmaceutical manufacturer, from May 1989 to 1995. Mr. Klein has been a director of Sunbeam Corporation, and has been a director and Chairman of the Audit Committee of Coleman Company, Inc., since 1999.


     William C. Jennings has been our director since August 1999. Mr. Jennings is an independent consultant. He was a partner at Coopers & Lybrand (which merged with Price Waterhouse to become PricewaterhouseCoopers in 1998) from 1992 to 1999. Prior to joining Coopers & Lybrand, he was Executive Vice President and Chief Financial Officer at Bankers Trust New York Corp. from October 1988 to January 1991. Prior thereto, Mr. Jennings served as Senior Executive Vice President, Administration, at Shearson Lehman Brothers, an investment banking and brokerage firm, from October 1985 to October 1988. Mr. Jennings currently serves as Chairman of the Board of Intellisource, Inc., a privately-held outsourcing company.


     Robert V. Napier has been our director since October 1999. Mr. Napier has been Senior Vice President, Information Management and Chief Information Officer at Compaq Computer Corp., a computer manufacturer, since August 1999. Prior to joining Compaq, he was Senior Vice President and Chief Information Officer of Mariner Post-Acute Network, Inc., a health care provider which filed for bankruptcy under Chapter 11 under the federal bankruptcy code on January 18, 2000, from January 1998 to August 1999. From January 1997 to January 1998, he was Chief Information Officer at Delphi Automotive Systems Corp., a supplier of components, modules and integrated systems to the automotive industry. Prior thereto, Mr. Napier was Vice President and Chief Information Officer of Lucent Technologies, Inc., a designer, developer and manufacturer of communications systems, software and products, from September 1995 to January 1997. Previous to that, he held a similar position from March 1993 to September 1995, at AT&T Global Business Communications Systems, which was one of the companies spun off by AT&T Corp. to form Lucent Technologies, Inc. Mr. Napier has been a director of Extant, Inc., a telecommunications service provider, since March 1999, and has been a member of the technical advisory board of Safeguard Scientifics since October 1996.


     The number of directors is presently fixed at nine. Five of the current directors were elected to the board of directors pursuant to a stockholders' agreement that terminated upon the consummation of our initial public offering. The termination of the stockholders' agreement did not affect either the current term of the five directors elected under the terms of the stockholders' agreement or their ability to be re-elected as directors.

     Mr. Pulier's employment agreement with us provides that he shall serve as our Chairman of the Board. Mr. Zarrilli's employment agreement with us provides that Mr. Zarrilli shall serve on our board of directors. Mr. Uttarwar was appointed to the board of directors, pursuant to the terms of the Merger, to serve until the 2001 annual meeting of stockholders.

Board Committees

     Our board of directors has a compensation committee and an audit committee. The compensation committee is comprised of John H. Klein, Chairman, William C. Jennings and Robert E. Keith. The audit committee is comprised of William C. Jennings, Chairman, John H. Klein and John D. Shulman. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option plans. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, the audit committee will review the qualifications of our independent auditors, make recommendations to the board of directors regarding the selection of independent auditors, review the scope, fees and results of any audit and review any non-audit services and related fees.


Compensation of Directors

     U.S. Interactive does not pay fees to directors for serving on our board of directors. Directors who are not employees of U.S. Interactive are reimbursed for their reasonable out-of-pocket expenses incurred in attending the meetings of the board of directors and committees thereof. In addition, directors who are not employees of U.S. Interactive are eligible to receive stock options under the 1998 Performance Incentive Plan.


     During 1999, Mr. Shulman received an option to acquire 25,000 shares of our common stock at an exercise price of $9.25 as consideration for his service on the Board, and Messr. Jennings, Klein and Napier each received an option to acquire 50,000 shares of our common stock at a per share exercise price of $19.38, $21.38 and $18.125, respectively, in connection with their joining the board of directors. Each option granted to a director becomes exercisable in three equal annual installments and has an exercise price equal to fair market value on the date of grant. Eric Pulier, our Chairman of the Board, Stephen Zarrilli, our Chief Executive Officer and President, and Mohan Uttarwar, the President of our subsidiary U.S. Interactive Corp. (Delaware), each receive compensation for services as an employee.



Executive Compensation

     The following table sets forth certain information concerning compensation paid or accrued by us for services during the fiscal year ended December 31, 1999, to our Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer whose individual total salary and bonus on an annual basis exceeded $100,000 for that fiscal year (the Named Executive Officers).


                          Summary Compensation Table



                                                                                Long Term
                                                                               Compensation
                                                                                  Awards
                                                                              -------------
                                                     Annual Compensation
                                                   ------------------------     Securities
                                                                                Underlying        All Other
Name and Principal Position(s)                        Salary        Bonus        Options       Compensation(1)
------------------------------------------------   -----------   ----------   -------------   ----------------
Eric Pulier, Chairman of the Board .............    $235,000      $58,750        $     --       $    7,058
Stephen T. Zarrilli, President and
 Chief Executive Officer .......................     228,077      $58,750         100,000            9,643
Larry W. Smith, former Chief
 Executive Officer .............................      39,038           --              --          140,485(2)
Ajit M. Prabhu, Chief Technology Officer .......     156,462       51,341              --            3,747
James J. Huser, Chief Operating Officer ........     138,461       33,750         200,000            2,250
Philip L. Calamia, Chief Financial Officer .....     130,769       33,000         110,000            2,285

------------
(1) Represents premiums paid for life insurance, automobiles and company matching of 401(k) contributions.

(2) Includes severance payments in the amount of $131,250. Mr. Smith resigned as Chief Executive Officer effective as of February 26, 1999.

     The following table provides information on stock options granted by us in 1999 to Messrs. Zarrilli, Huser and Calamia, our executive officers during 1999 who received grants in 1999.

                       Option Grants in Last Fiscal Year



                                                    Individual Grants
                                ---------------------------------------------------------
                                                                                                Potential Realizable
                                                 Percent of                                       Value at Assumed
                                  Number of         Total                                          Annual Rate of
                                   Shares          Options       Exercise                     Stock Price Appreciation
                                 Underlying      Granted to        Price                         for Option Term(1)
                                   Options      Employees in       (per       Expiration    -----------------------------
Name                               Granted       Fiscal Year      share)         Date             5%             10%
-----------------------------   ------------   --------------   ----------   ------------   -------------   -------------
Stephen T. Zarrilli .........     100,000      4.0%            $ 5.00            3/1/09      $1,128,895      $2,093,742
James J. Huser ..............     200,000      8.1               9.25           5/24/09       1,407,789       3,337,485
Philip L. Calamia ...........      50,000      2.0               5.00           3/12/09         564,447       1,046,871
Philip L. Calamia ...........      60,000      2.4               9.25           5/24/09         422,337       1,001,245


------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.


     On January 31, 2000, options to purchase a total of 875,000 shares were granted to seven of our executive officers. These options have an exercise price of $50.50 per share.

Employment Agreements

     We have entered into an employment agreement, dated July 1998, with Mr. Pulier, currently our Chairman of the Board. Mr. Pulier's agreement is for a term of one year and automatically renews for additional one-year periods, unless either party provides 30 days notice of non-renewal. Under the agreement, Mr. Pulier currently receives a base salary of $275,000, a bonus at the discretion of the board of directors and benefits which we offer our other senior executives generally. The agreement also provides that Mr. Pulier shall serve as Chairman of the Board. We can terminate the agreement for "cause" and under certain other circumstances, including death or disability. In addition, Mr. Pulier may resign by giving us notice. If the agreement is terminated other than for "cause" or Mr. Pulier's voluntary resignation, we will make severance payments to Mr. Pulier in the amount of his base salary and bonus, if any, through the balance of the term of the agreement. In addition, any unvested options which he holds at the time of such early termination would become vested. The employment agreement contains certain restrictions on Mr. Pulier's ability to compete with us.


     We have also entered an employment agreement, dated as of July 30, 1999, with Mr. Zarrilli, our President and Chief Executive Officer. The agreement is for an initial term ending December 31, 2000, and automatically renews for additional one-year periods, unless either party provides 30 days notice of non-renewal. Under the agreement, Mr. Zarrilli currently receives a base salary of $275,000, a bonus at the discretion of the board of directors and benefits which we offer our other senior executive officers. The agreement also provides that Mr. Zarrilli shall serve on our board of directors. We can terminate the agreement for "cause" and under certain other circumstances, including the death or disability of Mr. Zarrilli. In addition, Mr. Zarrilli may resign by giving us notice. If the agreement is terminated other than for "cause" or Mr. Zarrilli's voluntary resignation, we will make severance payments to Mr. Zarrilli in the amount of his base salary and bonus, if any, through the balance of the term of the agreement. In addition, any unvested options which he holds at the time of such early termination would become vested. The employment agreement contains certain restrictions on Mr. Zarrilli's ability to compete with us.

     We have entered into an employment agreement, dated as of March 8, 2000, with Mr. Uttarwar, currently President of our subsidiary U.S. Interactive Corp. (Delaware). The agreement has a one year term. Under the agreement, Mr. Uttarwar, who reports directly to our Chief Executive Officer, Mr. Zarrilli, receives a base salary of $200,000, a bonus at the discretion of the board of directors, and benefits which we offer our other senior executives generally. The agreement provides that Mr. Uttarwar shall serve as a member of our board of directors through the date of our 2001 annual meeting of stockholders. We can terminate the agreement for "cause" and under certain other circumstances, including death or disability. Mr. Uttarwar may resign by giving us notice. If the agreement is terminated without "cause," we will make a severance payment to Mr. Uttarwar in the amount of his base salary and benefits through the balance of the term of the agreement and a pro rata portion of the bonus, if any, to which he would have been entitled through the date of termination. Termination "without cause" includes, for example, termination upon a change in control. In addition, any of his unvested options which would have vested prior to expiration of his term would become vested. If the agreement is terminated due to Mr. Uttarwar's disability, we will continue Mr. Uttarwar's base salary and benefits for three months following termination. Mr. Uttarwar is party to a separate agreement dated March 8, 2000, which contains certain restrictions on Mr. Uttarwar's ability to compete with us.


Severance Agreements


     Larry W. Smith resigned as our Chief Executive Officer effective as of February 26, 1999, and as a director in May 1999. We entered into a severance agreement, effective as of February 26, 1999, in connection with his resignation. Under the severance agreement Mr. Smith received from us a severance payment of $131,250, paid in nine equal monthly installments, accrued but unused vacation time of $12,115, and health, life and disability insurance and other benefits for a nine-month period commencing February 26, 1999, including automobile reimbursement expenses up to a maximum of $700 per month. At that time, Mr. Smith also reaffirmed his non-disclosure and non-competition agreements which subsequently expired in February 2000.


     We have entered into a similar severance agreement with Richard Masterson effective May 18, 1999. Mr. Masterson resigned as our President and as a director on May 18, 1999.


Stock Option Plans


     We have adopted or assumed:

     o the 2000 Performance Incentive Plan

     o the 1998 Performance Incentive Plan

     o the amended and restated 1998 Stock Option Plan

     o the amended and restated 1997 Stock Option Plan

     o the amended and restated 1996 Stock Option Plan (assumed in the acquisition of Digital Evolution)

     o the Soft Plus, Inc. 1999 Stock Plan

     o the Soft Plus, Inc. 1999 Stock Option Plan

     o the Soft Plus, Inc. 1997 Stock Plan

     2000 Performance Incentive Plan. Under the 2000 Performance Incentive Plan, employees may receive up to 4,000,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. Officers and directors are presently not permitted to participate in this plan. The 2000 Performance Incentive Plan is administered by the compensation committee of the board of directors, consisting of two or more "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, who are "non-employee directors" as defined under Rule 19b-3 of the Securities Exchange Act of 1934. The compensation committee presently consists of Messrs. Kline, Jennings and Keith. The 2000 Performance Incentive Plan was adopted by the board of directors in February 2000. We intend to seek approval of the board to present an amendment to the 2000 Performance Incentive Plan to increase the number of shares authorized under the plan by 500,000 and to include officers, non-employee directors and consultants for approval of our stockholders at our next annual meeting. No options have been granted under the 2000 Performance Incentive Plan.

     The terms of stock options granted under the 2000 Performance Incentive Plan are as follows:


   o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant

   o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less than 110% of the fair market value on the date of grant

   o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years

   o the issuance of incentive stock options is subject to stockholder approval of the plan


   o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the compensation committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise

   o the compensation committee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options


     Upon the occurrence of events constituting of a change in control within the meaning of the 2000 Performance Incentive Plan, in the sole discretion of the board of directors,

   o all outstanding stock options and stock appreciation rights may become fully exercisable

   o all conditions and restrictions of all restricted stock grants may be deemed satisfied

   o all performance grants may be deemed fully earned


     1998 Performance Incentive Plan. Under the 1998 Performance Incentive Plan, officers, employees and non-employee directors may receive up to 3,000,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. Otherwise, the terms of the 1998 Performance Incentive Plan are substantially similar to the 2000 Performance Incentive Plan. The 1998 Performance Incentive Plan is administered by the compensation committee of the board of directors. As of February 29, 2000, options issued under the 1998 Performance Incentive Plan to purchase a total of 2,507,850 shares of common stock at a weighted average exercise price per share of $38.90 were outstanding, of which options to purchase 49,000 shares at a weighted average exercise price of $12.88 were fully vested. As of February 29, 2000, we had 492,150 shares of common stock available for future grant under this plan.

     1998 Stock Option Plan. The 1998 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 1,397,236 shares of common stock. The 1998 Stock Option Plan is administered by the compensation committee of the board of directors. As of February 29, 2000, options issued under the 1998 Stock Option Plan to purchase a total of 1,261,975 shares of common stock at a weighted average exercise price per share of $9.10 were outstanding, of which options to purchase 129,890 shares at a weighted average exercise price of $7.75 were fully vested. As of this date, we had 96,178 shares of common stock available for future grant under this plan. No options are issuable under the 1998 Stock Option Plan after September 2008.


     The terms of options granted under the 1998 Stock Option Plan are as determined by the option plan committee, subject to the following:

   o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant

   o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less that 110% of the fair market value on the date of grant

   o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years


   o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the compensation committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise

   o the option plan committee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options


     1997 Stock Option Plan. The 1997 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 600,000 shares of common stock. The terms of the 1997 Stock Option Plan are substantially similar to the terms of the 1998 Stock Option Plan except that exercisability is not subject to completion of this offering. This plan is presently administered by the compensation committee of the board of directors. As of February 29, 2000, options issued under the 1997 Stock Option Plan to purchase a total of 303,184 shares of common stock at a weighted average exercise price per share of $19.04 were outstanding, of which options to purchase 114,380 shares were fully vested and exercisable at a weighted average exercise price of $2.75. As of that date, we had 70,165 shares of common stock available for future grant under this plan. No options are issuable under the 1997 Stock Option Plan after September 2008.


     1996 Stock Option Plan. Digital Evolution had historically granted stock options to its officers and key employees under a stock option plan. As part of our merger with Digital Evolution, all of these options which were outstanding at the time of the merger were converted into stock options to acquire common stock at the ratio of .99 shares of U.S. Interactive for each share covered by a Digital Evolution option. No further stock options will be granted under this former Digital Evolution plan.


     Soft Plus Plans. Soft Plus had historically granted stock options to its officers and employees under three stock option plans. As part of the Merger, all of the options which were outstanding at the time of the Merger were converted into stock options to acquire a total of 1,408,866 shares of our common stock. No further stock options will be granted under any of the former Soft Plus Plans.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Eric Pulier, our Chairman of the Board, and John D. Shulman, a director, are stockholders of Exist Corporation and owned during part of 1999, in the aggregate, 36% of the equity of Exist on a fully diluted basis. Their aggregate ownership is currently 17% on a fully diluted basis. In addition, Mr. Pulier and Mr. Shulman each hold currently exercisable options to acquire an additional 6% of the equity ownership of Exist. Mr. Shulman is the Chairman of the Board and Mr. Pulier is a director of Exist. Pursuant to a professional services and consulting agreement dated January 6, 1999, we are providing professional services to Exist, including strategic design and development, in connection with Exist's development of an Internet global exchange platform. The agreement provides that Exist will pay a total of approximately $3.8 million for the services provided by us through December 1999. The professional services and consulting agreement dated January 6, 1999 replaces a prior agreement pursuant to which Exist paid a total of approximately $700,000 for similar services provided by us. Exist represented more than 10% of our revenue for the twelve months ended December 31, 1999.

     Eric Pulier, our Chairman of the Board, is the sole general partner of and together with his wife, Heather Pulier, owns 100% of Digital Evolution, L.P. Digital Evolution owns 50% of Chromazone LLC. Mr. Pulier is also a director of Chromazone.

     Chromazone owns a 50% equity interest in NetSmart, Inc. (formerly Chromazone.com, Inc.) Mr. Pulier is a director of NetSmart. Mr. Shulman, our director, owns 4% and is a director of NetSmart, Inc. Pursuant to a professional services and consulting agreement dated September 1999 with NetSmart, we are providing professional services to NetSmart in connection with a customized dial up and web browser application. The agreement provides that NetSmart will pay us $2.9 million. Through December 31, 1999, services totaling approximately $2.8 million have been invoiced to NetSmart for the services provided to NetSmart under this agreement, of which approximately $2.0 million had been paid as of that date. The September 1999 agreement replaces a letter agreement dated April 6, 1999, between Chromazone and us pursuant to which Chromazone paid a total of approximately $300,000 for similar services provided by us.

     Pursuant to the same professional services and consulting agreement dated September 1999 with NetSmart, we are providing professional services to Citicorp Electronic Commerce, Inc. in connection with the development of a small business portal and a business plan for new business enterprises. The agreement provides that NetSmart will pay us $1.7 million. Through December 31, 1999, services totaling approximately $1.6 million have been invoiced to NetSmart under this agreement, of which approximately $1.4 million had been paid as of that date.

     Chromazone and NetSmart represented more than 13% of our revenue for the twelve months ended December 31, 1999.

     Chromazone owns a 31% equity interest in Decision Support Systems, Inc.
(DSS). Pursuant to a professional services agreement dated July 20, 1999, with DSS, we provided professional services to DSS in connection with the development of the health care portal. The agreement provides that DSS will pay us $30,000. Through December 30, 1999, services totaling approximately $30,000 have been invoiced to DSS, all of which has been paid.

     Digital Evolution owns a 35% equity interest in Interactive Video Technology, Inc. (IVT). Pursuant to a professional services agreement dated September 1998 between IVT and Toyota Motor Sales, U.S.A., Inc., we were engaged to assist in Application Development for Toyota Motor Sales, U.S.A., Inc. The agreement provides that IVT will pay us $210,000. Through December 31, 1999, services totaling approximately $210,000 have been invoiced to IVT, of which IVT has paid a total of $164,000.

     Michael M. Carter previously held options to purchase 50,000 shares of common stock of Soft Plus, which he received as compensation for his service on the Soft Plus advisory board, which options were converted into options to purchase a total of 18,658 shares of our common stock upon completion of the Soft Plus merger.

                      PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth, on a pro forma basis after giving effect to the Merger, information regarding the beneficial ownership of our common stock as of February 29, 2000 by:


     o our Chairman of the Board and Chief Executive Officer and each director

     o all of our directors and executive officers as a group

     o each person known to us to own beneficially more than 5% of our outstanding shares

     o the selling stockholders


     A person has beneficial ownership of shares if the individual has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options that are presently exercisable or will become exercisable within 60 days of the date of this prospectus.

     The address for all directors and executives is 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406.


     As of February 29, 2000, on a pro forma basis after giving effect to the Merger, there were 23,035,479 shares of our common stock outstanding.



     To calculate a stockholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that stockholder. Options held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.


     The table below assumes that the underwriters have not exercised their over-allotment option. In addition, the symbol "*" means that the percentage is less than one percent.

                                                 Beneficial Ownership                           Beneficial Ownership
                                                  Prior to Offering                                After Offering
                                              --------------------------        Shares        -------------------------
Beneficial Owner                                 Number      Percentage     Offered Hereby       Shares      Percentage
-------------------------------------------   -----------   ------------   ----------------   -----------   -----------
Named Executive Officers and Directors:
 Eric Pulier (1) ..........................    3,462,569         14.9%                         3,462,569        13.2%
 Stephen T. Zarrilli (2) ..................      595,767          2.6                            595,767         2.3
 Ajit M. Prabhu (3) .......................       46,376            *                             46,376           *
 James J. Huser (4) .......................       61,250            *                             61,250           *
 Mohan Uttarwar (5) .......................      984,310          4.3                            984,310         3.8
 Philip L. Calamia (6) ....................       63,900            *                             63,900           *
 John D. Shulman (7) ......................      308,429          1.3                            308,429         1.2
 E. Michael Forgash .......................       11,778            *                             11,778           *
 Robert E. Keith, Jr. (8) .................        4,471            *                              4,471           *
 John H. Klein ............................        1,000            *                              1,000           *
 William C. Jennings ......................           --           --                                 --          --
 Robert V. Napier .........................        2,000            *                              2,000           *
All directors, executive officers as a
 group (14 persons) (9) ...................    5,610,522         23.9                          5,610,522        21.2
Named Former Executive Officer:
 Larry W. Smith (10) ......................      795,701          3.3                            795,701         3.1
Other Five Percent Holder:
 Safeguard Scientifics, Inc. (11) .........    2,559,691         10.0                          2,559,691         9.8
Additional Selling Stockholders:
 Vulcan Ventures Inc. (12) ................      692,355          2.9          200,000           492,355         1.9
 IVG Postco LLC (12) ......................      275,200          1.2          145,000           130,200           *

                                           Beneficial Ownership                         Beneficial Ownership
                                             Prior to Offering                             After Offering
                                          -----------------------        Shares        ----------------------
Beneficial Owner                           Number     Percentage     Offered Hereby     Shares     Percentage
---------------------------------------   --------   ------------   ----------------   --------   -----------
 Chandrasekhar Living Trust dated
   August 26, 1998(14)(20) ............     6,685         *               2,005          4,680         *
 VLG Investments 1999(15)(20) .........    16,290         *               4,887         11,403         *
 MMC/GATX Partnership No. 1
   (16)(20) ...........................    54,818         *              16,445         38,373         *
 Tae Hea Nahm(17)(20) .................     5,262         *               1,578          3,684         *
 Miriam K. Frazer(18)(20) .............     4,228         *               1,268          2,960         *
 Phillip Dunkelberger(19)(20) .........    13,978         *               4,193          9,785         *



------------
 (1) Includes 189,093 shares issuable upon exercise of options and 1,069 shares issuable upon exercise of options held by Heather Pulier, Mr. Pulier's wife. Includes 50,000 shares held by Mr. Pulier, as trustee, under the Eric Pulier 1999 Qualified Grantor Retained Annuity Trust.

 (2) Includes 51,525 shares issuable upon exercise of options, 24,195 shares held as Custodian under the Uniform Transfers to Minors Act for the benefit of Mr. Zarrilli's three children, and 5,000 shares held as Custodian under the California Uniform Transfers to Minors Act for the benefit of Mr. Pulier's son. Includes 50,000 shares held by Mr. Zarrilli, as trustee, under the Stephen T. Zarrilli 1999 Qualified Grantor Retained Annuity Trust.


 (3) Includes 45,376 shares which Mr. Prabhu is entitled to receive from InVenGen LLC under the terms of a confidential compensation agreement between Mr. Prabhu and InVenGen LLC upon the satisfaction of certain employment taxes by Mr. Prabhu. Excludes shares which Mr. Prabhu is entitled to receive in two equal installments on September 12, 2000 and March 12, 2000, under the same agreement and subject to satisfaction of the same condition. We acquired all of the assets of InVenGen LLC on March 12, 1999. See note 13, below.

 (4) Includes 61,250 shares issuable upon exercise of options.


 (5) Mr. Uttarwar acquired 775,910 shares on March 8, 2000, and is entitled to receive an additional 208,400 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.


 (6) Includes 47,400 shares issuable upon exercise of options.


 (7) Includes 297,737 shares held jointly with Alison B. Shulman, Mr. Shulman's wife, as tenants by the entireties. Includes 10,692 shares issuable upon exercise of options.


 (8) Includes 311 shares held through a self-directed account in the Safeguard 401(k) plan.

 (9) Includes 425,106 shares issuable upon exercise of options, including 1,069 shares issuable upon exercise of options held by Mr. Pulier's wife.

(10) Includes 200,000 shares held by Mr. Smith, as trustee, under the Larry W. Smith 1999 Qualified Grantor Retained Annuity Trust. Mr. Smith is one of our co-founders and served as one of our directors from 1991 to May 1999, President from September 1991 to July 1998, and Chief Executive Officer from September 1996, to December 1998. Mr. Smith is party to a severance agreement with us relating to his resignation.

(11) Includes 2,114,787 shares issued to Safeguard 98 Capital L.P., 392,081 shares issued to Safeguard Delaware, Inc., 52,677 shares issued to Safeguard Scientific (Delaware), Inc., and 147 shares issued to Technology Leaders Management, Inc. Safeguard Delaware, Inc., Safeguard Scientific (Delaware), Inc. and Technology Leaders Management, Inc. are wholly-owned subsidiaries of Safeguard Scientifics, Inc. Safeguard Delaware, Inc. is the sole general partner of Safeguard 98 Capital L.P. and has sole authority and responsibility for all investments, voting and disposition decisions regarding such shares. Safeguard Delaware, Inc. holds approximately a 91.2% general partnership interest in Safeguard 98 Capital L.P. Robert E. Keith, one of our directors, is a director of Safeguard Scientifics, Inc. The address of Safeguard is Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(12) The selling stockholder is a party to an investors' rights agreement.

(13) Includes 275,200 shares which IVG Postco LLC (formerly, InVenGen LLC) acquired in connection with our acquisition of all of the assets of InVenGen LLC on March 12, 1999. Certain former employees of InVenGen have a right to acquire all of these shares upon payment of certain employment taxes, including certain shares referred to in note 3, above, which Mr. Prabhu has a right to acquire, pursuant to certain confidential compensation agreements between the employee and InVenGen LLC. This includes 145,000 shares being sold by IVG Postco LLC in this offering on behalf of its former employees for the payment of those employment taxes. Does not include 137,600 shares held by Dilworth Paxson LLP as escrow agent pursuant to the terms of an escrow agreement contingent upon certain former employees of InVenGen LLC remaining in the employ of U.S. Intereactive through March 12, 2001, which shares those same former employees of InVenGen have a right to acquire pursuant to the terms of those same confidential compensation agreements.

(14) Includes 1,415 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(15) Includes 3,449 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(16) Includes 11,606 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(17) Includes 1,114 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(18) Includes 895 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(19) Includes 2,960 shares held by The Chase Manhattan Trust Company, N.A., as escrow agent pursuant to the terms of an escrow agreement as security for certain contingent liabilities of Soft Plus, in connection with the Merger.

(20) To the best of our knowledge, the selling stockholder has not held any office or maintained any material relationship with us or our affiliates over the past three years.

                         DESCRIPTION OF CAPITAL STOCK




Our Authorized Capital Stock at February 29, 2000



   o 90 million shares of common stock, par value $0.001 per share


   o 15 million shares of preferred stock, par value $0.001 per share



   o immediately after the sale of the shares of common stock in this offering, we will have 26,035,479 shares of common stock outstanding, including the shares issued in connection with the Merger



Common Stock


Voting:


     o one vote for each share held of record on all matters submitted to a vote of stockholders


     o no cumulative voting rights


     o election of directors by plurality of votes cast


     o all other matters by majority of the votes cast


Dividends:


   o subject to preferential dividend rights, if any, of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends


   o the board of directors may only declare dividends out of legally available funds

Additional Rights:


   o subject to the preferential liquidation rights, if any, of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up


   o no preemptive rights


   o no subscription rights


   o no redemption rights


   o no sinking fund rights


   o no conversion rights



     The rights and preferences of common stockholders are subject to the rights of any series of preferred stock we may issue in the future.



Preferred Stock


     We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to certain limitations prescribed by law, up to an aggregate of 15 million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control. No shares of preferred stock are outstanding and we presently have no plans to issue shares of preferred stock.

Limitation on Liability


     Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

   o for any breach of such person's duty of loyalty

   o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law

   o for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law

   o for any transaction resulting in receipt by such person of an improper personal benefit


     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.


     We have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.


Certain Anti-Takeover Provisions


     Our certificate of incorporation provides for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. Any director not elected by holders of preferred stock may be removed only for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.


     Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire U.S. Interactive. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of U.S. Interactive. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of U.S. Interactive. We have no present plans to issue any shares of preferred stock.


     The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.


     After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to U.S. Interactive. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

   o mergers

   o consolidations

   o sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation

   o certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation

     The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

   o the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder"

   o the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder" if the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder"

     The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.


Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have outstanding an aggregate of 26,035,479 shares of our common stock, including the shares issued in connection with the Merger, assuming no exercise of the underwriters' over-allotment option and no exercise of options that were outstanding as of February 29, 2000. Of these shares, all of the 3,375,376 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Approximately 15,977,687 of the remaining outstanding shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

     As of February 29, 2000 and on a pro forma basis after giving effect to the Merger, subject to the contractual restrictions described below, additional shares may be sold without registration under the Securities Act as follows:

   o 4,668,605 shares of our common stock issuable upon exercise of outstanding options are eligible for sale under a registration statement on Form S-8 relating to such shares; 875,909 of such options were exercisable. There were a total of approximately 4,658,493 shares of our common stock reserved for issuance upon exercise of options which may be granted in the future under our employee benefit plans


   o 70,000 shares of our common stock issuable upon exercise of a warrant


   o 11,837,837 shares of our common stock then outstanding will be eligible for sale under Rule 144 or Rule 701


   o the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods


Lock-Up Agreements


     The underwriters have requested that the stockholders selling shares in this offering enter into lock-up agreements under which they would agree not to transfer or otherwise dispose of, directly or indirectly, without the prior written consent of Lehman Brothers Inc., any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days following the date of this prospectus. Transfers or dispositions can be made during the lock-up period in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.

     In connection with the Merger, certain shareholders of Soft Plus who received 50,000 or more shares of our common stock in the Merger, holding a total of approximately 2,880,351 unregistered shares of our common stock which they received in the Merger, signed an agreement requiring them to hold their shares for up to two years, with the restriction to lapse with respect to 25% of the shares every six months beginning on a date six months following the closing of the Merger.



Rule 144


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


   o one percent of the number of shares of our common stock then outstanding, which will equal approximately 260,355 shares immediately after this offering


   o the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.


Rule 701

     In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement prior to our initial public offering are eligible to resell such shares subject to the requirement that the shares are sold in brokers' transactions (as defined in Rule 144(f) contained in Rule 144).


Registration Rights

     Some holders of our common stock have been granted registration rights. Registration of shares of our common stock pursuant to an exercise of demand registration rights, piggyback registration rights or shelf registration rights would result in such shares becoming freely tradable without restriction under the Securities Act upon the effectiveness of such registration and may adversely affect our stock price.


     Other than shares being sold in this offering, under an investors' rights agreement with U.S. Interactive, a total of 4,000,982 shares of our common stock are covered by these registration rights. The shares of our common stock owned or that can be acquired upon conversion are divided into two categories under the investors' rights agreement -- registrable investors' securities and registrable individuals' securities. In particular, persons holding, in the aggregate, not less than 40% of the registrable investors' securities can demand on two occasions that we register their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. Persons holding in the aggregate, not less than 20% of the registrable individuals' securities can demand on two occasions that we register 20% of their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. In addition, all the holders are entitled under the investors' rights agreement to piggyback registration rights, subject to reduction at the discretion of an underwriter. Piggyback registration rights entitle stockholders to include shares in a registered public offering that has been initiated by U.S. Interactive. All holders are also entitled under the investors' rights agreement to an aggregate of four shelf registrations on a registration statement on Form S-3 provided that the number of shares to be covered by each shelf registration has an aggregate price to the public of not less than $2.0 million.


     In addition, in connection with the Merger, we granted the following registration rights to former Soft Plus shareholders under a registration rights agreement with respect to the shares of our common stock issued to them in the Merger:


   o stockholders who sign a lock up agreement and who were not employed by or directors of Soft Plus within 30 days of the closing date of the Merger (or controlled by an individual not a director or employed by Soft Plus within 30 days prior to such date) have been given the right to participate (subject to underwriters' cutback) in this offering with respect to up to 30% of their shares. Approximately 120,000 of these shares are entitled to be registered, of which 30,376 are being sold in this offering;

   o all stockholders have been granted limited rights to participate in a second firmly underwritten public offering, if any, by us of our common stock occurring within 24 months following closing of the Merger for not more than 35% of the shares of our common stock owned by them on the date of the filing of the registration statement for the second offering. The right of some of the principal shareholders of Soft Plus to participate in the offering is limited to not more than 15% of the shares owned by them on the filing of the registration statement. Approximately 690,227 shares are entitled to participate in the second offering (if any); and

   o we have agreed to file a registration statement on Form S-3 to register 25% of the shares issued in the Merger subject to receiving lock up agreements once we are eligible to register our shares on Form S-3. Approximately 720,088 of these shares would be entitled to be registered on Form 3. (We anticipate that we will become eligible to utilize Form S-3 in August 2000.)



Stock Options


     On September 29, 1999, we filed a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our three stock option plans and our 1998 Performance Incentive Plan. We anticipate that we will file a registration statement on Form S-8 not later than June 30, 2000, covering shares of our common stock reserved for issuance under our 2000 Performance Incentive Plan. As of February 29, 2000, options to purchase 4,668,605 shares of our common stock were issued and outstanding, of which options to purchase a total of 875,909 shares of our common stock were vested. Accordingly, shares registered under such registration statement are, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market.

     The shares of our common stock issuable upon exercise of the Soft Plus options that in connection with the Merger gave the holder thereof a right to purchase our common stock will be registered on a Registration Statement on Form S-8 to be filed within 90 days following the closing of this offering, but in any event not later than 150 days following the closing date of the Merger.

                                 UNDERWRITING


     Under the underwriting agreement between the indentures, us and the selling stockholders, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Chase Securities Inc., Deutsche Bank Securities Inc., First Union Securities, Inc., Adams, Harkness & Hill, Inc. and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:







                                                                             Number of
Underwriters                                                                  Shares
------------------------------------------------------------------------   ------------
     Lehman Brothers Inc. ..............................................
     Chase Securities Inc. .............................................
     Deutsche Bank Securities Inc. .....................................
     First Union Securities, Inc. ......................................
     Adams, Harkness & Hill, Inc. ......................................
     Fidelity Capital Markets, a division of National Financial Services
       Corporation .....................................................
                                                                                 ------
       Total ...........................................................
                                                                            ===========




     Of the 3,375,376 shares to be purchased by the underwriters, 3,000,000 shares will be purchased from us and 375,376 shares will be purchased from the selling stockholders.

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.


     The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $ . per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $ . per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us and the selling stockholders to the underwriters and the proceeds before expenses to us and the selling stockholders. The underwriting discount was determined through discussion with our management and by reference to the underwriters' experience with transactions of this type and companies in similar industries. This information is presented assuming either no exercise or full exercise by the underwriters of their overallotment option.

                                                                                Total
                                                                       -----------------------
                                                                        Without
                                                          Per share     Option     With Option
                                                         -----------   --------   ------------
Public offering price ................................   $             $          $
Underwriting discount ................................   $             $          $
Proceeds before expenses to U.S. Interactive .........   $             $          $
Proceeds before expenses to the selling stockholders     $             $          $


     The expenses of the underwritten offering, exclusive of the underwriting discount, are estimated at $800,000 and are payable by us. The following table details these expenses. All amounts shown are estimates, with the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     SEC registration fee .......................    $ 39,954
     NASD filing fee ............................      30,500
     Transfer agent and registrar fees ..........      10,000
     Printing and engraving .....................     150,000
     Legal fees .................................     250,000
     Nasdaq National Market listing fee .........      17,500
     Accounting fees ............................     225,000
     Miscellaneous ..............................      77,046
                                                     --------
       Total ....................................    $800,000
                                                     ========



     We have granted to the underwriters an option to purchase up to an aggregate of 450,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.


     We have agreed that, without the prior consent of Lehman Brothers Inc., we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 90 days from the date of this prospectus.


     The underwriters have requested that the stockholders selling shares in this offering enter into a lock-up agreement under which it would agree not to transfer or otherwise dispose of, directly or indirectly, without the prior written consent of Lehman Brothers Inc., any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days following the date of this prospectus. See "Shares Eligible for Future Sale."


     Our common stock is quoted on the Nasdaq National Market under the symbol "USIT."


     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

     Since our initial public offering, Lehman Brothers has been acting as our financial advisor, including reviewing and evaluating capitalization strategies, performing structural and financial analysis of this offering and evaluating liquidity events for us and our employee-stockholders. Lehman Brothers also acted as financial advisor in connection with our acquisition of Soft Plus, for which it received customary fees for services provided.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock. The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.


     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, the representatives may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In addition, the representatives reserve the right to reclaim selling concessions from the underwriters and selling group members if the representatives receive a report that clients of the underwriters and selling group members have sold the stock they purchased in this offering generally within 30 days following this offering. The representatives would reserve this right even if the representatives do not purchase shares in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it might to discourage resales of the security by purchasers in an offering.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.


     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase (outside of the United States), in addition to the offering price listed on the cover of this prospectus.

     Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution of information through the Internet, their Intranet and other proprietary electronic technology.

     Lehman Brothers Inc., Chase Securities Inc., Deutsche Bank Securities Inc., First Union Securities, Inc., Adams, Harkness & Hill, Inc. and Fidelity Capital Markets, a division of National Financial Services Corporation, have informed us that they do not intend to confirm sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority. In addition, the other underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.


                                 LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Dilworth Paxson LLP, Philadelphia, Pennsylvania. As of February 18, 2000, certain partners of Dilworth Paxson LLP owned a total of approximately 41,047 shares of our common stock. Certain legal matters in connection with this offering are being passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements and schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Soft Plus as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.


     The financial statements of Digital Evolution as of December 31, 1996 and 1997, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of BDO Seidman, LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES


                         INDEX TO FINANCIAL STATEMENTS



Financial Statements                                                                          Page
--------------------                                                                         -----
U.S. Interactive, Inc. and Subsidiaries
 Independent Auditors' Report ............................................................    F-2
 Consolidated Balance Sheets, December 31, 1998 and 1999 .................................    F-3
 Consolidated Statements of Operations, Years ended December 31, 1997, 1998 and 1999 .....    F-4
 Consolidated Statements of Stockholders' Equity (Deficit), Years ended December 31,
  1997, 1998 and 1999 .....................................................................   F-5
 Consolidated Statements of Cash Flows, Years ended December 31, 1997, 1998 and 1999 .....    F-6
 Notes to Consolidated Financial Statements ..............................................    F-7
Digital Evolution, Inc.
 Report of Independent Accountants .......................................................   F-20
 Balance Sheets, December 31, 1996 and 1997, and June 30, 1998 (unaudited) ...............   F-21
 Statements of Operations, Years ended December 31, 1996 and 1997, and the six months
  ended June 30, 1997 and 1998 (unaudited) ...............................................   F-22
 Statements of Shareholders' Deficiency, Years ended December 31, 1996 and 1997, and the
  six months ended June 30, 1998 (unaudited) .............................................   F-23
 Statements of Cash Flows, Years ended December 31, 1996 and 1997, and the six months
  ended June 30, 1997 and 1998 (unaudited) ...............................................   F-24
 Notes to Financial Statements ...........................................................   F-25
Soft Plus, Inc. and Subsidiaries
 Independent Auditors' Report ............................................................   F-34
 Consolidated Balance Sheets, December 31, 1998 and 1999 .................................   F-35
 Consolidated Statements of Operations, Years ended December 31, 1997, 1998 and 1999 .....   F-36
 Consolidated Statements of Stockholders' Equity, Years ended December 31, 1997, 1998 and    F-37
  1999 Consolidated Statements of Cash Flows, Years ended December 31, 1997, 1998
  and 1999 ...............................................................................   F-38
 Notes to Consolidated Financial Statements ..............................................   F-39
Unaudited Pro Forma Financial Statements
 Unaudited Pro Forma Financial Information ...............................................   F-49
 Unaudited Pro Forma Combined Balance Sheet, December 31, 1999 ...........................   F-50
 Unaudited Pro Forma Combined Statement of Operations, Year ended December 31, 1999 ......   F-51
 Notes to Unaudited Pro Forma Combined Financial Statements ..............................   F-52

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
U.S. Interactive, Inc.

     We have audited the accompanying consolidated balance sheets of U.S. Interactive, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Interactive, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
February 9, 2000

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)



                                                                               December 31,
                                                                        --------------------------
                                                                            1998          1999
                                                                        -----------   ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..........................................    $  3,698      $  34,130
 Accounts receivable (net of allowance of $526 in 1998; and $75 in
   1999) ............................................................       3,388         12,274
 Fees and expenditures in excess of billings ........................         731            353
 Prepaid expenses and other current assets ..........................         305          2,383
                                                                         --------      ---------
   Total current assets .............................................       8,122         49,140
                                                                         --------      ---------
Furniture and equipment, net ........................................       1,375          5,451
Goodwill and other intangibles, net .................................      12,542          5,988
Other assets ........................................................         223          1,699
                                                                         --------      ---------
Total Assets ........................................................    $ 22,262      $  62,278
                                                                         ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ...................................................    $  1,512      $   2,641
 Accrued expenses ...................................................       2,176          5,164
 Notes payable -- bank ..............................................       1,706             --
 Current portion of long-term debt ..................................         162            977
 Billings in excess of fees and expenditures ........................         650          1,854
                                                                         --------      ---------
   Total current liabilities ........................................       6,206         10,636
LONG-TERM DEBT, net of current portion ..............................         583          1,666
                                                                         --------      ---------
Total Liabilities ...................................................       6,789         12,302

Commitments (Notes 9, 16 and 17)

Mandatorily redeemable convertible preferred stock, $.001 par value,
 15,000,000 shares authorized in 1998, 5,341,096 issued and
 outstanding in 1998 including accreted dividends of $477 at
 December 31, 1998 ..................................................      17,293             --
                                                                         --------      ---------
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock $.001 par value 15,000,000 shares authorized in 1999,
 none issued or outstanding in 1999 .................................          --             --
Common stock -- $.001 par value 90,000,000 shares authorized,
 9,124,999 shares issued in 1998 and 20,551,192 shares issued in
 1999 ...............................................................           9             21
 Additional paid-in capital .........................................      12,418         80,581
 Deferred stock compensation ........................................          --           (831)
 Treasury stock, 1,039,311 and 1,062,709 shares, at cost ............      (4,812)        (5,055)
 Accumulated deficit ................................................      (9,435)       (24,740)
                                                                         --------      ---------
 Total Stockholders' Equity (Deficit) ...............................      (1,820)        49,976
                                                                         --------      ---------
Total Liabilities and Stockholders' Equity (Deficit) ................    $ 22,262      $  62,278
                                                                         ========      =========

          See accompanying notes to consolidated financial statements.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)



                                                            Years Ended December 31,
                                                    -----------------------------------------
                                                       1997           1998           1999
                                                    ----------   -------------   ------------
REVENUE .........................................    $ 6,061       $  13,636      $  35,255
OPERATING COSTS AND EXPENSES:
 Project personnel and related expenses .........      2,841           7,405         18,687
 Management and administrative ..................      2,196           7,876         17,370
 Marketing and sales ............................      1,013           2,054          3,531
 Depreciation and amortization ..................        269           4,592         10,510
                                                     -------       ---------      ---------
   Total operating expenses .....................      6,319          21,927         50,098
                                                     -------       ---------      ---------
OPERATING LOSS ..................................       (258)         (8,291)       (14,843)
OTHER INCOME (EXPENSE):
 Interest expense ...............................        (51)           (223)          (399)
 Interest income ................................         19              71            853
                                                     -------       ---------      ---------
NET LOSS ........................................       (290)         (8,443)       (14,389)
Accretion of mandatorily redeemable preferred
 stock to redemption value ......................         --            (625)          (916)
                                                     -------       ---------      ---------
NET LOSS ATTRIBUTABLE TO COMMON
 STOCKHOLDERS ...................................    $  (290)      $  (9,068)     $ (15,305)
                                                     =======       =========      =========
BASIC AND DILUTED LOSS PER COMMON
 SHARE ..........................................    $  (.06)      $   (1.36)     $   (1.19)
                                                     =======       =========      =========
 Weighted average shares outstanding used in the
   loss per common share calculation:
 Basic and diluted ..............................      4,737           6,670         12,826
                                                     =======       =========      =========

          See accompanying notes to consolidated financial statements.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (In thousands, except per share data)





                                             Mandatorily
                                             Redeemable
                                             Convertible
                                           Preferred Stock           Preferred Stock          Common Stock
                                      -------------------------  ------------------------  -------------------
                                         Shares       Amount        Shares       Amount     Shares     Amount
                                      -----------  ------------  -----------  -----------  --------  ---------
BALANCES AT DECEMBER
 31, 1996 ..........................         --     $       --       1,000     $     966     4,736    $   243
Issuance of Series B preferred
 stock, net of $26 in costs ........         --             --         595           974        --         --
Net loss ...........................         --             --          --            --        --         --
                                          -----     ----------       -----     ---------     -----    -------
BALANCES AT DECEMBER
 31, 1997 ..........................         --             --       1,595         1,940     4,736        243
Merger with Digital Evolution ......      1,573          4,490          --            --     4,385          4
Conversion of no par common
 stock to $.001 par value ..........         --             --          --            --        --       (238)
Issuance of Series D preferred
 stock, net of $25 in costs ........      2,339         10,807          --            --        --         --
Repurchase of common stock .........         --             --          --            --        --         --
Repurchase of preferred stock ......       (220)          (569)         --            --        --         --
Issuance of warrants in
 connection with debt financing              --             --          --            --        --         --
Exercise of stock options ..........         --             --          --            --         4         --
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................         --            477          --            --        --         --
Conversion of preferred stock to
 mandatorily redeemable
 preferred stock ...................      1,649          2,088      (1,595)       (1,940)       --         --
Net loss ...........................         --             --          --            --        --         --
                                          -----     ----------      ------     ---------     -----    -------
BALANCES AT DECEMBER
 31, 1998 ..........................      5,341         17,293          --            --     9,125          9
Issuance of common stock in
 connection with acquisition .......         --             --          --            --       585          1
Deferred stock compensation ........         --             --          --            --       275         --
Repurchase of common stock .........         --             --          --            --        --         --
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................         --            916          --            --        --         --
Conversion of mandatorily
 redeemable preferred stock to
 common stock ......................     (5,341)       (18,209)         --            --     5,341          5
Issuance of common stock in
 public offering (net) .............         --             --          --            --     4,866          5
Amortization of deferred stock
 compensation ......................         --             --          --            --        --         --
Exercise of stock options ..........         --             --          --            --       359          1
Net loss ...........................         --             --          --            --        --         --
                                         ------     ----------      ------     ---------     -----    -------
BALANCES AT DECEMBER
 31, 1999 ..........................         --     $       --          --     $      --    20,551    $    21
                                         ======     ==========      ======     =========    ======    =======

                                         Deferred      Additional                                      Total
                                           Stock         Paid-in      Treasury     Accumulated     Stockholders'
                                       Compensation      Capital        Stock        Deficit      Equity (Deficit)
                                      --------------  ------------  ------------  -------------  -----------------
BALANCES AT DECEMBER
 31, 1996 ..........................    $      --       $   (21)      $     --      $     (77)      $    1,111
Issuance of Series B preferred
 stock, net of $26 in costs ........           --            --             --             --              974
Net loss ...........................           --            --             --           (290)            (290)
                                        ---------       -------       --------      ---------       ----------
BALANCES AT DECEMBER
 31, 1997 ..........................           --           (21)            --           (367)           1,795
Merger with Digital Evolution ......           --        12,506             --             --           12,510
Conversion of no par common
 stock to $.001 par value ..........           --           238             --             --               --
Issuance of Series D preferred
 stock, net of $25 in costs ........           --            --             --             --               --
Repurchase of common stock .........           --            --         (4,812)            --           (4,812)
Repurchase of preferred stock ......           --          (451)            --             --             (451)
Issuance of warrants in
 connection with debt financing                --           140             --             --              140
Exercise of stock options ..........           --             6             --             --                6
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................           --            --             --           (477)            (477)
Conversion of preferred stock to
 mandatorily redeemable
 preferred stock ...................           --            --             --           (148)          (2,088)
Net loss ...........................           --            --             --         (8,443)          (8,443)
                                        ---------       -------       --------      ---------       ----------
BALANCES AT DECEMBER
 31, 1998 ..........................           --        12,418         (4,812)        (9,435)          (1,820)
Issuance of common stock in
 connection with acquisition .......           --         2,923             --             --            2,924
Deferred stock compensation ........       (1,376)        1,376             --             --               --
Repurchase of common stock .........           --            --           (243)            --             (243)
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................           --            --             --           (916)            (916)
Conversion of mandatorily
 redeemable preferred stock to
 common stock ......................           --        18,205             --             --           18,210
Issuance of common stock in
 public offering (net) .............           --        44,512             --             --           44,517
Amortization of deferred stock
 compensation ......................          545            --             --             --              545
Exercise of stock options ..........           --         1,147             --             --            1,148
Net loss ...........................           --            --             --        (14,389)         (14,389)
                                        ---------       -------       --------      ---------       ----------
BALANCES AT DECEMBER
 31, 1999 ..........................    $    (831)      $80,581       $ (5,055)     $ (24,740)      $   49,976
                                        =========       =======       ========      =========       ==========

          See accompanying notes to consolidated financial statements.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)



                                                                            Years Ended December 31,
                                                                 -----------------------------------------------
                                                                      1997             1998             1999
                                                                 -------------   ---------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ....................................................     $   (290)       $ (8,443)        $ (14,389)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
 Depreciation and amortization ...............................          269           4,592            10,510
 Amortization of deferred stock compensation and other
   non-cash charges ..........................................           --              89               705
 Changes in operating assets and liabilities, net of
   effects of acquisitions:
   Increase in accounts receivable ...........................       (1,340)           (113)           (8,854)
   Increase (decrease) in fees and expenditures in
    excess of billings .......................................          (49)           (630)              378
   Increase in prepaid expenses and other assets .............           (9)           (163)           (3,478)
   Increase in accounts payable and accrued expenses .........        1,025           1,929             4,050
   Increase (decrease) in billings in excess of fees and
    expenditures .............................................          371            (708)            1,204
                                                                   ---------       --------         ---------
 Net cash used in operating activities .......................          (23)         (3,447)           (9,874)
                                                                   ---------       --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture and equipment .........................         (422)           (573)           (4,735)
 Acquisitions, net of cash acquired ..........................         (166)             (4)              (47)
 Other .......................................................          (24)            (72)             (177)
                                                                   ---------       ----------       ---------
 Net cash used in investing activities .......................         (612)           (649)           (4,959)
                                                                   ---------       ----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net (repayments) borrowings under bank line of credit .                (45)          1,700            (1,700)
 Net (repayments) proceeds from equipment financing ..........          (79)           (201)            1,620
 Proceeds from term loan .....................................           --             600                --
 Repayment of stockholder loans ..............................          (23)            (24)              (20)
 Payment of deferred financing fees ..........................           --             (48)               --
 Net proceeds from issuance of preferred stock ...............          974          10,807                --
 Payments to acquire treasury stock ..........................           --          (4,812)               --
 Net proceeds from issuance of common stock ..................           --              --            44,517
 Payments to repurchase preferred stock ......................           --          (1,020)               --
 Proceeds from exercise of stock options .....................           --               6               848
                                                                   ---------       ----------       ---------
 Net cash provided by financing activities ...................          827           7,008            45,265
                                                                   ---------       ----------       ---------
 Net increase in cash and cash equivalents ...................          192           2,912            30,432
 Cash and cash equivalents, beginning of period ..............          594             786             3,698
                                                                   ---------       ----------       ---------
 Cash and cash equivalents, end of period ....................     $    786        $  3,698         $  34,130
                                                                   =========       ==========       =========

          See accompanying notes to consolidated financial statements.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Description of Business


     U.S. Interactive, Inc. (the Company) is a leading Internet professional services firm focused on providing e2e SolutionsSM to Global 2000 organizations. e2e solutions utilize Internet, wireless and broadband technologies to enable organizations to fully leverage their information resources to effectively communicate, share knowledge and conduct business transactions with key constituencies such as employees, customers, suppliers and partners. When developing our solutions, we draw upon our expertise in Internet strategy consulting, application development, digital brand creation, security and enterprise application integration.


     The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional capital through public or private equity financing, bank financing or other sources of capital. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 2000. The Company may require additional capital to finance its future operations beyond 2000. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to the Company.



     As further described in note 8, in August 1999 the Company completed an initial public offering of its common stock, and as described in note 18, in March 2000 the Company acquired by merger Soft Plus, Inc.



Principles of Consolidation


     The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Web Access, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.


Cash Equivalents


     Cash equivalents consist primarily of money market accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


Furniture and Equipment


     Furniture, purchased software and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives of two to five years. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the remaining term of the related lease.


Goodwill and Other Intangibles


     Goodwill and other intangibles are being amortized over two to five years. Accumulated amortization was $4,287,000 and $13,760,000 as of December 31, 1998 and 1999, respectively. The Company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires the Company to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

Revenue Recognition

     The Company derives its revenues primarily from consulting service agreements (including retainer fees, fixed price and time and materials agreements) and to a lesser extent advertising commissions.

     Revenues are recognized on fixed price engagements over the period of each engagement using primarily the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Provisions for contract adjustments and losses are recorded in the period such items are identified. Fees and expenditures in excess of billings represent costs incurred and estimated profits on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in advance of services being performed.

     Commissions earned from advertising placed with media are generally recorded as revenue at the time the advertising appears or is broadcast. Commissions earned for production expenditures and fees derived from other services are recognized as revenue upon performance of the service.


Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.


Financial Instruments

     The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable and debt. Cash and cash equivalents, accounts receivable and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments. The Company's debt is carried at cost, which approximates fair value, as the debt bears interest at rates approximating current market rates.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any potential contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Stock-Based Compensation

     SFAS No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB No. 25) with pro forma disclosures of net income as if the fair value method had been applied. The Company applies APB No. 25 for stock options and stock based awards.


Long-Lived Assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company periodically evaluates the carrying value of long-lived

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES
assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. The Company has identified no such impairment losses.


Historical Net Loss Per Share and Pro Forma Net Loss Per Share

     The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS No. 128). Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. For all loss periods, the effect of common equivalent shares is anti-dilutive.

     The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and including the shares issued as a result of the assumed conversion of all outstanding shares of convertible preferred stock as if they had been outstanding from the date of their issuance even if the effect is anti-dilutive. Net loss per share amounts for all periods have been presented to conform to SFAS No. 128 requirements and the accounting rules set forth in Staff Accounting Bulletin No. 98 issued by the SEC in February 1998.

     The following table sets forth the computation of loss per share (in thousands, except per share amounts).



                                                                             Year Ended December 31,
                                                                    -----------------------------------------
                                                                       1997          1998            1999
                                                                    ----------   ------------   -------------
Numerator: Net loss attributable to common stockholders .........     $ (290)      $ (9,068)      $ (15,305)
Denominator:
 Historical weighted-average shares outstanding for basic and
   diluted loss per common share ................................      4,737          6,670          12,826
 Basic and diluted loss per common share ........................     $ (.06)      $  (1.36)      $   (1.19)


                                                                             Year Ended December 31,
                                                                    -----------------------------------------
                                                                       1997          1998            1999
                                                                    ----------   ------------   -------------
Numerator: Net loss attributable to common stockholders .........     $ (290)      $ (9,068)      $ (15,305)
Pro forma denominator:
 Historical weighted-average shares outstanding for basic and
   diluted loss per common share ................................      6,074          9,634          18,167
Pro forma basic and diluted loss per common share ...............     $ (.05)      $   (.94)      $    (.84)

Recent Accounting Pronouncements

     The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.


Reclassifications

     Certain amounts previously reported have been reclassified to conform to the current year presentation.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION



                                                                       Year Ended December 31,
                                                                    ------------------------------
                                                                     1997       1998        1999
                                                                    ------   ----------   --------
Cash paid during the year for (in thousands):
   Interest .....................................................    $ 46     $   213      $  419
Supplemental non-cash investing and financing activities:
 Acquisition (in thousands):
   Fair value of assets acquired (including cash of $332 in
    1998 and $135 in 1999) ......................................    $  8     $ 2,064      $  544
   Liabilities assumed ..........................................     485       1,192         359
   Fair value of stock issued in connection with acquisitions
    (note 3) ....................................................      --      17,000       2,924
 Issuance of warrants in connection with bank financing .........      --         140          --

3. ACQUISITIONS

     On May 1, 1997, the Company acquired certain assets and assumed certain liabilities of Mixed Media Works, Inc. (MMW), a regional Internet professional services firm. The purchase price was approximately $485,000 and was allocated to the assets acquired and liabilities assumed based on fair values as of the date of acquisition. The fair value of the assets acquired and liabilities assumed was $8,000 and $485,000, respectively. The acquisition was accounted for using the purchase method of accounting and, as such, the excess of the purchase price over the fair values of the assets acquired of $477,000 was recorded as goodwill and is being amortized over five years. The results of operations of MMW were not material to the Company.

     On July 2, 1998, the Company completed a merger (the DE Merger) with Digital Evolution, Inc. (DE), an Internet professional services firm that provided development services for Internet, intranet and extranet applications. The shareholders of DE agreed to exchange their common and preferred shares for common and preferred shares of the Company.

     This resulted in the Company issuing 4,383,954 shares of common stock, 1,573,533 shares of Series A mandatorily redeemable convertible preferred stock and 1,043,945 options to purchase Company common stock. The aggregate purchase price was approximately $17 million. In connection with the DE Merger, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

     The DE Merger was accounted for under the purchase method of accounting. The results of operations of DE have been included in the Company's consolidated financial statements since July 1, 1998.

     The excess of the purchase price over the fair value of the net identifiable assets acquired of $16,128,000 has been recorded as goodwill and other intangible assets and is amortized on a straight-line basis over its estimated life of two years.

     The purchase price was allocated as follows (in thousands):



       Fair value of assets acquired
        (Primarily accounts receivable and fixed assets) .........     $  2,064
       Goodwill and related intangible assets ....................       15,283
       Assembled workforce .......................................          845
       Fair value of liabilities acquired ........................       (1,192)
                                                                       --------
                                                                       $ 17,000
                                                                       ========


     In March 1999, the Company acquired certain assets and assumed certain liabilities of InVenGen LLC, a Internet professional services firm, in exchange for 584,800 shares of the Company's common stock having an

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES
estimated fair market value of $2,924,000 at the time of the transaction. The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. The balance of the purchase price was recorded as goodwill and is being amortized over two years.

     The Company also issued 275,200 shares of restricted common stock in connection with the transaction. The former employees of InVenGen LLC who became employees of the Company are required to be employed by the Company during the next two-year period in order for the restricted shares to be released. If an employee leaves the Company during the next two-year period all unvested shares for such employees are forfeited. As of December 31, 1999, no shares have been forfeited. The Company recorded $1,376,000 of deferred stock compensation in connection with these restricted shares that will be amortized over the two-year period. The historical results of operations of InVenGen LLC are not material to the Company.

     The following table reflects unaudited pro forma combined results of operations of the Company, DE and InVenGen on the basis that the acquisitions had taken place at the beginning of 1998 (in thousands, except per share data).




                                                                       December 31,
                                                                ---------------------------
                                                                    1998           1999
                                                                ------------   ------------
       Revenue ..............................................    $  18,405      $  35,321
       Net loss attributable to common stockholders .........      (17,390)       (15,960)
       Basic and diluted loss per common share ..............      $ (1.94)       $ (1.23)


     In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of 1998 or of future operations of the combined companies under the ownership and management of the Company.


4. FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following (in thousands):



                                                                       December 31,
                                                                   ---------------------
                                                                      1998        1999
                                                                   ---------   ---------
       Equipment ...............................................    $1,520      $4,984
       Purchased software ......................................       201       1,156
       Furniture and fixtures ..................................       329         540
       Leasehold improvements ..................................       331         757
                                                                    ------      ------
                                                                    $2,381      $7,437
       Less: accumulated depreciation and amortization .........     1,006       1,986
                                                                    ------      ------
       Furniture and equipment -- net ..........................    $1,375      $5,451
                                                                    ======      ======

5. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):



                                                       December 31,
                                                   ---------------------
                                                      1998        1999
                                                   ---------   ---------
       Accrued personnel related costs .........    $1,016      $1,538
       Legal and professional fees .............       370         765
       Accrued media ...........................        50       1,945
       Other ...................................       740         916
                                                    ------      ------
                                                    $2,176      $5,164
                                                    ======      ======

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

6. NOTES PAYABLE

     Bank Loan Agreement

     In July 1998, the Company executed a Loan and Security Agreement (the Loan Agreement) with a commercial bank that provides (i) a Line of Credit (the Line) in the amount of the lesser of $3,250,000 or the Borrowing Base (principally limited to 80% of eligible accounts receivable) and (ii) a Term Loan (the Loan) in the aggregate amount of $1,200,000. The Line matured on June 30, 1999, and bears interest at the prime rate plus 1.25%. In June 1999, as further amended in September 1999, the commercial bank extended the expiration date of the Line to June 30, 2000, and amended the financial covenants. The Loan was payable in 48 consecutive monthly installments of $25,000 beginning August 1, 1999, and bears interest at the prime rate plus 1.75%. The Loan was repaid in full and cancelled in September 1999. The Line is collateralized by substantially all of the Company's assets. The Company is required to comply with certain financial covenants, as defined in the Loan Agreement, which include cash flow and leverage ratios, working capital and tangible net worth levels. There was $1,700,000 outstanding under the Line and $600,000 outstanding under the Loan as of December 31, 1998. There was no balance outstanding under the Line or the Loan as of December 31, 1999.

     In connection with the Loan Agreement, the Company issued a warrant to the bank to purchase an aggregate of 70,000 shares of the Company's common stock at an exercise price of $3.50 per share which was the estimated fair market value of a share of the Company's common stock. The warrant may be exercised at any time until the tenth anniversary of the date of issuance of the warrant. The estimated fair value of the warrant was $140,000, which the Company recorded as debt issuance costs in July 1998. The debt issuance costs were amortized over the term of the Loan Agreement.

     Demand Notes -- Equipment

     During 1996, the Company entered into two demand notes with a bank to finance the purchase of certain equipment. Absent any demand by the lender, the Company was required to make monthly installments including interest through April 1998, as further described herein. Note No. 1 (original amount $15,000) required monthly installments of $500 with interest at the prime rate plus 1% (9.25% at December 31, 1998) on outstanding balances. Note No. 2 (original amount $59,000) required monthly installments of $2,200 with interest at 8.75%. Amounts outstanding under these notes at December 31, 1998 was $6,000, which was repaid in full during 1999.


7. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):



                                                                               December 31,
                                                                           --------------------
                                                                              1998       1999
                                                                           ---------   --------
       Unsecured stockholder loan with interest rate of 8.00% ..........    $   20          --
       Term loan with interest rate of 9.00% ...........................        12          --
       Capital lease obligations with interest rates of 5.00% to 19.00%
        maturing through 2003 ..........................................        79       2,643
       Term loan with interest rate of 9.50% ...........................       600          --
       Term loan with interest rate of 9.34% ...........................        34          --
                                                                            ------       -----
                                                                               745       2,643
       Less current portion ............................................       162         977
                                                                            ------       -----
                                                                            $  583      $1,666
                                                                            ======      ======


     Maturities of long-term debt are as follows (in thousands): 2000 -- $977; 2001 -- $861; 2002 -- $731 and 2003 -- $74.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY


Issuance of Preferred Stock

     In June 1996, the Company authorized, issued and sold 1,000,000 shares of Series A convertible preferred stock at a sale price of $1.00 per share. During 1997 the Company authorized, issued and sold 595,706 shares of Series B convertible preferred stock at a sale price of $1.68 per share. Proceeds from the sale of such shares were designated for the use of general working capital, with the exception that no part of such proceeds could be used to reduce any outstanding indebtedness. In connection with the Merger discussed in Note 3, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

     The holders of the Company's Series A, B, C and D mandatorily redeemable convertible preferred stock (the Preferred Stock) were entitled to a per annum return of 5.65% for the Series A and 10.0% for the Series B, C and D of the original purchase price only in the event of a redemption of the Preferred Stock. The holders of the Preferred Stock had demand and piggy back registration rights, as defined.

     Holders of Preferred Stock had the option to convert such shares into shares of common stock on a 1:1 ratio. The conversion rate on a particular series of Preferred Stock was subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. On the fifth anniversary of the issue date of each respective Series of Preferred Stock and, upon the one-time election of each of the holders of the shares of each respective Series of Preferred Stock, the Company was required to redeem all shares of each respective Series of Preferred Stock.

     The Preferred Stock voted on an as if converted basis.


Issuance of Series D Mandatorily Redeemable Convertible Preferred Stock

     In September 1998, the Company sold 2,339,628 shares of Series D mandatorily redeemable convertible preferred stock, with the same preferences described above, to Safeguard Scientifics, Inc. (Safeguard) for $10,832,478. As part of Safeguard's investment, Safeguard also has the right, under certain conditions and with the Company's consent, to conduct an offering of the Company's common stock to Safeguard stockholders.

     Preferred Stock consisted of the following at December 31, 1997 and 1998 (in thousands, except per share data):



                                                        Issued and
                       Per Share                        Outstanding
                                                       December 31,
                      Liquidation                   -------------------
                         Value        Authorized      1997       1998
Preferred Series     -------------   ------------   --------   --------
Series A .........   $  2.83             1,574          --      1,385
Series B .........   $  0.95             1,053       1,000      1,021
Series C .........   $  1.68               596         596        596
Series D .........   $  4.63             2,339          --      2,339
                                         -----       -----      -----
                                         5,562       1,596      5,341
                                         =====       =====      =====

     Upon the closing of the Company's initial public offering in August 1999, all of the outstanding shares of mandatorily redeemable preferred stock were converted to shares of common stock on a one for one basis.


Reincorporation of the Company

     In connection with the DE Merger in July 1998, the Company amended its Articles of Incorporation to authorize 20,000,000 shares of Class A Common Stock ($.001 par value), 2,000,000 shares of Class B

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

Common Stock ($.001 par value), 5,000,000 shares of Preferred Stock ($.001 par value) of which 2,000,000 shares were designated Series A Preferred Stock, 2,000,000 shares were designated Series B Preferred Stock, and 1,000,000 shares were designated Series C Preferred Stock. The Class B Common Stock was identical to the Class A Common Stock in all respects except that the Class B Common Stock was non-voting.

     In September 1998, the Company was reincorporated in Delaware. In connection with the reincorporation, the Company is authorized to issue 90,000,000 shares, $.001 par value, of common stock and 15,000,000 shares, $.001 par value, of preferred stock of which 5,561,499 shares had been designated as Series A, B, C and D as of December 31, 1998.


Sale of Common Stock by Stockholders

     On July 1, 1998, certain officers and principal stockholders of the Company sold an aggregate of 300,000 shares of their holdings of Company common stock for $1,050,000, or $3.50 per share, to certain holders of the Company's mandatorily redeemable convertible preferred stock.


Purchase of Common Stock (Treasury Stock) and Preferred Stock from Stockholders


     In September 1998, contemporaneous with the Safeguard investment as described above, the Company purchased 1,039,311 shares of common stock for $4,811,994, or $4.63 per share and 188,824 shares of Series A mandatorily redeemable convertible preferred stock and 31,579 shares of Series B mandatorily redeemable convertible preferred stock for $1,020,466, or $4.63 per share from certain officers and principal stockholders of the Company.


Initial Public Offering


     In August 1999, the Company completed its Initial Public Offering of securities and issued a total of 4,865,848 shares of common stock at $10.00 per share (including a total of 692,250 shares issued to the underwriters upon exercise of the option which the Company had granted to them solely to cover overallotments). An additional 441,402 shares were sold by existing stockholders at $10.00 per share. Upon the initial closing of the public offering, all 5,341,096 of the outstanding shares of mandatorily redeemable convertible preferred stock were converted to 5,341,096 shares of common stock. Proceeds to the Company from its Initial Public Offering net of underwriting discounts and costs of the offering were approximately $44.5 million. The Company used a total of $2.9 million of the net proceeds to repay all outstanding debt under its line of credit and term loan.



9. LEASES

     The Company maintains operating and administrative offices in California, New York, New Jersey, Pennsylvania and Washington D.C. The Company also leases certain equipment under operating and capital leases. Total rent expense under operating leases amounted to $213,000, $1,239,000 and $2,513,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

     Future minimum payments under non-cancelable leases are as follows (in thousands):



                                                     Capital     Operating
Year Ending December 31,                              Leases      Leases
-------------------------------------------------   ---------   ----------
  2000 ..........................................    $1,275      $ 3,956
  2001 ..........................................     1,040        5,159
  2002 ..........................................       789        5,150
  2003 ..........................................        77        5,027
  2004 ..........................................        --        4,203
Thereafter ......................................        --       31,039
                                                     ------      -------
Total minimum lease payments ....................     3,181      $54,534
                                                                 =======
Amount representing interest ....................       538
                                                     ------
Present value of minimum lease payments .........    $2,643
                                                     ======

     At December 31, 1999, equipment included assets under capitalized lease obligations of $2,717,000 less accumulated amortization of $293,000.


10. INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Significant components of the Company's deferred taxes are as follows (in thousands):



                                                                                   December 31,
                                                                             -------------------------
                                                                                 1998          1999
Deferred Tax Assets:                                                         -----------   -----------
  Book depreciation in excess of tax depreciation ........................    $      2      $     53
  Net operation loss carryforwards .......................................       2,758         3,880
  Reserves and accruals not currently deductible for tax purposes ........         143           697
  Amortization ...........................................................          42           512
  Other ..................................................................           5           308
                                                                              --------      --------
                                                                                 2,950         5,450
  Valuation allowance ....................................................      (2,950)       (5,450)
                                                                              --------      --------
Net deferred tax assets ..................................................    $     --      $     --
                                                                              ========      ========


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 1998 and 1999.

     At December 31, 1999, the Company had approximately $9.9 million of Federal net operating loss carryforwards available to offset future Federal taxable income. These Federal net operating loss carryforwards will expire between 2010 and 2019, if not utilized. The Company also has state tax net operating losses in various states of approximately $8.3 million. These state net operating losses will expire through the year 2019 if not utilized.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

     Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.


11. OTHER INVESTMENTS


     During 1997 and 1999, the Company obtained common stock of two separate and unrelated early stage companies, as part of the consideration received for services rendered by the Company. The Company accounts for these investments under the cost method of accounting with no carrying value.


12. EMPLOYEE BENEFIT PLANS


     The Company has an employee savings plan, which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The plan provides for discretionary employer contributions to eligible employees. The Company's contribution to the plan was $29,000, $50,000 and $244,000 for the years ended December 31, 1997, 1998 and
1999 respectively.

     The Company also maintains an employee profit sharing plan pursuant to section 401(k) of the Internal Revenue Code, under which most full-time employees may participate after completing one full year of employment. Annual contributions are based on (in part but not limited to) the profitability of the Company and are made at the sole discretion of the Board of Directors of the Company. There were no contributions in the years ended December 31, 1997, 1998 and 1999.


13. STOCK OPTION PLANS


     The Company has four stock option plans currently in effect under which future grants may be issued: the 1998 Performance Incentive Stock Option Plan (the 1998 Incentive plan), the 1998 Stock Option Plan (the 1998 Plan), the 1997 Stock Option Plan (the 1997 Plan) and the 1996 Stock Option Plan (the 1996 Plan, collectively the Plans).

     The Company adopted the 1998 Incentive Plan effective September 21, 1998. The 1998 Incentive Plan authorizes the grants of options to purchase up to 3,000,000 shares of authorized but unissued common shares. At December 31, 1999, 1,241,500 options under the 1998 Incentive Plan have been granted to employees of the Company at prices ranging between $9.25 and $46.31, the estimated fair value of the Company's common stock at the date of grant. Of these options, 95,500 have been cancelled and 59,000 are currently exercisable. These options will become exercisable in 2000 through 2003.

     The Company adopted the 1998 Plan effective July 2, 1998 and amended September 22, 1998. The 1998 Plan authorizes the grants of options to purchase up to 1,397,236 shares of authorized but unissued common shares. At December 31, 1998 and 1999, 156,850 and 1,544,633 options respectively, under the 1998 Plan have been granted to employees of the Company at prices ranging between $3.50 and $41.28, the estimated fair value of the Company's common stock at the date of grant. Of these options, 31,272 were exercised, 205,425 have been cancelled and 129,702 are currently exercisable. The options will become exercisable in 2000 through 2002.

     The Company adopted the 1997 Plan effective January 1, 1997 and amended on September 22, 1998. The 1997 Plan authorizes the grants of option to purchase up to 600,000 shares of authorized but unissued common shares. At both December 31, 1998 and 1999, 581,757 options have been granted to employees of the Company at prices ranging between $1.50 and $4.63, the estimated fair value of the Company's common stock at the date of grant. Of these options, 211,246 were exercised, 151,209 have expired and been cancelled, 126,609 are currently exercisable and the remaining options will become exercisable in 2000 through 2001.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

     As a result of the Company's merger with Digital Evolution, Inc. as discussed in Note 3, the Company adopted the 1996 Plan effective July 2, 1998, and amended September 22, 1998. Outstanding Digital Evolution stock options were converted into options to acquire approximately 1,043,945 Company shares at price of $2.50 to $3.24 per share. The 1996 Plan authorized the grants of options to purchase up to 1,054,688 shares of authorized but unissued common shares. At both December 31, 1998 and 1999, 1,043,945 options under the 1996 Plan have been granted to employees of the Company, of which 120,766 have been exercised and 195,445 have expired and have been cancelled. Of these options, 714,777 are currently exercisable and the remaining options will become exercisable in 2000. No additional options may be granted under the 1996 Plan.


     Stock options are to be granted with an exercise price at least equal to the stock's fair market value at the date of grant. The Plans permit the granting of options with exercise periods of no more than 10 years from the date of grant, with further stipulations that no options may be granted after the tenth anniversary of the adoption of the Plans. Options granted vest and become exercisable equally over four years from the date of grant unless such vesting period is accelerated by the approval of the Compensation Committee of the Board of Directors. Information with respect to options granted under the Plans is as follows:




                                                                          Weighted Average
                                                             Shares        Exercise Price
                                                         -------------   -----------------
Outstanding at January 1, 1997 .......................            --              --
   Options granted ...................................       224,275         $  1.50
   Options exercised . ...............................            --              --
   Options cancelled .................................        (2,425)           1.50
                                                             -------         -------
Outstanding at December 31, 1997 .....................       221,850         $  1.50
   Options granted ...................................       514,332            3.78
   Options exercised .................................        (4,203)           1.50
   Options cancelled .................................      (171,940)           1.99
   Converted Digital Evolution Stock Options .........     1,043,945            2.47
                                                           ---------         -------
Outstanding at December 31, 1998 .....................     1,603,984         $  2.81
                                                           ---------         -------
   Options granted ...................................     2,629,283           15.31
   Options exercised .................................      (359,081)           3.04
   Options cancelled .................................      (473,214)           6.50
                                                           ---------         -------
Outstanding at December 31, 1999 .....................     3,400,972         $ 11.94
                                                           =========         =======


     The following summarizes information about the Company's stock options outstanding at December 31, 1999:




                                           Options Outstanding                               Options Exercisable
                       -----------------------------------------------------------  -------------------------------------
                                                Weighted Average
                                                   Remaining          Weighted       Number Outstanding       Weighted
    Exercise Price       Number Outstanding       Contractual          Average         at December 31,        Average
        Range           at December 31, 1999    Life (in years)    Exercise Price           1999           Exercise Price
---------------------  ----------------------  -----------------  ----------------  --------------------  ---------------
$1.50 to 3.50 .......           909,698                7.6            $  2.47               808,362          $  2.43
$3.85 to 5.00 .......           667,574                9.1            $  4.89               113,726          $  4.60
$9.25 to 11.00 ......           944,350                9.4            $  9.64                87,500          $  9.45
$18.13 to 26.69 .....           550,500                9.7            $ 22.37                13,000          $ 22.94
$33.47 to 46.31 .....           328,850                9.9            $ 41.56                 7,500          $ 33.47
                                -------                ---            -------               -------          -------
                              3,400,972                9.0            $ 11.94             1,030,088          $  3.75
                              =========                ===            =======             =========          =======

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

     The Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):




                                                     1997          1998            1999
                                                  ----------   ------------   -------------
Net loss attributable to common
 stockholders .................   As reported       $ (290)      $ (9,068)      $ (15,305)
                                  Pro forma           (363)        (9,507)        (18,234)
Basic and diluted loss per
 common share .................   As reported       $ (.06)      $  (1.36)      $   (1.19)
                                  Pro forma           (.08)         (1.43)          (1.42)


     The per share weighted-average fair value of stock options issued by the Company during 1997, 1998 and 1999 was $.56, $.85 and $15.31, respectively.

     The following range of assumptions were used by the Company to determine the fair value of stock options granted using the Black-Scholes option-price model:




                                             1997        1998        1999
                                          ---------   ---------   ----------
Dividend yield ........................         0%          0%          0%
Expected volatility ...................         0%          0%        100%
Average expected option life ..........    5 years     5 years     4 years
Risk-free interest rate ...............      6.00%       5.25%       5.49%

14. SEGMENT AND MAJOR CUSTOMER INFORMATION


     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which established standards for reporting information about operating segments in annual financial statements. The Company operates in a single industry segment, Internet professional services.

     The Company had seven customers representing 53% of accounts receivable at December 31, 1998 and five customers representing 54% of accounts receivable at December 31, 1999.


     For the years ended December 31, 1997, 1998 and 1999, 40%, 36% and 48% respectively, of the Company's revenue was generated from its top five customers.


     The Company performs its services primarily in North America, Asia-Pacific and Europe as follows (in thousands):


                               Years Ended December 31,
                          -----------------------------------
                             1997        1998         1999
                          ---------   ----------   ----------
North America .........    $6,061      $12,535      $32,788
Asia-Pacific ..........        --        1,001        2,150
Europe ................        --          100          317
                           ------      -------      -------
                           $6,061      $13,636      $35,255
                           ======      =======      =======

15. RELATED PARTY TRANSACTIONS

     The Company and Exist Corporation (formerly known as Juggernaut Partners,
LLC), Interactive Video Technologies, Inc. (IVT), and Chromazone, LLC (Chromozone) are related parties because a common shareholder holds a material ownership interest in the Company, Exist, IVT and Chromozone. The Company provided professional services to all of these entities during the years ended December 31, 1998 and 1999.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

The price of these services were negotiated on an arm's length basis and amounted to $703,000 for the year ended December 31, 1998, and $8.9 million for December 31, 1999. Accounts receivable from these services was $691,000 at December 31, 1998, and $3.5 million at December 31, 1999.

     In connection with the Safeguard investment in 1998, the Company and Safeguard entered into an administrative services agreement which requires the Company to pay Safeguard $50,000 per year. Such services will include consultation in regard to general management, investor relations, legal services and tax research and planning.


16. COMMITMENTS

     The Company has an employment agreement with its Chairman which provides for a yearly base salary of $235,000 through July 2, 2000, which will renew for a period of one year unless notice is given by the non-renewing party within 30 days. Additionally, the Company has an employment agreement with its President and Chief Executive Officer which provides for a yearly base salary of $235,000 through July 30, 2000, which will renew for a period of one year unless notice is given by the non-renewing party within 30 days. There are no severance provisions for these employment agreements, and the Company may terminate the employees for cause as defined in the agreements.


17. LITIGATION

     The Company is a party to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the Company's financial position, results of operations or cash flows.


18. SUBSEQUENT EVENTS


Acquisition (unaudited)


     In February 2000, the Company entered into a definitive merger agreement to acquire by merger (the Merger) Soft Plus, Inc. (Soft Plus), a privately-held e-solutions company. The Merger closed on March 8, 2000, and the Company issued and paid to the Soft Plus shareholders 3.4 million shares of the Company's common stock and 1.4 million options to acquire shares of the Company's common stock with an estimated combined fair value of $262 million, $20 million in cash paid at closing and a one year $80 million note bearing interest at 6.2% due to the selling shareholders. The Merger will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated to the fair value of the net assets acquired and liabilities assumed. The balance of the purchase price will be allocated to goodwill and other intangible assets and amortized over their estimated useful lives of approximately five years.



Public Offering (unaudited)

     In February 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission with respect to an offering of its common stock.

                       Report of Independent Accountants

Board of Directors
Digital Evolution, Inc.
Brentwood, California

We have audited the accompanying balance sheets of Digital Evolution, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Evolution, Inc. as of December 31, 1996 and 1997 and the results of its operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.


                                                  BDO SEIDMAN, LLP

Los Angeles, California
August 28, 1998

                            Digital Evolution, Inc.


                                Balance Sheets


                                                                 December 31,                June 30,
                                                         -----------------------------   ---------------
                                                              1996            1997             1998
                                                         -------------   -------------   ---------------
                                                                                           (unaudited)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ...........................   $1,414,827      $1,528,301      $  332,123
 Accounts receivable, net of allowance for
   doubtful accounts of $0, $165,400, and
   $150,000 (unaudited) ..............................      159,676       1,827,501       1,388,549
 Prepaid expenses and other current assets ...........       21,864          58,738          91,673
                                                         ----------      ----------      ----------
Total current assets .................................    1,596,367       3,414,540       1,812,345
PROPERTY AND EQUIPMENT, NET (Note 2) .................      327,064         698,894         665,234
OTHER ASSETS .........................................       21,699          42,939          44,456
                                                         ----------      ----------      ----------
                                                         $1,945,130      $4,156,373      $2,522,035
                                                         ==========      ==========      ==========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES
 Accounts payable and accrued expenses ...............   $  608,093      $  585,496      $  372,670
 Deferred revenue ....................................      700,000         160,220         728,000
 Loan from shareholders ..............................      174,729              --              --
 Current portion of long-term debt (Note 3) ..........        9,750           9,053          10,307
 Current portion of obligations under capital leases
   (Note 7) ..........................................       24,174          30,418          25,674
                                                         ----------      ----------      ----------
Total current liabilities ............................    1,516,746         785,187       1,136,651
Obligations under capital leases (Note 7) ............       11,968          28,699          20,221
LONG-TERM DEBT (Note 3) ..............................       43,248          34,195          28,921
                                                         ----------      ----------      ----------
Total liabilities ....................................    1,571,962         848,081       1,185,793
                                                         ----------      ----------      ----------
Series A Redeemable Preferred stock-no par value,
 1,366,666 shares authorized; issued and
 outstanding 250,000 in 1996 and 1,366,666 in
 1997 and 1998 (unaudited), and (liquidation value
 of $4,100,000) (Note 8) .............................      694,761       4,044,759       4,044,759
                                                         ----------      ----------      ----------
COMMITMENTS AND CONTINGENCIES (Notes
 7, 8, 9, 10, and 11)
SHAREHOLDERS' DEFICIENCY (Note 8)
 Class A -- no par value, common stock,
   38,466,665 shares authorized; 20,299,985
   shares issued and outstanding .....................        2,000           2,000           2,000
 Class B -- no par value, common stock,
   6,096,000 shares authorized; none issued and
   outstanding .......................................           --              --              --
 Accumulated deficit .................................     (323,593)       (738,467)     (2,710,517)
                                                         ------------    ------------    -----------
 Total shareholders' deficiency ......................     (321,593)       (736,467)     (2,708,517)
                                                         ------------    ------------    -----------
                                                         $1,945,130      $4,156,373      $2,522,035
                                                         ===========     ==========      ===========


                See accompanying notes to financial statements.

                            Digital Evolution, Inc.


                            Statements of Operations


                                                    Years Ending December 31,            Six Months Ending June 30,
                                                   -------------------------           ------------------------------
                                                       1996           1997                1997                1998
                                                   -----------    -----------          -----------        -----------
                                                                                       (Unaudited)         (Unaudited)
Revenues .......................................   $ 2,504,774    $ 7,034,693          $ 3,662,182        $ 2,809,866
                                                   -----------    -----------          -----------        -----------
OPERATING EXPENSES
Project personnel and related expenses .........     1,378,214      4,330,710           1,720,430          2,560,528
Marketing and sales ............................         8,845        268,083             110,299            372,167
Management and administration ..................     1,337,140      2,794,925             980,279          1,807,666
Depreciation ...................................        48,628        138,591              61,352             80,120
                                                   -----------    -----------          ----------        -----------
Operating income (loss) ........................      (268,053)      (497,616)            789,822         (2,010,615)
                                                   -----------   ------------         -----------        -----------
Interest expense ...............................       (34,120)       (33,335)            (13,919)            (8,209)
Interest income ................................         3,410        154,748              83,829             19,884
Assumed loan balance of related party (Note 5)        (101,299)            --                  --                 --
Other (expenses) income, net ...................       (20,191)       (38,671)            (16,018)            26,890
                                                   -----------   ------------         -----------       ------------
Net income (loss) ..............................    $ (420,253)   $  (414,874)         $  843,714        $(1,972,050)
                                                   ===========   ============         ===========       ============
Weighted average number of shares
 outstanding:
 Basic .........................................    20,299,985     20,299,985          20,299,985         20,299,985
 Diluted .......................................    20,299,985     20,299,985          23,567,873         20,299,985
NET INCOME (LOSS) PER SHARE:
 Basic .........................................   $      (.02)   $      (.02)         $      .04         $     (.10)
                                                   ===========   ============         ===========        ===========
 Diluted .......................................   $      (.02)   $      (.02)         $      .03         $     (.10)
                                                   ===========   ============         ===========        ===========


                See accompanying notes to financial statements.

                            Digital Evolution, Inc.

                    Statements of Shareholders' Deficiency





                                               Class A                 Class B             Retained
                                            Common Stock            Common Stock           Earnings/
                                       -----------------------   -------------------      Accumulated
                                          Shares       Amount     Shares     Amount        (Deficit)           Total
                                       ------------   --------   --------   --------   ----------------   ---------------
BALANCE AT JANUARY 1, 1996 .........    1,033,078      $2,000      --         $ --       $     96,660      $     98,660
Issuance of preferred stock
 (Note 8) ..........................           --          --      --           --                 --                --
Net loss for the year ..............           --          --      --           --           (420,253)         (420,253)
                                        ---------      ------      --         ----       ------------      ------------
BALANCE AT JANUARY 1, 1997 .........    1,033,078      $2,000      --         $ --       $   (323,593)     $   (321,593)
Stock split 3.93 for 1 .............    3,026,919          --      --           --                 --                --
Stock split 5.00 for 1 .............   16,239,988          --      --           --                 --                --
Net loss for the year ..............           --          --      --           --           (414,874)         (414,874)
                                       ----------      ------      --         ----       ------------      ------------
BALANCE AT DECEMBER 31, 1997           20,299,985      $2,000      --         $ --       $   (738,467)     $   (736,467)
                                       ----------      ------      --         ----       ------------      ------------
Net loss for the six months
 (unaudited) .......................           --          --      --           --         (1,972,050)       (1,972,050)
                                       ----------      ------      --         ----       ------------      ------------
BALANCE AT JUNE 30, 1998
 (unaudited) .......................   20,299,985      $2,000      --         $ --       $ (2,710,517)     $ (2,708,517)
                                       ==========      ======      ==         ====       ============      ============

                See accompanying notes to financial statements.

                            Digital Evolution, Inc.

                           Statements of Cash Flows




                                                               Years Ending December 31,          Six Months Ending June 30,
                                                            -------------------------------   ----------------------------------
                                                                 1996             1997              1997              1998
                                                            --------------   --------------   ---------------   ----------------
                                                                                                (Unaudited)        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) ....................................     $ (420,253)     $   (414,874)    $    843,714       $ (1,972,050)
   Adjustments to reconcile net income (loss) to
    net cash (used in) provided by operating
    activities:
      Depreciation ......................................         48,628           138,591           61,352             80,120
      Bad debt expense ..................................         71,180           166,314               --                 --
      Assumed loan from related party ...................        101,299                --               --                 --
      Changes in assets and liabilities:
         Accounts receivable ............................       (113,880)       (1,834,139)      (1,343,502)           438,952
         Prepaid assets and other .......................        (12,165)          (36,874)         (76,329)           (32,540)
         Accounts payable and accrued
          expenses ......................................        535,381           (22,676)        (304,526)          (201,538)
         Deferred revenue ...............................        700,000          (539,780)        (390,000)           567,780
         Other assets and liabilities ...................        (14,666)          (21,240)         (11,083)            (1,912)
                                                              ----------      ------------     ------------       ------------
Net cash (used in) provided by operating activities .....        895,524        (2,564,678)      (1,220,374)        (1,121,188)
                                                              ----------      ------------     ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment ..................       (236,356)         (515,035)        (121,508)           (57,748)
   Disposition of property and equipment ................             --             4,692               --                 --
                                                              ----------      ------------     ------------       ------------
Net cash used in investing activities ...................       (236,356)         (510,343)        (121,508)           (57,748)
                                                              ----------      ------------     ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from loans payable and capital leases........         53,707            65,605               --                 --
   Payments on loans payable and capital leases .........        (50,372)         (227,108)        (196,046)           (17,242)
   Proceeds from redeemable preferred stock
    issuance ............................................        694,761         3,349,998        3,349,998                 --
                                                              ----------      ------------     ------------       ------------
Net cash (used in) provided by financing activities .....        698,096         3,188,495        3,153,952            (17,242)
                                                              ----------      ------------     ------------       ------------
Net (decrease) increase in cash and cash
 equivalents ............................................      1,357,264           113,474        1,812,070         (1,196,178)
Cash and cash equivalents, beginning of year ............         57,563         1,414,827        1,414,827          1,528,301
                                                              ----------      ------------     ------------       ------------
Cash and cash equivalents, end of year ..................     $1,414,827      $  1,528,301     $  3,226,897       $    332,123
                                                              ==========      ============     ============       ============
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid during the year for:
    Income taxes ........................................     $      800      $      7,280     $         --       $      3,156
    Interest ............................................         26,832            40,623           22,901              8,209
                                                              ==========      ============     ============       ============
NON CASH INVESTING AND FINANCING
 ACTIVITIES
   Purchases of equipment by capital leases .............     $   23,979      $     65,604     $     65,604       $         --
   Assumed loan from related party ......................        101,299                --               --                 --
                                                              ==========      ============     ============       ============


                See accompanying notes to financial statements.

                            DIGITAL EVOLUTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

       (Information with respect to June 30, 1997 and 1998 is unaudited)


NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES BUSINESS

     Digital Evolution, Inc. (the Company) was incorporated in California on May 10, 1994. The Company is a developer of proprietary technologies, with its principal expertise in large scale inter-and intranet solutions, database and electronic commerce applications, CD-Rom and interactive kiosk-based networks. The Company's principal markets are the United States.


Cash and Cash Equivalents


     The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.


Property and Equipment


     Property and equipment are stated at cost. Depreciation is provided using the straight-line method and includes the amortization of capital lease assets. Equipment is depreciated over a five to seven year useful life. Leasehold improvements are amortized over the term of the lease or the useful life, if shorter.


     Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.


Long-Lived Assets


     Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recorded through December 31, 1997.


Software Development Costs


     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized over the lesser of five years or the economic life of the related product. No development costs were capitalized in 1996 and 1997.


Revenue Recognition


     Revenues are derived principally from either (a) contracts permitting the billing of services at amounts equal to actual time and material costs incurred, or (b) under fixed fee arrangements. Revenues under fixed fee arrangements are recognized on the percentage of completion method based on the ratio of costs incurred to total estimated costs. Fees and expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned and have been classified as current liabilities under the caption "deferred revenue."

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

Taxes on Income

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a Company's financial statements or tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

     The Company currently files its federal and state income tax returns as a cash basis entity.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


Fair Values of Financial Instruments

     The carrying amounts reported in the balance sheet for cash equivalents, accounts receivables, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is estimated based on the current borrowing rates for similar debt which approximates fair value.


Concentrations of Credit Risk and Major Customer

     Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. Cash and cash equivalents consist of deposits and investments in short-term government securities placed with various high credit quality financial institutions. The Company generates revenue principally from customers located in North America, many of which are large multi-national organizations. During 1996 and 1997, one customer accounted for 27% and 53%, respectively, of total revenues. This same customer accounted for 0% and 55%, respectively, of accounts receivables, in 1996 and 1997, respectively. Concentrations of credit risk with respect to receivables are limited due to the Company's geographically diverse customer base. The Company maintains an allowance for uncollectible receivables based upon the collectibility of such receivables.


Computation of Earnings Per Shares

     For the year ended December 31, 1997, the Company adopted SFAS No. 128, which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Shares outstanding for dilutive earnings per share include preferred stock and stock options. The dilutive computations do not include preferred stock and stock options for the years ended December 31, 1996 and 1997 as their inclusion would be antidilutive.


Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

     Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-based Compensation."


Unaudited Interim Financial Information

     The interim financial statements of the Company for the six months ended June 30, 1997 and 1998, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1998, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1998.


New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS No. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

     In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. Because of the recent issuance of the SOP, management has been unable to fully evaluate the impact, if any, the SOP may have on future financial statement disclosure.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt SFAS No. 133 by January 1, 2000 and does not expect SFAS No. 133 to have a material impact on its financial statements.


NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                              December 31,               June 30,
                                                       ------------------------         ---------
                                                         1996            1997             1998
                                                       --------        --------         ---------
                                                                                       (unaudited)
Equipment .........................................    $364,053        $849,455          $907,203
Furniture and fixtures ............................      60,164          71,834            71,834
Leasehold improvements ............................      16,186          29,457            29,457
                                                       --------        --------         ---------
                                                        440,403         950,746         1,008,494
Accumulated depreciation and amortization .........    (113,339)       (251,852)         (343,260)
                                                       --------        --------         ---------
Property and equipment, net .......................    $327,064        $698,894         $ 665,234
                                                       ========        ========         =========

     As of December 31, 1996 and 1997, included in equipment is $39,489 and $105,093 respectively, of equipment with accumulated amortization of $10,600 and $30,024, respectively, under capital leases.


NOTE 3. LONG-TERM DEBT

     Long-term debt consists of the following:



                                                               December 31,           June 30,
                                                          -----------------------   ------------
                                                             1996         1997          1998
                                                          ----------   ----------   ------------
                                                                                     (unaudited)
Note payable to bank, secured by certain equipment,
 monthly payments of $1,128, interest at 9.34%, matures
 November 2001 ........................................    $52,998      $43,248        $39,228
                                                           -------      -------        -------
                                                            52,998       43,248         39,228
Less current maturities ...............................      9,750        9,053         10,307
                                                           -------      -------        -------
                                                           $43,248      $34,195        $28,921
                                                           =======      =======        =======

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consists of the following:



                                            December 31,            June 30,
                                      -------------------------   ------------
                                          1996          1997          1998
                                      -----------   -----------   ------------
                                                                   (unaudited)
Accounts payable ..................    $ 85,954      $162,699       $180,010
Accrued payroll ...................      79,242       214,672             --
Incentive bonus ...................     300,000            --         75,000
Accrued vacation ..................      16,371        81,062        117,660
Other -- accrued expenses .........     126,526       127,063             --
                                       --------      --------       --------
                                       $608,093      $585,496       $372,670
                                       ========      ========       ========

NOTE 5. LOAN FROM STOCKHOLDER

     During 1994, the Company and a related company obtained joint financing from an affiliated company. The Company granted shares of Class A Common Stock as compensation, which had no fair market value at the date of grant. The Company was also a guarantor of the related company financing included in this agreement. This related company defaulted in 1996 and the Company assumed their loan in the amount of $101,299. This loan was fully paid down in 1997.


NOTE 6. INCOME TAXES

     The components of the income tax benefit are as follows:



                                                   December 31,
                                            ---------------------------
                                                1996           1997
                                            ------------   ------------
Deferred:
   Federal ..............................    $  305,000     $  141,000
   State ................................        54,000         25,000
                                             ----------     ----------
                                                359,000        166,000
                                             ----------     ----------
Increase in valuation allowance .........      (359,000)      (166,000)
                                             ----------     ----------
                                             $       --     $       --
                                             ==========     ==========

     The difference between the Federal statutory tax rate and the effective tax rate resulted from the following:



                                                         December 31,
                                                        --------------
                                                        1996      1997
                                                        ----      ----
Federal statutory tax benefit rate ..................   (34%)     (34%)
State income taxes (net of federal benefit) .........   ( 6%)     ( 6%)
Increase in valuation allowance .....................    40%       40%
                                                        ----      ----
                                                          0%        0%
                                                        ====      ====

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

     Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities consist of the following:

                                                            December 31,
                                                      -------------------------
                                                        1996            1997
                                                      ---------      ---------
Current:
   Net operating loss carryforwards ...............   $ 470,000      $ 800,000
   Cash to accrual conversion differences .........   (  87,000)      (251,000)
                                                      ---------      ---------
                                                        383,000        549,000
Deferred tax asset valuation allowance ............   ( 383,000)      (549,000)
                                                      ---------      ---------
Net deferred tax asset ............................   $      --      $      --
                                                      =========      =========


     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the lack of significant history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology.

     At December 31, 1997, the Company has available net operating loss carryforwards of approximately $2,000,000 for Federal income tax purposes, which expire in varying amounts through 2012.


NOTE 7. LEASES

     As of December 31, 1997, future minimum lease payments related to the rental of office facilities and equipment are as follows:



                                                   Operating      Capital
                                                     Leases       Leases
                                                   ---------     ---------
1998 ..........................................    $455,130     $ 40,348
1999 ..........................................      62,443       30,796
2000 ..........................................          --        1,282
                                                   --------     --------
Total minimum lease payment ...................    $517,573       72,426
                                                   ========
Amount repreenting interest ...................                  (13,309)
                                                                --------
Present value of net minimum lease payments ...                   59,117
Less: current portion .........................                  (30,418)
                                                                --------
                                                                $ 28,699
                                                                ========

     Total rent expense under operating leases amounted to $114,641 and $275,717 for the year ended December 31, 1996 and 1997, respectively.


NOTE 8. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     In January 1997, the Company effected a 3.93-for-one stock split. In December 1997, the Company effected a five-for-one stock split. All applicable share data have been retroactively restated to reflect the stock splits.

     In November 1996 and February 1997, the Company sold Series A Preferred Stock (Preferred Stock) in a private placement. The Company issued an aggregate of 1,366,666 shares of its preferred stock in exchange for net proceeds of $4,044,759. The holders of the preferred stock are entitled to cumulative dividends at a rate of 6% of the original per share price of $3 (as adjusted for January 1997 stock split). There are $238,687

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

in cumulative unpaid dividends as of December 31, 1997. Upon an one-time election of the holders of the preferred stock, the Company shall redeem (as defined in the Preferred Stock Agreement) all of the outstanding shares on the fifth anniversary date of the original issue at the original purchase price plus any dividends in arrears at the election of the preferred stockholders. Each share of Preferred Stock has a liquidation preference of $3. In addition, the preferred shares can be converted into shares of common stock upon the earlier of (1) agreement of the holders of two-thirds of the then outstanding shares of preferred stock and (2) simultaneously with the closing of the Company's public offering registered under the Securities Act of 1933. The preferred shares shall be converted into common shares at a per share common stock price equal to $3 (as adjusted for any stock dividends, combinations or splits with respect to such shares).


NOTE 9. EARNINGS PER SHARE

     Basic and diluted net loss per share were computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the year.



                                                        Years Ending December 31,         Six Months Ending June 30,
                                                      ------------------------------  --------------------------------
                                                           1996            1997             1997              1998
                                                      --------------  --------------  ---------------  ---------------
                                                                                        (Unaudited)        (Unaudited)
Net (loss) income ..................................  $ (420,252)      $ (414,874)      $  843,714       $ (1,972,050)
Less: Preferred dividends ..........................     (45,000)        (193,687)        (110,000)          (123,000)
                                                      ----------       ----------       ----------       ------------
Income (loss) available to common stockholder ......  $ (465,252)      $ (608,561)      $  733,714       $ (2,095,050)
                                                      ==========       ==========        =========       ============
Weighted average shares of common stock
 outstanding .......................................  20,299,985       20,299,985       20,299,985         20,299,985
Shares of common stock issuable upon the assumed
 conversion of preferred stock and the assumed
 exercise of options ...............................          --               --        3,267,888                 --
                                                      ----------       ----------       ----------       ------------
Additional shares of common stock and common
 stock equivalents for computation .................  20,299,985       20,299,985       23,567,873         20,299,985
                                                      ==========       ==========       ==========       ============
Diluted net income (loss) per common share .........  $    (0.02)      $     (.02)      $      .03       $       (.10)
                                                      ==========       ==========       ==========       ============

NOTE 10. EMPLOYEE RETIREMENT PLANS


     The Company has sponsored a defined contribution retirement plan (the
Plan) which covers all employees meeting minimum service requirements. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employee's make contributions from 1% -- 20% of their eligible compensation. The Company may elect to make matching contributions, but, as of December 31, 1997, has not elected to do so.



NOTE 11. STOCK OPTION PLAN

     In November 1996, the Board of Directors adopted and the Company's shareholders approved the 1996 Stock Option Plan (the 1996 Plan). The 1996 Plan provides for the grant of options which qualify as incentive stock options (Incentive Options) under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), to officers and employees of the Company and options which do not so qualify (Non-Qualified Options) to officers, directors, employees and consultants of the Company. Under the 1996 Plan, the Company may grant options to purchase up to 6,096,000 shares of Class B common stock. Options to purchase 5,642,785 shares of common stock at an exercise price per share of $.54-$.70 (the estimated fair value of the shares on the date of grant) were granted to certain employees in 1997. The options granted vest incrementally from one to five years and are exercisable over a period of five years.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumption for 1997; risk-free interest rates of 6.57%; with no volatility factor; and a weighted average expected life of the option of 5 years. The absence of a volatility factor in the pricing model is permitted by SFAS No. 123, for non-public companies.

     Under the accounting provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:



                                                        Year ended
                                                       December 31,
                                                           1997
                                                      -------------
          Net loss as reported ....................    $ (414,874)
          Net loss pro forma ......................      (929,107)
          Net loss per share as reported ..........          (.02)
          Net loss per share as pro forma .........          (.06)


     A summary of the Company's stock option plan as of and for the year ended December 31, 1997 is presented below:



                                                                                              Weighted
                                                                                              Average
                                                                              Shares       Exercise Price
                                                                           ------------   ---------------
Outstanding at beginning of year .......................................           --             --
Granted ................................................................    5,642,785         $ 0.54
Forfeited/canceled .....................................................      (74,620)        $ 0.54
                                                                            ---------         ------
Outstanding at end of year .............................................    5,568,165         $ 0.54
                                                                            =========         ======
Options exercisable at year-end ........................................    1,733,030         $ 0.54
Weighted average fair value of options granted during the year .........                      $ 0.15
                                                                                              ======

     The following table summarizes information about stock options outstanding at December 31, 1997:



                        Options Outstanding                  Options Exercisable
             ------------------------------------------   -------------------------
                                Weighted
                                Average       Weighted                     Weighted
                               Remaining       Average                     Average
 Exercise        Number       Contractual     Exercise        Number       Exercise
   Price      Outstanding         Life          Price      Exercisable      Price
----------   -------------   -------------   ----------   -------------   ---------
$0.54          5,417,200       4.3 Yrs.      $ 0.54         1,733,030     $ 0.54
$0.70            150,965       4.8 Yrs.      $ 0.70                --     $ 0.70
               ---------                                    ---------
               5,568,165                                    1,733,030
               =========                                    =========

NOTE 12. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain members of senior management. The agreements have terms from one to three years and include, among other things, noncompete agreements and salary and benefits continuation. In some cases, these agreements grant employees equity interest in ventures

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

which they have largely developed and made viable. In addition, these agreements generally can be terminated by notice given by the employee or the Company. Salaries for these employees range from $75,000 to $200,000 per year. Salary expense for the years ending December 31, 1996 and 1997, respectively, was $29,444 and $356,140.


NOTE 13. SUBSEQUENT EVENTS

     During July 1998, the Company merged with U.S. Interactive Inc.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Soft Plus, Inc.:

We have audited the accompanying consolidated balance sheets of Soft Plus, Inc. (the Company) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Soft Plus, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

Mountain View, California
February 11, 2000, except as to Note 7(d), which is as of March 1, 2000

                       SOFT PLUS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (in thousands, except share data)


                                                                                      December 31,
                                                                                ----------------------
                                                                                  1998          1999
                                    Assets                                      --------     ---------
Current assets:
 Cash and cash equivalents ..................................................    $  336       $  1,673
 Trade accounts receivable, less allowance for doubtful accounts of $40 in
   1998 and $307 in 1999 ....................................................     3,973          6,363
 Income tax receivable ......................................................        --            135
 Costs and estimated earnings in excess of billings on contracts in progress        289             40
 Other current assets .......................................................        57            354
                                                                                 ------       --------
    Total current assets ....................................................     4,655          8,565
                                                                                 ------       --------
Property and equipment, net .................................................       253          1,233
Deferred financing costs ....................................................        --          1,658
Deferred tax assets .........................................................        --            500
Other assets ................................................................        74            195
                                                                                 ------       --------
Total assets ................................................................    $4,982       $ 12,151
                                                                                 ======       ========


                     Liabilities and Stockholders' Equity
Current liabilities:
 Line of credit .............................................................    $  350       $    270
 Trade accounts payable .....................................................       394          1,176
 Billings in excess of costs and estimated earnings on contracts in progress         24             --
 Accrued expenses ...........................................................     1,351          3,351
 Current portion of long-term debt ..........................................        --            491
 Current portion of capital leases ..........................................        --             60
 Income taxes payable .......................................................        74             --
 Deferred tax liabilities ...................................................       979            123
 Deferred revenue ...........................................................        54            268
                                                                                 ------       --------
    Total current liabilities ...............................................     3,226          5,739
                                                                                 ------       --------
Long-term debt, noncurrent portion ..........................................        --          1,577
Capital leases, noncurrent portion ..........................................        --            123
                                                                                 ------       --------
Total liabilities ...........................................................     3,226          7,439
                                                                                 ------       --------
Minority interest ...........................................................        --             17
                                                                                 ------       --------
Commitments (Note 5)

Stockholders' equity:
 Convertible preferred stock:
   Series A, no par value; 2,000,000 shares authorized; 1,250,000 shares issued and outstanding in 1998 and 1999, respectively (liquidation
    preference of $500 in 1998 and 1999, respectively) ......................       500            500
   Series B, no par value; 1,000,000 shares authorized; -0- and 844,514 shares issued and outstanding in 1998 and 1999, respectively,
    (liquidation preference of $-0- and $1,385 in 1998 and 1999,
    respectively) ...........................................................        --          3,055
   Common stock, no par value; 20,000,000 shares authorized; 10,228,334 and 13,180,384 shares issued and outstanding in 1998 and 1999,
    respectively ............................................................       264         56,885
   Notes receivable .........................................................      (549)        (1,391)
   Deferred compensation expense ............................................        --        (52,698)
   Retained earnings (accumulated deficit) ..................................     1,541         (1,656)
                                                                                 ------       --------
    Total stockholders' equity ..............................................     1,756          4,695
                                                                                 ------       --------
Total liabilities and stockholders' equity ..................................    $4,982       $ 12,151
                                                                                 ======       ========

          See accompanying notes to consolidated financial statements.

                       SOFT PLUS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                (in thousands)



                                                                       Years Ended December 31,
                                                                 ------------------------------------
                                                                  1997         1998            1999
                                                                 ------       -------        --------
Consulting and development services, software licenses, and
 software maintenance revenue ...............................    $5,643       $15,334        $ 24,285
Cost of services and goods sold (excluding depreciation
 expense of $-0-, $26 and $118 in 1997, 1998 and 1999,
 respectively) ..............................................     3,513         7,713          13,364
                                                                 ------       -------        --------
    Gross profit ............................................     2,130         7,621          10,921
                                                                 ------       -------        --------
Operating expenses:
 Research and development (excluding depreciation expense
   of $0, $20 and $52 in 1997, 1998 and 1999, respectively)..       584         1,661           2,764
 Selling, general and administrative (excluding depreciation expense of $37, $8 and $39 in 1997, 1998 and 1999,
   respectively) ............................................     1,261         4,172          12,239
 Depreciation ...............................................        37            55             209
                                                                 ------       -------        --------
    Total operating expenses ................................     1,882         5,888          15,212
                                                                 ------        -------       --------
    Operating income (loss) .................................       248         1,733          (4,291)
Interest income .............................................        14            15              22
Interest expense ............................................        --            (3)           (130)
                                                                 ------       -------        --------
    Income (loss) before income taxes .......................       262         1,745          (4,399)
Income tax expense (benefit) ................................       109           708          (1,202)
                                                                 ------        ------        --------
    Net income (loss) .......................................    $  153       $ 1,037        $ (3,197)
                                                                 ======       =======        ========


          See accompanying notes to consolidated financial statements.

                       SOFT PLUS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                          Convertible Preferred Stock
                                 ----------------------------------------------
                                        Series A                Series B               Common Stock
                                 ----------------------  ----------------------  -------------------------
                                    Shares      Amount     Shares      Amount       Shares        Amount
                                 ------------  --------  ----------  ----------  ------------  -----------
Balances as of December 31,
 1996 .........................     500,000     $ 200          --     $    --      5,000,000    $      2
Net income ....................          --        --          --          --             --          --
                                    -------     -----     -------     -------      ---------    --------
Balances as of December 31,
 1997 .........................     500,000       200          --          --      5,000,000           2
Issuance of preferred stock
 and common stock in
 exchange for notes
 receivable ...................     750,000       300          --          --      4,975,000         249
Issuance of common stock
 for cash .....................          --        --          --          --        253,334          13
Net income ....................          --        --          --          --             --          --
                                    -------     -----     -------     -------      ---------    --------
Balances as of December 31,
 1998 .........................   1,250,000       500          --          --     10,228,334         264
Stock options exercised .......          --        --          --          --        902,050          45
Issuance of common stock in
 exchange for notes
 receivable ...................          --        --          --          --      1,730,000         842
Issuance of preferred stock
 for cash .....................          --        --     844,514       1,376             --          --
Issuance of warrant ...........          --        --          --       1,679             --          --
Issuance of common stock
 for cash .....................          --        --          --          --        130,000          65
Issuance of common stock
 for services .................          --        --          --          --        190,000         125
Compensation expense for
 options ......................          --        --          --          --             --      55,544
Amortization of deferred
 compensation expense .........          --        --          --          --             --          --
Net loss ......................          --        --          --          --             --          --
                                  ---------     -----     -------     -------     ----------    --------
Balances as of December 31,
 1999 .........................   1,250,000     $ 500     844,514     $ 3,055     13,180,384    $ 56,885
                                  =========     =====     =======     =======     ==========    ========

                                                                  Retained
                                                  Deferred        Earnings          Total
                                     Notes      Compensation    (Accumulated    Stockholders'
                                  Receivable       Expense        Deficit)         Equity
                                 ------------  --------------  --------------  --------------
Balances as of December 31,
 1996 .........................    $     --      $      --        $    351       $     553
Net income ....................          --             --             153             153
                                   --------      ---------        --------       ---------
Balances as of December 31,
 1997 .........................          --             --             504             706
Issuance of preferred stock
 and common stock in
 exchange for notes
 receivable ...................        (549)            --              --              --
Issuance of common stock
 for cash .....................          --             --              --              13
Net income ....................          --             --           1,037           1,037
                                   --------      ---------        --------       ---------
Balances as of December 31,
 1998 .........................        (549)            --           1,541           1,756
Stock options exercised .......          --             --              --              45
Issuance of common stock in
 exchange for notes
 receivable ...................        (842)            --              --              --
Issuance of preferred stock
 for cash .....................          --             --              --           1,376
Issuance of warrant ...........          --             --              --           1,679
Issuance of common stock
 for cash .....................          --             --              --              65
Issuance of common stock
 for services .................          --             --              --             125
Compensation expense for
 options ......................          --        (55,544)             --              --
Amortization of deferred
 compensation expense .........          --          2,846              --           2,846
Net loss ......................          --             --          (3,197)         (3,197)
                                   --------      ---------        --------       ---------
Balances as of December 31,
 1999 .........................    $ (1,391)     $ (52,698)       $ (1,656)      $   4,695
                                   ========      =========        ========       =========

          See accompanying notes to consolidated financial statements.

                       SOFT PLUS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)



                                                                                            Years Ended December 31,
                                                                                     --------------------------------------
                                                                                        1997         1998          1999
                                                                                     ---------   -----------   ------------
Cash flows from operating activities:
 Net income (loss) ...............................................................    $  153      $  1,037       $ (3,197)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation ...................................................................        37            55            209
  Amortization of deferred compensation expense ..................................        --            --          2,846
  Issuance of common stock for services ..........................................        --            --            125
  Amortization of discount on long term debt .....................................        --            --             21
  Changes in operating assets and liabilities:
   Trade accounts receivable .....................................................      (470)       (2,810)        (2,390)
   Income taxes receivable .......................................................        --            --           (135)
   Deferred tax assets ...........................................................        --            --           (500)
   Costs and estimated earnings in excess of billings on contracts in progress ...        --          (289)           249
   Other current assets ..........................................................       (26)          (31)          (297)
   Other assets ..................................................................        49           (70)          (121)
   Deferred tax liabilities ......................................................        98           635           (856)
   Trade accounts payable ........................................................        13           381            782
   Billings in excess of costs and estimated earnings on contracts in progress ...        52           (29)           (24)
   Accrued expenses ..............................................................       137         1,087          2,000
   Income taxes payable ..........................................................        10            73            (74)
   Deferred revenue ..............................................................        --            54            214
                                                                                      ------      --------       --------
      Net cash provided by (used in) operating activities ........................        53            93         (1,148)
                                                                                      ------      --------       --------
Cash flows used in investing activities-- purchases of property and equipment ....       (90)         (226)          (830)
                                                                                      ------      --------       --------
Cash flows from financing activities:
 Minority interest ...............................................................        --            --             17
 Net proceeds from issuance of common stock ......................................         2            13             65
 Proceeds from notes receivable ..................................................        13            --             --
 Proceeds from exercise of stock options .........................................        --            --             45
 Net proceeds from issuance of preferred stock ...................................        --            --          1,376
 Proceeds from debt line .........................................................        --            --          2,000
 Repayment of debt line ..........................................................        --            --            (81)
 Payment of capital lease ........................................................        --            --            (27)
 Proceeds from line of credit ....................................................        --           350             --
 Repayment of line of credit .....................................................        --            --            (80)
                                                                                      ------      --------       --------
      Net cash provided by financing activities ..................................        15           363          3,315
                                                                                      ------      --------       --------
Net (decrease) increase in cash and cash equivalents .............................       (22)          230          1,337
Cash and cash equivalents, beginning of year .....................................       128           106            336
                                                                                      ------      --------       --------
Cash and cash equivalents, end of year ...........................................    $  106      $    336       $  1,673
                                                                                      ======      ========       ========
Supplemental disclosures of cash flow information:
 Cash paid during the year:
  Income taxes ...................................................................    $   --      $     --       $     88
                                                                                      ======      ========       ========
  Interest .......................................................................    $   --      $      3       $     23
                                                                                      ======      ========       ========
 Noncash investing and financing activities:
  Deferred compensation expense ..................................................    $   --      $     --       $ 52,698
                                                                                      ======      ========       ========
  Warrant for Series B preferred stock issued in conjunction with debt line ......    $   --      $     --       $  1,679
                                                                                      ======      ========       ========
  Issuance of common stock in exchange for notes receivable ......................    $   --      $    249       $    842
                                                                                      ======      ========       ========
  Issuance of preferred stock in exchange for notes receivable ...................    $   --      $    300       $     --
                                                                                      ======      ========       ========
  Property and equipment acquired under capital leases ...........................    $   --      $     --       $    210
                                                                                      ======      ========       ========
  Property and equipment acquired with debt ......................................    $   --      $     --       $    150
                                                                                      ======      ========       ========


          See accompanying notes to consolidated financial statements.

                        SOFT PLUS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies and Practices

 (a) Description of Business

    Soft Plus (the Company) is a provider of e-solutions for the global communications industry. Its e2e solution transforms enterprises into eBusinesses by providing a unified Web-based view of all interactions to agents, partners and customers. These views are seamlessly integrated with back-end customer relationship management, billing and order management applications. Soft Plus' technology, methodology and domain expertise rapidly deliver end-to-end eBusiness Solutions (e2e Solutions(SM)). Founded in Cupertino, California, in 1994, the Company has international offices with more than 100 customers on five continents.

 (b) Principles of Consolidation

    The accompanying consolidated financial statements include the financial statements of the Company and its wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 (c) Contract Accounting

    Revenue from fixed fee contracts for services is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material, labor, and subcontracting costs, and those indirect costs related to contract performance such as indirect labor and supply costs. General and administrative costs are charged to expense as incurred.

    Revenue from time and materials contracts for services is recognized based on contract costs incurred during the year. Contract costs include all direct material, labor, and subcontracting costs, and those indirect costs related to contract performance such as indirect labor and supply costs. General and administrative costs are charged to expense as incurred.

    Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in contract requirements, estimated profitability, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Claims are included in contract revenue when realization is probable and the amount of cash to be received can be reliably estimated.

    The asset "costs and estimated earnings in excess of billings on contracts in progress" represents revenue recognized in advance of billings. The liability "billings in excess of costs and estimated earnings on contracts in progress" represents billings in excess of revenue recognized.

 (d) Software License Revenue Recognition

    The Company recognizes revenue from software licenses in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, Software Revenue Recognition. Software license revenue is recognized upon delivery and when persuasive evidence of an arrangement exists, the fee is fixed and determinable, acceptance is certain, collection is probable, and the arrangement does not involve significant production, customization, or modification of the software. Deferred revenue represents maintenance revenues from customer support that has been deferred and is being recognized ratably over the term of the maintenance agreement, typically 13 months.

 (e) Use of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       SOFT PLUS, INC. AND SUBSIDIARIES

 (f) Cash and Cash Equivalents

    Cash and cash equivalents of $336,000 and $1,673,000 as of December 31, 1998 and 1999, respectively, consist of checking and money market accounts with a bank. The Company considers all highly liquid debt instruments with remaining maturities of three months or less when acquired to be cash equivalents.


 (g) Property and Equipment

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Computer equipment is depreciated over three years and furniture and fixtures are depreciated over five years.


 (h) Other Assets

    Other assets consist principally of deposits under operating leases and advances to employees for travel expenses.


 (i) Research and Development, and Advertising

    Research and development, and advertising costs are expensed as incurred. Advertising costs amounted to $167,000 and $262,000 in 1998 and 1999, respectively.


 (j) Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.


 (k) Foreign Currency

    The Company considers the functional currency of its foreign subsidiaries to be the U.S. dollar. Accordingly, the foreign subsidiaries' financial statements are remeasured into U.S. dollars using the historical exchange rate for nonmonetary items and the current exchange rate for monetary items. Remeasurement gains and losses, as well as transaction gains and losses, are included in the determination of net income and have been immaterial to date.


 (l) Comprehensive Income

    Effective January 1, 1998, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 130, Reporting of Comprehensive Income. SFAS No. 130 established standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from the issuance of shares of stock and distributions to shareholders. There were no differences between net income and comprehensive income during the years ended December 31, 1997, 1998 and 1999.


 (m) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, sets forth accounting and reporting standards for stock-based employee compensation. As permitted by SFAS No. 123, the Company accounts for stock option grants using the intrinsic value method in accordance with Accounting

                       SOFT PLUS, INC. AND SUBSIDIARIES

     Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Deferred compensation expense associated with stock-based compensation is being amortized on a straight-line basis over the vesting period of the individual award.

 (n) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

    The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (o) Software Development Costs

    In compliance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, costs incurred in the development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Development costs incurred after technology feasibility is established have not been capitalized to date as such amounts have not been material.


(2) Credit Facilities

  In 1998, the Company secured a line of credit in the amount of $1,000,000, bearing interest at prime plus 1% (9.5% as of December 31, 1999). As of December 31, 1999, $270,000 was outstanding under the line of credit. The line of credit expires July 10, 2000 and is secured by substantially all of the Company's assets. In addition, the line of credit is guaranteed by the officers of the Company. On January 31, 2000, the Company repaid all amounts outstanding under the line of credit and terminated the line of credit.

  In 1999, the Company entered into a loan and security agreement with Venture Lending and Leasing II, Inc. (Lendor). Lendor agreed to make term loans to the Company up to a maximum of $5,000,000 bearing interest at 7.70%. The loan and security agreement can be drawn down upon through December 31, 2000, and is secured by all assets of the Company. As of December 31, 1999, $2,000,000 has been drawn under this agreement. Principal and interest is due monthly with a lump sum payment of $180,000 due June 1, 2003.

  As part of the loan and security agreement, the Company gave the Lendor a warrant for 90,000 shares of Series B preferred stock, exercisable at $1.64 per share. The warrant, which expires on December 31, 2007, was valued at $1,679,000 using the Black-Scholes options pricing model with the following assumptions: risk-free interest rate of 6.66%; expected life of eight years; expected volatility of 70%; and no dividends. The warrant is accounted for as a discount to the term loans and is being amortized as interest expense over the term of the loans.

                       SOFT PLUS, INC. AND SUBSIDIARIES

(3) Contracts in Progress

  Information with respect to the billing status of services contracts in progress as of December 31, 1998 and 1999, is as follows (in thousands):

                                                                1998       1999
                                                               ------     ------

  Costs incurred on contracts in progress                      $  484     $  776
  Estimated earnings                                              615        745
                                                               ------     ------
                                                                1,099      1,521
  Less: billings to date                                          834      1,481
                                                               ------     ------
                                                               $  265     $   40
                                                               ======     ======
  Included in the accompanying consolidated
   balance sheets under the following captions:
     Costs and estimated earnings in excess of
      billings on contracts in progress                        $  289     $   40
     Billings in excess of costs and estimated
      earnings on contracts in progress                           (24)        --
                                                               ------     ------
                                                               $  265     $   40
                                                               ======     ======

(4) Property and Equipment

  Property and equipment as of December 31, 1998 and 1999, was comprised of the following (in thousands):

                                    1998        1999
                                  --------   ---------
     Computer equipment            $  287     $1,172
     Furniture and fixtures            88        392
                                   ------     ------
                                      375      1,564
     Accumulated depreciation        (122)      (331)
                                   ------     ------
                                   $  253     $1,233
                                   ======     ======

(5) Leases

  The Company has several noncancelable operating leases, primarily for office space and apartments. These leases generally contain renewal options for varying periods. The Company also entered into several capital leases in fiscal 1999.

  Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1999, are as follows (in thousand):

        Year Ending                                            Operating     Capital
        December 31,                                             Leases      Leases
        ------------                                          -----------   --------
          2000                                                  $ 1,326      $  93
          2001                                                    1,306         93
          2002                                                    1,210         90
          2003                                                    1,052         --
          2004                                                    1,049         --
          Thereafter                                                 80         --
                                                                -------      -----
          Total minimum lease payments                          $ 6,023        276
                                                                =======
          Less interest related to capital lease payments                      (93)
                                                                             -----
                                                                               183
          Less current portion of capital lease                                (60)
                                                                             -----
          Capital lease, noncurrent portion                                  $ 123
                                                                             =====

                       SOFT PLUS, INC. AND SUBSIDIARIES

  Total rent expense for 1997, 1998 and 1999 was $75,000, $328,000 and
  $592,000, respectively.


(6) Preferred Stock


  The rights and preferences of Series A preferred stock are as follows:

  o Each share of preferred stock is convertible into one share of common stock, at the option of the stockholder, subject to adjustments to prevent dilution in the event of a stock split, stock dividend, combination, or recapitalization.


  o Each share will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock resulting in proceeds of more than $7,500,000 for an offering price not less than $4.00 per share.


  o Consent of the holders of at least a majority of the shares of all preferred stock shall be required for any action which alters or changes the rights, preferences, or privileges; creates a new class of preferred stock having preference over or parity with the shares of Series A preferred stock; or which effects a merger, reorganization, or sale of assets of the Company.


  o In the event of any liquidation, dissolution, or winding up of the Company, holders of Series A preferred stock are entitled to receive, in preference to holders of common stock, the amount of $0.40 per share, plus all declared but unpaid dividends prior to any distribution to the holders of common stock. If funds are not available to sufficiently satisfy the full preferential amount, the entire assets of the Company will be distributed to the holders of preferred stock ratably based on the total preferential amount of preferred stock held.


 The rights and preferences of Series B preferred stock are as follows:


  o Each share of preferred stock is convertible into one share of common stock, at the option of the stockholder, subject to adjustments to prevent dilution in the event of a stock split, stock dividend, combination, or recapitalization.


  o Each share will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock resulting in proceeds of more than $7,500,000 for an offering price not less than $5.00 per share.


  o Consent of the holders of at least a majority of the shares of all preferred stock shall be required for any action which alters or changes the rights, preferences, or privileges; creates a new class of preferred stock having preference over or parity with the shares of Series B preferred stock; or which effects a merger, reorganization, or sale of assets of the Company.


  o In the event of any liquidation, dissolution, or winding up of the Company, holders of Series B preferred stock are entitled to receive, in preference to holders of Series A preferred stock and common stock, the amount of $1.64 per share, plus all declared but unpaid dividends prior to any distribution to the holders of Series A preferred stock and common stock. If funds are not available to sufficiently satisfy the full preferential amount, the entire assets of the Company will be distributed to the holders of preferred stock ratably based on the total preferential amount of Series B preferred stock held.


(7) Common Stock and Stock Option Plan


 (a) Restricted Common Stock

    In 1999, the Company granted 1,860,000 shares of restricted common stock to employees, directors

                       SOFT PLUS, INC. AND SUBSIDIARIES
    and consultants in exchange for an average purchase price of approximately $0.45 per share. The restrictions give the Company the right to repurchase the stock for the original consideration received and expire ratably over a four-year vesting period. In general, vesting is accelerated after the Company is acquired or undergoes an initial public offering.

 (b) Stock and Stock Option Plan

    In 1997, the Company adopted a stock option plan (the 1997 Plan) pursuant to which the Company's Board of Directors may grant stock options to employees, directors and consultants. The 1997 Plan authorizes grants of options to purchase up to 3,000,000 shares of authorized but unissued common stock.

    In 1999, the Company adopted a stock option plan (the 1999 Plan) pursuant to which the Company's Board of Directors may grant stock options and stock purchase rights to employees, directors and consultants. The 1999 Plan authorizes grants of options to purchase up to 4,000,000 shares of authorized but unissued common stock.

    In 1999, the Company adopted a stock plan (the 1999 Stock Plan) which replaces the 1997 Plan and 1999 Plan. Under the 1999 Stock Plan the Company's Board of Directors may grant stock options and stock purchase rights to employees, directors and consultants. The 1999 Stock Plan authorizes grants of options and rights to purchase up to 1,815,646 shares of authorized but unissued common stock.

    Options generally have 10-year terms, vest ratably and become fully exercisable after four years from the date of grant.

    As of December 31, 1999, there were 208,646 additional shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999 was $0.011, $0.014 and $11.304, respectively, on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: 1997 - expected dividend yield 0%, risk-free interest rate of 6.06%, and an expected life of 5 years; 1998 - expected dividend yield 0%, risk-free interest rate of 4.88%, and an expected life of 4 years; and 1999 - expected dividend yield 0%, risk-free interest rate of 6.03%, and an expected life of 4 years.

     Stock option activity is summarized as follows:

                                                            Weighted-
                                                             Average
                                             Number of      Exercise
                                               Shares         Price
                                           -------------   ----------
     Balances as of December 31, 1996               --       $  --

       Granted                               1,063,500        0.05
       Exercised                                    --
       Forfeited                              (184,000)       0.05
                                             ---------       -----
     Balances as of December 31, 1997          879,500        0.05

       Granted                               2,171,000        0.05
       Exercised                                (3,334)       0.05
       Forfeited                              (281,666)       0.05
                                             ---------       -----
     Balances as of December 31, 1998        2,765,500        0.05

       Granted                               2,761,000        0.60
       Exercised                              (902,050)       0.05
       Forfeited                              (894,487)       0.14
                                             ---------       -----
      Balances as of December 31, 1999       3,729,963      $ 0.43
                                             =========      ======

                       SOFT PLUS, INC. AND SUBSIDIARIES

                                Options Outstanding
                    --------------------------------------------
                                                                    Options Exercisable
                                       Weighted-                   ----------------------
                                        average       Weighted-                 Weighted-
     Range of         Number of        remaining       average       Number      average
     exercise          options        contractual      exercise        of       exercise
      prices         outstanding     life (years)       price       options       price
-----------------   -------------   --------------   -----------   ---------   ----------
   $ .05 - .60      3,729,963            9.3          $  0.43       830,837     $  0.19

(c) Stock Compensation

The Company uses the intrinsic value method prescribed by APB Opinion No. 25 in accounting for its stock-based compensation arrangements for employees. Compensation cost has been recognized for certain fixed stock options issuances in 1999 in the accompanying financial statements because the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. No compensation cost has been recognized for stock options granted at an exercise price equal to the fair market value of the stock on the date of grant.

The Company has recorded deferred stock compensation expense of $55,544,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the restricted stock and options granted for the year ended December 31, 1999. These amounts are being amortized on a straight-line basis over the vesting period, generally four years. Amortization of deferred compensation of approximately $2,846,000 was recognized for the year ended December 31, 1999. The amortization of the deferred compensation expense was allocated to the functional expense categories based upon the employee's job classification.

Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net income (loss) for the three years ended December 31, 1999, would have been as follows (in thousands):

                                                                 Years Ended December 31,
                                                            -----------------------------------
                                                              1997        1998         1999
                                                            --------   ---------   ------------
  Net income (loss) as reported                              $ 153      $1,037       $ (3,197)
  Addtional stock-based compensation under SFAS No. 123         --          --         (2,921)
  APB No. 25 compensation expense recorded                      --          --          2,846
                                                             -----      ------       --------
    Net income (loss) pro forma                              $ 153      $1,037       $ (3,272)
                                                             =====      ======       ========

The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, risk-free interest rate of 6.03% and expected life of four years for the year ended December 31, 1999.


(d) Stock and Stock Option Rescission

During 1999, the Company discovered that securities issued under the 1997 stock option plan and the 1999 stock option plan were issued in reliance on the exemption from qualification in California provided by Section 25102(o) of the California General Corporations Law. However, the notice required to be filed in order to qualify for the exemption was not timely filed and consequently, the exemption is not available to securities issued under the Plans. The Company is in the process of granting a rescission offer to all of the holders of the options issued under these Plans and all holders of stock which was purchased pursuant to exercise of options issued under these Plans. Each common stockholder will have the right to sell the common stock to the Company at the exercise price per share plus 7% interest per annum. Each option holder will have the right to sell his option to the Company at 20% of the exercise price per share. At the conclusion of the rescission offer process, outstanding options and stock issued pursuant to the Plans will

                       SOFT PLUS, INC. AND SUBSIDIARIES
  the Company at 20% of the exercise price per share. At the conclusion of the rescission offer process, outstanding options and stock issued pursuant to the Plans will be deemed to comply with California General Corporations Law.


  As of December 31, 1999, 905,384 shares of common stock outstanding and options to purchase 2,116,963 shares of common stock were subject to recession. As of March 1, 2000, 425,787 shares of common stock and options to purchase 1,704,213 shares of common stock were deemed to comply with California General Corporations law and are no longer subject to recession. The process has not yet been completed with respect to the remaining shares and options. As of March 1, 2000, no optionholder or common stockholder had accepted the Company's offer to rescind.


(8) Income Taxes

  Income tax expense for the years ended December 31, 1997, 1998 and 1999, consisted of (in thousands):

                            Current      Deferred         Total
                           ---------   ------------   ------------
1997:
  U.S. federal               $   8       $     77       $     85
  State and local                2             22             24
                             -----       --------       --------
                             $  10       $     99       $    109
                             =====       ========       ========
1998:
  U.S. federal               $  58       $    493       $    551
  State and local               15            142            157
                             -----       --------       --------
                             $  73       $    635       $    708
                             =====       ========       ========
1999:
  U.S. federal               $  16       $ (1,039)      $ (1,023)
  State and local               10           (350)          (340)
  Foreign                      161             --            161
                             -----       --------       --------
                             $ 187       $ (1,389)      $ (1,202)
                             =====       ========       ========

   The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                           1998         1999
                                                       -----------   ---------
     Deferred tax assets:
       Accruals and reserves                             $    --      $  834
       State income taxes                                     --         (42)
       Other                                                  --          --
       Net operating loss and credit carryforwards            --         398
       Plant and equipment                                    --           3
                                                         -------      ------
         Gross deferred tax assets                            --       1,193
       Valuation allowance                                    --          --
                                                         -------      ------
         Total deferred tax assets                            --       1,193
     Deferred tax liabilities:
       Cash to accrual adjustments                          (979)       (816)
                                                         -------      ------
         Cash to accrual adjustments                        (979)       (816)
                                                         -------      ------
         Net deferred tax (liabilities) assets           $  (979)     $  377
                                                         =======      ======

  The Company was using cash basis accounting for the purposes of disclosing the federal and state income tax for the years ended December 31, 1997 and 1998. As of January 1, 1999, the Company is disclosing its federal and state income tax using the accrual method.

                       SOFT PLUS, INC. AND SUBSIDIARIES

  The difference between the statutory income tax rate of 34% and the Company's effective tax rate is primarily due to state taxes, tax credits and non-deductible stock compensation.

  As of December 31, 1999, the Company had no federal operating loss carryforwards for income tax reporting purposes and California operating loss carryforwards of approximately $212,000. The California net operating loss carryforwards expire in 2004.

  The Company also has research and experimental tax credit aggregating approximately $143,000 and $109,000 for federal and California purposes, respectively. The federal credit carryforwards expire beginning in 2013 through 2019. The California credits carry over indefinitely until utilized.


  There are also foreign tax credit carryforwards of approximately $161,000; these credits expire in 2004.


(9) Related Party Transactions

  The Company outsources a portion of its research and development to Digitools International Pvt. Ltd. (Digitools). Family members of the Company's stockholders are directors of Digitools. The total amount of research and development payments to Digitools for the years ended December 31, 1997, 1998 and 1999, was $250,000, $929,000 and $360,000, respectively.

  The Company has notes receivable in the amount of $549,000 as of December 31, 1998 and 1999, from three of its officers in consideration for common and preferred stock issued to those officers in December 1998. The notes related to common stock and notes related to preferred stock are due in April 2007 and December 2008, respectively, and bear interest at a rate of 8% per annum. Amounts loaned by the Company are secured by personal assets of the officers.

  The Company has notes receivable in the amount of $843,000 as of December 31, 1999, from ten of its officers and employees in consideration for common stock issued to those individuals in 1999. The notes have various terms and bear interest at various rates. Amounts loaned by the Company are secured by personal assets of the individuals.

  Notes receivables totaling $639,000 from certain officers are to be forgiven by the Company upon a change in control of the Company. (See note 12.)

(10) Business and Credit Concentration

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company has not experienced significant credit losses in the past.

  Two and three customers each accounted for more than 10% and in total accounted for approximately 60% in 1998 and 33% in 1999, of the Company's total revenues and comprised 59% and 24% of accounts receivable, as of December 31, 1998 and 1999, respectively.

(11) Pension and Other Benefit Plans

  The Company has a 401(k) retirement plan covering substantially all of its employees. An employee is eligible to participate as of their date of hire. The administrative costs of this plan are paid by the Company. Effective in 1999 the Company agreed to match 20% of the first $3,000 of employee contributions. During 1999 the Company contributed $20,000 to the plan.

  The Company also sponsors a cafeteria plan which provide pretax benefits for child care and unreimbursed medical expenses to substantially all employees. The administrative costs are paid by the Company. The Company made no contributions to this plan in 1997, 1998 or 1999.

                       SOFT PLUS, INC. AND SUBSIDIARIES

(12) Subsequent Event (unaudited)

  On February 1, 2000, the Company signed an agreement to merge (the Merger) with U.S. Interactive, Inc. (USIT). The Merger closed on March 8, 2000. The consideration received by the shareholders of the Company in exchange for all of the outstanding shares and options of the Company was $20,000,000 in cash, $80,000,000 in a promissory note from USIT, 3.4 million shares of USIT common stock and 1.4 million options to acquire shares of USIT common stock.

                             U.S. INTERACTIVE INC.
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On March 8, 2000, the Company acquired by Merger (the Merger) Soft Plus, Inc. (Soft Plus), a California corporation with headquarters in Cupertino, California, which provides e-CRM solutions, primarily to wireless communications providers, other companies in the emerging communications industry and Internet service providers. The Company paid to the Soft Plus shareholders: (i) 3.4 million shares of the Company's common stock and 1.4 million options to acquire shares of the Company's common stock with an estimated combined fair value of $262 million, (ii) $20 million in cash, and
(iii) a one year unsecured $80 million note payable, with interest of 6.2%, which is due and payable on the earlier of one year from the closing of the Merger or the closing of an equity offering by the Company. As a result of the Merger, Soft Plus became the Company's wholly owned Delaware subsidiary with the name U.S. Interactive Corp. (Delaware). The Merger will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated to the fair value of the net assets acquired and liabilities assumed. The balance of the purchase price will be allocated to goodwill and other intangible assets and amortized over their estimated useful lives of approximately five years.

     The unaudited combined pro forma balance sheet as of December 31, 1999, reflects the Merger as if it occurred on December 31, 1999. The pro forma statement of operations for the year ended December 31, 1999, reflects the Merger as if it occurred on January 1, 1999. Since the following pro forma financial statements are based upon the operating results of Soft Plus during a period when it was not under the control or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the Merger been completed on January 1, 1999, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company and Soft Plus. The combined pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and the notes thereto of the Company, as well as the historical audited consolidated financial statements and the notes thereto of Soft Plus included elsewhere in this Prospectus.

                            U.S. INTERACTIVE, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                (In thousands)




                                                    December 31, 1999
                                                -------------------------       Pro Forma          Pro Forma
                                                  Company      Soft Plus        Adjustments         Combined
                                                -----------   -----------   -------------------   ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..................    $  34,130     $   1,673        $  (25,850)(a)     $   9,953
 Accounts receivable ........................       12,274         6,363                              18,637
 Fees and expenditures in excess of
   billings .................................          353            40                                 393
 Prepaid expenses and other current
   assets ...................................        2,383           489                --             2,872
                                                 ---------     ---------        ----------         ---------
    Total current assets ....................       49,140         8,565           (25,850)           31,855
                                                 ---------     ---------        ----------         ---------
Furniture and equipment, net ................        5,451         1,233                               6,684
Goodwill and other intangibles, net .........        5,988            --           363,175 (b)       369,163
Other assets ................................        1,699         2,353                --             4,052
                                                 ---------     ---------        ----------         ---------
Total Assets ................................    $  62,278     $  12,151        $  337,325         $ 411,754
                                                 =========     =========        ==========         =========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ...........................    $   2,641     $   1,176                           $   3,817
 Accrued expenses ...........................        5,164         3,351                               8,515
 Notes payable ..............................           --           270            80,000 (a)        80,270
 Current portion of long-term debt ..........          977           551                               1,528
 Deferred income taxes ......................           --           123                                 123
 Deferred revenue ...........................           --           268                                 268
 Billings in excess of fees and
   expenditures .............................        1,854            --                               1,854
                                                 ---------     ---------        ----------         ---------
    Total current liabilities ...............       10,636         5,739            80,000            96,375
LONG-TERM DEBT, net of current
 portion ....................................        1,666         1,700                               3,366
                                                 ---------     ---------        ----------         ---------
Total Liabilities ...........................       12,302         7,439            80,000            99,741
Minority interest ...........................           --            17                                  17
STOCKHOLDERS' EQUITY:
Preferred stock .............................           --         3,555            (3,555)(b)            --
Common stock ................................           21        56,885           (56,885)(b)            24
                                                                                         3 (a)
 Additional paid-in capital .................       80,581            --           262,017 (a)       342,598
 Notes receivable ...........................           --        (1,391)            1,391 (b)            --
 Deferred stock compensation ................         (831)      (52,698)           52,698 (b)          (831)
 Treasury stock, at cost ....................       (5,055)           --                --            (5,055)
 Accumulated deficit ........................      (24,740)       (1,656)            1,656 (b)       (24,740)
                                                 ---------     ---------        ----------         ---------
 Total Stockholders' Equity .................       49,976         4,695           257,325           311,996
                                                 ---------     ---------        ----------         ---------
Total Liabilities and Stockholders'
 Equity .....................................    $  62,278     $  12,151        $  337,325         $ 411,754
                                                 =========     =========        ==========         =========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            U.S. INTERACTIVE, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the Year ended December 31, 1999
                     (In thousands, except per share data)




                                                         Year Ended December 31, 1999
                                       ----------------------------------------------------------------
                                                                        Pro Forma          Pro Forma
                                        Company(1)     Soft Plus       Adjustments          Combined
                                       ------------   -----------   -----------------   ---------------
Revenue ............................    $  35,255      $ 24,285                           $  59,540
Operating costs and expenses:
 Project personnel and related
   expense .........................       18,687        13,364                              32,051
 Management and administrative             17,370         8,583                              25,953
 Research and development ..........           --         2,764                               2,764
 Selling and marketing .............        3,531         3,656                               7,187
 Depreciation and amortization .....       10,510           209           72,600 (c)         83,319
                                        ---------      --------           ------          ---------
   Total operating expenses ........       50,098        28,576           72,600            151,274
                                        ---------      --------           ------          ---------
Operating loss .....................      (14,843)       (4,291)         (72,600)           (91,734)
Other income (expense) net .........          454          (108)          (5,000)(d)         (4,654)
                                        ---------      --------          -------          ---------
Net loss before tax benefit ........      (14,389)       (4,399)         (77,600)           (96,388)
 Income tax benefit ................           --         1,202           (1,202)(f)             --
                                        ---------      --------          -------          ---------
Net loss ...........................      (14,389)       (3,197)         (78,802)           (96,388)
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................         (916)           --               --               (916)
                                        ---------      --------          -------          ---------
Net loss attributable to common
 stockholders ......................    $ (15,305)     $ (3,197)       $ (78,802)         $ (97,304)
                                        =========      ========        =========          =========
Pro forma net loss per common
 share:
 Basic and diluted .................    $   (1.19)                                        $   (6.00)
                                        =========                                         =========
Weighted average shares
 outstanding .......................       12,826                                            16,217(e)
                                        =========                                         =========

(1) Actual for the year ended December 31, 1999 (which includes a full year of Digital Evolution's results of operations)

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            U.S. INTERACTIVE, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1. Basis of Presentation

  The unaudited pro forma combined balance sheet as of December 31, 1999, gives effect to the Merger as if it occurred on December 31, 1999. The unaudited pro forma combined statement of operations for the year ended December 31, 1999, gives effect to the Merger as if it occurred on January 1, 1999.

  The effects of the Merger have been presented using the purchase method of accounting and accordingly the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair value. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company finalizes its allocation of its purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the Merger represent management's best estimate of the effects of the Merger.


2. The pro forma balance sheet adjustments as of December 31, 1999, consist of:

 (a) To record the consideration issued and paid by the Company in connection with the Merger. Merger consideration consisted of the following (in thousands):



     Fair value of common stock and options issued      $262,020
     Cash paid at closing of the Merger                   20,000
     Note payable                                         80,000
     Merger expenses                                       5,850
                                                        --------
        Total consideration                             $367,870
                                                        ========


 (b) To eliminate the historical equity of Soft Plus and record the estimated excess of the purchase price over the estimated fair value of the acquired assets and assumed liabilities of $363 million which is recorded as goodwill and other intangible assets. Such amount will be amortized over its estimated useful life of approximately five years.


3. The pro forma statement of operations adjustments for the year ended December 31, 1999, consist of:

 (c) Depreciation and amortization expense has been adjusted to reflect the amortization of goodwill and other intangibles associated with the Merger, which have an estimated useful life of five years ($363 million divided by five years equals approximately $72.6 million per year).

 (d) Adjustment to reflect the interest expense on the $80 million note payable issued in the Merger. Interest rate of 6.20% equals $5 million in interest expense per year.

 (e) Basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of the 3.4 million shares of the Company's common stock in connection with the Merger, as if the shares had been outstanding from January 1, 1999.

 (f) No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of its tax loss carryforward.

================================================================================

                               3,375,376 Shares



                               [GRAPHIC OMITTED]


                                 Common Stock


                           -------------------------
                                   PROSPECTUS
                                       , 2000
                          -------------------------


                                LEHMAN BROTHERS


                                   CHASE H&Q

                           DEUTSCHE BANC ALEX. BROWN

                         FIRST UNION SECURITIES, INC.


                          ADAMS, HARKNESS & HILL, INC.



                            FIDELITY CAPITAL MARKETS
             a division of National Financial Services Corporation

================================================================================

                                    Part II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.


     The following table sets forth the various expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.



     SEC registration fee .......................    $ 39,954
     NASD filing fee ............................      30,500
     Transfer agent and registrar fees ..........      10,000
     Printing and engraving .....................     150,000
     Legal fees .................................     250,000
     Nasdaq National Market listing fee .........      17,500
     Accounting fees ............................     225,000
     Miscellaneous ..............................      77,046
                                                     --------
       Total ....................................    $800,000
                                                     ========


Item 14. Indemnification of Directors and Officers.


     Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article IX of U.S. Interactive's Amended and Restated Certificate of Incorporation provides that U.S. Interactive will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative is or was a director or officer of U.S. Interactive, or is or was serving at the request of U.S. Interactive as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.


Item 15. Recent Sales of Unregistered Securities.


     During the past three years, U.S. Interactive has issued securities, as set forth below, which were not registered for sale under the Securities Act:


Preferred Stock


     On July 3, 1997, U.S. Interactive issued and sold a total of 446,779 shares of its Series B preferred stock (now the Series C preferred stock) to three venture capital entities, Internet Capital Group, L.L.C., Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $750,000 in cash.


     On October 6, 1997, U.S. Interactive issued and sold a total of 148,927 additional shares of its Series B preferred stock (now the Series C preferred stock) to two venture capital entities, Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $250,000 in cash.


     On September 22, 1998, U.S. Interactive issued and sold a total of 2,339,628 shares of its Series D preferred stock to a venture capital partnership, Safeguard 98 Capital, L.P. The total purchase price for such shares was $10,832,478 in cash.

     Each of these sales of preferred stock was made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the sale of any of the preferred stock.


Option Exercises



     Commencing in October 1998, U.S. Interactive issued a total of 172,459 shares of its common stock upon the exercise of options granted to employees under its stock option plans at exercise prices ranging from $1.50 to $5.00 per share for an aggregate exercise price of $445,819.35.



Acquisitions


     In connection with three acquisitions, U.S. Interactive issued shares of its common stock, shares of its preferred stock and stock options which were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In each acquisition, the resale or other transfer of the securities issued was restricted as necessary for the availability of the Section 4(2) exemption. No underwriters or placement agents were involved in connection with the issuance and sale of U.S. Interactive's securities in the acquisitions.


     a. Digital Evolution, Inc.


     U.S. Interactive merged with Digital Evolution pursuant to an Agreement and Plan of Merger dated as of July 2, 1998 which was privately negotiated among the parties thereto. In connection with the merger, which became effective as of July 2, 1998, U.S. Interactive issued to the three holders of Digital Evolution common stock an aggregate of 4,383,954 shares of U.S. Interactive common stock and to the three holders of Digital Evolution preferred stock an aggregate of 1,573,533 shares of U.S. Interactive Series A preferred stock. In addition, U.S. Interactive assumed the then outstanding options to purchase Class B common stock of Digital Evolution which were held by a total of approximately 118 persons, which options became options to purchase a total of 1,043,945 shares of U.S. Interactive common stock.


     U.S. Interactive intends to file a registration statement on Form S-8 under the Securities Act after the completion of its initial public offering of common stock with respect to the shares of common stock issuable upon exercise of the options which U.S. Interactive assumed in the merger with Digital Evolution.


     b. InVenGen LLC


     On March 12, 1999, U.S. Interactive acquired the assets of InVenGen LLC, an Internet professional services firm, pursuant to an Asset Purchase Agreement. We issued 584,800 shares of our common stock in this acquisition, which was accounted for using the purchase method of accounting. Under an escrow agreement, 86,000 shares are being held to satisfy InVenGen's indemnification obligations under the asset purchase agreement during the one-year period following the closing.



     In addition to the foregoing shares, 275,200 shares were being held in escrow pending satisfaction of certain conditions relating to the continued employment of the former InVenGen employees with U.S. Interactive during the two-year period following the closing. Twenty-five percent of the shares are being released every six months if the conditions under the agreement are met.



     c. Soft Plus


     On March 8, 2000, we acquired by merger Soft Plus, with headquarters in Cupertino, California, which provides e-CRM solutions, primarily to wireless communications providers and other companies in the emerging communications industry. We paid to the Soft Plus shareholders: (i) 3,391,106 unregistered shares of our common stock, (ii) $20 million in cash, and (iii) an unsecured $80 million note due to the former shareholders of Soft Plus. In addition, we assumed the stock options which were outstanding under Soft Plus' stock option plans, which became options to purchase a total of 1,408,866 shares of our common stock in the Merger.

     Shareholders of Soft Plus holding a total of approximately 2,880,351 unregistered shares of our common stock which they received in the Merger signed an agreement requiring them to hold their shares for up to two years, with the restriction to lapse with respect to 25% of the shares every six months beginning on a date six months following the closing of the Merger. Under a registration rights agreement, we agreed to register for resale up to 25% of the shares of our stock which are subject to the lock-up restrictions when we are eligible to register shares of our common stock on Form S-3. We granted additional limited registration rights under a registration rights agreement covering the shares of our common stock issued in the Merger.


Other


     In July 1998, U.S. Interactive issued a warrant to purchase 70,000 shares of its common stock at a price of $3.50 per share to an affiliate of a commercial bank in connection with two credit facilities extended by the bank to U.S. Interactive. The warrant holder effected a cashless exercise of the warrant on March 6, 2000, as a result of which U.S. Interactive issued a total of 64,502 shares of its common stock to the warrant holder and its designees. U.S. Interactive issued the warrant, and subsequently issued the shares of its common stock upon exercise of the warrant, in reliance on the exemption provided by Section 4(2) of the Securities Act as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the issuance or exercise of the warrant.

Item 16. Exhibits and Financial Statement Schedules.


(a) Exhibits.



     Exhibits marked by an (*) are filed herewith. Exhibits marked by (**) were previously filed as part of this Registration Statement. Exhibits marked by a (+) are to be filed by amendment. Unless otherwise indicated, all other exhibits are incorporated herein by reference to the Registration Statement on Form S-1 filed by U.S. Interactive, Inc. (Reg. No. 333-78751)





     Exhibit
      Number       Description
-----------------  ---------------------------------------------------------------------------------------------------------
        *1.1       Form of Underwriting Agreement
         1.2       Standby Stock Purchase Agreement, by and between U.S. Interactive and Safeguard Scientifics, dated August 9, 1999
         3.1       Amended and Restated Certificate of Incorporation
         3.2       Amended and Restated Bylaws
         4.1       See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock
         4.3       Second Amended and Restated Investors' Rights Agreement dated as of July 2, 1998
         5.1       Form (undated) of Opinion of Dilworth Paxson LLP
      **10.1       2000 Performance Incentive Plan
         10.2      1998 Performance Incentive Plan and form of Stock Option Agreement
         10.3      1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
         10.4      1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
         10.5      1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
       **10.6      1999 Stock Plan of Soft Plus
       **10.7      1999 Stock Option Plan of Soft Plus
       **10.8      1997 Stock Option Plan of Soft Plus
         10.9      Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.
         10.10     Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier
         10.11     Employment Agreement, dated July 30, 1999, between U.S. Interactive and Stephen T. Zarrilli
         10.12     Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson
         10.13     Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith
         10.14     Lease Agreement, dated March 30, 1999, between U.S. Interactive and Norton Plaza Associates
         10.15     Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
                   Interactive and Juggernaut Partners LLC (now Exist Corporation), certain portions of which have been omitted based upon a request for confidential treatment. The omitted portions have been sepa-
                   rately filed with the Commission
        10.16a     Letter agreement between U.S. Interactive and Chromazone, dated April 6, 1999.
       *10.16b     Professional Services and Consulting Agreement dated September 1, 1999, by and between U.S.
                   Interactive and Chromazone
      **10.17a     Agreement and Plan of Merger dated February 1, 2000, by and among U.S. Interactive, Inc., First
                   Acquisition Co., Soft Plus, Inc., Mohan Uttarwar, Vijay Uttarwar, Vinay Deshpande and O.P. Srini-
                   vasan
      **10.17b     Non-Negotiable Note, dated March 8, 2000, in the original principal amount of $80,000,000 by U.S.
                   Interactive, Inc., in favor of Mohan Uttarwar, as agent for the former Soft Plus Shareholders
      **10.17c     Registration Rights Agreement dated March 8, 2000, by and between U.S. Interactive, Inc., and cer-
                   tain stockholders of U.S. Interactive, Inc. owning more than 50,000 shares of the common stock of
                   U.S. Interactive acquired in the merger with the subsidiary of U.S. Interactive, Inc., First Acquisition
                   Co. (now known as U.S. Interactive Corp. (Delaware)) who delivered Lock-up and Mark-out Agree-
                   ments to U.S. Interactive, Inc., in connection with the merger
      **10.17d     Escrow Agreement, dated March 8, 2000, by and among Soft Plus, Inc., U.S. Interactive, Inc., First
                   Acquisition Co., Mohan Uttarwar, on behalf of the Soft Plus Shareholders, and The Chase Manhat-
                   tan Trust Company, National Association

     **10.17e     Form of Lock-up and Market-out Letter Agreement delivered by each former Soft Plus, Inc. share-
                  holder who received 50,000 or more shares of common stock in the triangular merger among Soft
                  Plus, Inc., First Acquisition Co. (now known as U.S. Interactive Corp. (Delaware)), and U.S. Inter-
                  active and desired to enter a Registration Rights Agreement with U.S. Interactive, Inc. in connection with the merger.
                  Employment Agreement, dated March 8, 2000, by and between U.S. Interactive, Inc. and Mohan
     **10.17f     Uttarwar
      +10.18a     Credit Agreement dated March 21, 2000, by and among U.S. Interactive, Inc. U.S. Interactive Corp.
                  (Delaware), PNC Bank, National Association, as a Bank and as Agent, and Progress Bank.
      +10.18b     Stock Pledge Agreement dated March 21, 2000, between U.S. Interactive, Inc. and PNC Bank,
                  National Association.
      +10.18c     Security Agreement dated March 21, 2000, between U.S. Interactive, Inc. and PNC Bank,
                  National Association.
      +10.18d     Security Agreement dated March 21, 2000, between U.S. Interactive Corp. (Delaware) and
                  PNC Bank, National Association.
      +10.18e     Patent, Trademark and Copyright Security Agreement dated March 21, 2000 between U.S. Interactive,
                  Inc. and PNC Bank, National Association.
      +10.18f     Patent, Trademark and Copyright Security Agreement dated March 21, 2000 between U.S. Interactive
                  Corp. (Delaware) and PNC Bank, National Association.
      *23.1       Consent of KPMG LLP, independent public accountants
      *23.2       Consent of KPMG LLP, independent public accountants
      *23.3       Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)
      *23.4       Consent of BDO Seidman, LLP, independent public accountants
       24.1       Power of Attorney (included in signature pages hereof)
       27.1       Financial Data Schedule


(b) Financial Statement Schedule.


              Accounts Receivable                 Balance at     Charged to
                - Allowance for                    Beginning     Costs and       Writeoffs/      Balance at
               Doubtful Accounts                    of Year       Expenses       Deductions      End of Year
----------------------------------------------   ------------   -----------   ---------------   ------------
For the year ended December 31, 1996 .........     $     --      $ 47,000      $     (7,000)      $ 40,000
For the year ended December 31, 1997 .........       40,000       157,539           (45,264)       152,275
For the year ended December 31, 1998 .........      152,275       606,894          (233,133)       526,036
For the year ended December 31, 1999 .........      526,036       588,320        (1,039,356)        75,000

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of U.S. Interactive pursuant to the foregoing provisions, or otherwise, U.S. Interactive has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Interactive of expenses incurred or paid by a director, officer or controlling person of U.S. Interactive in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Interactive will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     U.S. Interactive hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     U.S. Interactive hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by U.S. Interactive pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. Interactive has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Upper Merion Township, Commonwealth of Pennsylvania on this 22nd day of March, 2000.

                                                  U.S. INTERACTIVE, INC.



                                                  By: /s/ Stephen T. Zarrilli
                                                    --------------------------

                                                  Stephen T. Zarrilli
                                                  Chief Executive Officer and
                                                  President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                                             Capacity                                                Date
----------------------------------------------   -----------------------------------------------------   ---------------
             *
-------------------------                      Director, Chairman of the Board                         March 22, 2000
        Eric Pulier

/s/ Stephen T. Zarrilli
-------------------------                      Director, Chief Executive Officer and President         March 22, 2000
    Stephen T. Zarrilli                        (principal executive officer)

  /s/ Philip L. Calamia
-------------------------                      Senior Vice President and Chief Financial Officer       March 22, 2000
     Philip L. Calamia                         (principal financial and accounting officer)

            *
-------------------------                      Director, President of subsidiary U.S. Interactive,     March 22, 2000
     Mohan Uttarwar                            Corp. (Delaware)


           *
-------------------------                      Director                                                March 22, 2000
   Robert E. Keith, Jr.


           *
-------------------------                      Director                                                March 22, 2000
    John D. Shulman


           *
-------------------------                      Director                                                March 22, 2000
    E. Michael Forgash


           *
-------------------------                      Director                                                March 22, 2000
     John H. Klein


          *
-------------------------                      Director                                                March 22, 2000
   William C. Jennings

          *
-------------------------                      Director                                                March 22, 2000
    Robert V. Napier

* By power of attorney
 /s/ Stephen T. Zarrilli
-------------------------
    Stephen T. Zarrilli
     Attorney-in-fact


                                 EXHIBIT INDEX


     Exhibits marked by an (*) are filed herewith. Exhibits marked by (**) were previously filed as part of this Registration Statement. Exhibits marked by a (+) are to be filed by amendment. Unless otherwise indicated, all other exhibits are incorporated herein by reference to the Registration Statement on Form S-1 filed by U.S. Interactive, Inc. (Reg. No. 333-78751)

     Exhibit
      Number       Description
-----------------  ---------------------------------------------------------------------------------------------------------
        *1.1       Form of Underwriting Agreement
         1.2       Standby Stock Purchase Agreement, by and between U.S. Interactive and Safeguard Scientifics, dated August 9, 1999
         3.1       Amended and Restated Certificate of Incorporation
         3.2       Amended and Restated Bylaws
         4.1       See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock
         4.3       Second Amended and Restated Investors' Rights Agreement dated as of July 2, 1998
         5.1       Form (undated) of Opinion of Dilworth Paxson LLP
      **10.1       2000 Performance Incentive Plan
        10.2       1998 Performance Incentive Plan and form of Stock Option Agreement
        10.3       1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
        10.4       1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
        10.5       1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
      **10.6       1999 Stock Plan of Soft Plus
      **10.7       1999 Stock Option Plan of Soft Plus
      **10.8       1997 Stock Option Plan of Soft Plus
        10.9       Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.
        10.10      Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier
        10.11      Employment Agreement, dated July 30, 1999, between U.S. Interactive and Stephen T. Zarrilli
        10.12      Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson
        10.13      Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith
        10.14      Lease Agreement, dated March 30, 1999, between U.S. Interactive and Norton Plaza Associates
        10.15      Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
                   Interactive and Juggernaut Partners LLC (now Exist Corporation), certain portions of which have been omitted based upon a request for confidential treatment. The omitted portions have been sepa-
                   rately filed with the Commission
        10.16a     Letter agreement between U.S. Interactive and Chromazone, dated April 6, 1999.
       *10.16b     Professional Services and Consulting Agreement dated September 1, 1999, by and between U.S.
                   Interactive and Chromazone
      **10.17a     Agreement and Plan of Merger dated February 1, 2000, by and among U.S. Interactive, Inc., First
                   Acquisition Co., Soft Plus, Inc., Mohan Uttarwar, Vijay Uttarwar, Vinay Deshpande and O.P. Srini-
                   vasan
      **10.17b     Non-Negotiable Note, dated March 8, 2000, in the original principal amount of $80,000,000 by U.S.
                   Interactive, Inc., in favor of Mohan Uttarwar, as agent for the former Soft Plus Shareholders
      **10.17c     Registration Rights Agreement dated March 8, 2000, by and between U.S. Interactive, Inc., and cer-
                   tain stockholders of U.S. Interactive, Inc. owning more than 50,000 shares of the common stock of
                   U.S. Interactive acquired in the merger with the subsidiary of U.S. Interactive, Inc., First Acquisition
                   Co. (now known as U.S. Interactive Corp. (Delaware)) who delivered Lock-up and Mark-out Agree-
                   ments to U.S. Interactive, Inc., in connection with the merger
      **10.17d     Escrow Agreement, dated March 8, 2000, by and among Soft Plus, Inc., U.S. Interactive, Inc., First
                   Acquisition Co., Mohan Uttarwar, on behalf of the Soft Plus Shareholders, and The Chase Manhat-
                   tan Trust Company, National Association
      **10.17e     Form of Lock-up and Market-out Letter Agreement delivered by each former Soft Plus, Inc. share-
                   holder who received 50,000 or more shares of common stock in the triangular merger among Soft
                   Plus, Inc., First Acquisition Co. (now known as U.S. Interactive Corp. (Delaware)), and U.S. Inter-
                   active and desired to enter a Registration Rights Agreement with U.S. Interactive, Inc. in connection with the merger.
                   Employment Agreement, dated March 8, 2000, by and between U.S. Interactive, Inc. and Mohan
      **10.17f     Uttarwar
       10.18a     Credit Agreement dated March 21, 2000, by and among U.S. Interactive, Inc. U.S. Interactive Corp.
                  (Delaware), PNC Bank, National Association, as a Bank and as Agent, and Progress Bank.
       10.18b     Stock Pledge Agreement dated March 21, 2000, between U.S. Interactive, Inc. and PNC Bank,
                  National Association.
       10.18c     Security Agreement dated March 21, 2000, between U.S. Interactive, Inc. and PNC Bank,
                  National Association.
       10.18d     Security Agreement dated March 21, 2000, between U.S. Interactive Corp. (Delaware) and
                  PNC Bank, National Association.
       10.18e     Patent, Trademark and Copyright Security Agreement dated March 21, 2000 between U.S. Interactive,
                  Inc. and PNC Bank, National Association.
       10.18f     Patent, Trademark and Copyright Security Agreement dated March 21, 2000 between U.S. Interactive
                  Corp. (Delaware) and PNC Bank, National Association.
         *23.1     Consent of KPMG LLP, independent public accountants
         *23.2     Consent of KPMG LLP, independent public accountants
        **23.3     Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)
         *23.4     Consent of BDO Seidman, LLP, independent public accountants
          24.1     Power of Attorney (included in signature pages hereof)
          27.1     Financial Data Schedule
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